    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           FIRST SECURITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             6711                            87-6118148
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5706
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                SCOTT C. ULBRICH

              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH 84111
                                 (801) 246-5706
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              A. ROBERT THORUP, ESQ.                           WILLIAM T. QUICKSILVER, ESQ.
              RAY, QUINNEY & NEBEKER                          MANATT, PHELPS, & PHILLIPS, LLP
               79 SOUTH MAIN STREET                            11355 WEST OLYMPIC BOULEVARD
            SALT LAKE CITY, UTAH 84111                         LOS ANGELES, CALIFORNIA 90064
                  (801) 323-3359                                      (310) 312-4210
               (FAX) (801) 532-7543                                (FAX) (310) 312-4224

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Effective Time of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF                                    OFFERING PRICE            AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED     AMOUNT TO BE REGISTERED        PER SHARE            OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock ($1.25 par value)....   12,297,518 shares(1)        $24.6875(2)           $303,594,976(2)        $89,560.52
----------------------------------------------------------------------------------------------------------------------------
Common Stock Rights(3)............    12,297,518 rights              None                   None                 None
============================================================================================================================

(1) Represents the maximum possible number of shares of the Registrant's Common Stock to be issued in connection with the merger described herein.

(2) Calculated pursuant to Rule 457(f)(1) solely for the purpose of the registration fee based on the market value of the securities to be received by Registrant as determined on March 25, 1998.

(3) One Right to purchase First Security Corporation Junior Series B Preferred Stock is associated with each share of Common Stock. The Rights are not transferable separately from the Common Stock except in limited circumstances.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                           PROSPECTUS/PROXY STATEMENT

FIRST SECURITY CORPORATION                                 CALIFORNIA STATE BANK
                            ------------------------
     This Prospectus/Proxy Statement is furnished by California State Bank ("the Bank") and First Security Corporation ("FSC"), in connection with the Annual Meeting of the Bank's Shareholders called for May 26, 1998 (the "Bank Shareholders' Meeting") where the shareholders of the Bank ("Bank Shareholders") will be asked to vote on the following business items:

          1. THE ELECTION OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS SHALL BE DULY ELECTED AND SERVING (SUBSTANTIALLY ALL OF THE DIRECTORS ELECTED AT THE BANK SHAREHOLDERS' MEETING WILL RESIGN IF THE MERGER BECOMES EFFECTIVE TO ALLOW FOR THE ELECTION OF FSC NOMINEES (SEE
     ITEM 2);

          2. THE PROPOSED MERGER AGREEMENT, WHEREBY THE BANK WOULD MERGE WITH FS MERGER CORP. ("FSMC"), A WHOLLY-OWNED SUBSIDIARY OF FSC, AND THEREBY THE BANK WOULD BECOME A WHOLLY OWNED SUBSIDIARY OF FSC (THE "MERGER").

     At present, the Bank knows of no other matters to be presented at the Bank Shareholders' Meeting.

     This Prospectus/Proxy Statement will be mailed to Shareholders on or about April 20, 1998, together with the Appendices attached hereto. It constitutes the Bank's Proxy Statement relating to the Bank Shareholders' Meeting and FSC's Prospectus, which was filed with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 12,297,518 shares of FSC's common stock (the "FSC Common Stock"), to be issued to the Bank Shareholders pursuant to the Agreement and Plan of Reorganization dated as of February 18, 1998 (the "Merger Agreement") in exchange for their shares of the Bank's outstanding common stock ("Bank Common Stock").

     FSC has supplied all the information contained herein with respect to itself and FSMC. FSC's principal executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111. FSC's information telephone number with respect to this transaction is (801) 246-5706 (Attn: Scott C. Ulbrich, Chief Financial Officer).

     The Bank has supplied all the information contained in this Prospectus/Proxy Statement with respect to it. The principal executive offices of the Bank are located at 100 North Barranca Street, West Covina, California 91791. Questions with respect to this transaction may be directed to Thomas A. Bishop, Chief Executive Officer of the Bank, at (626) 915-4424.

     Neither the delivery of this Prospectus/Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC, FSMC, or the Bank since the date hereof.

   THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY WITHIN ANY
   JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION. NO AGENT OR OFFICER OF FSC, FSMC OR THE
                              BANK, NOR ANY OTHER
       PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN; AND, IF GIVEN OR MADE, SUCH
    INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN
                      AUTHORIZED BY FSC, FSMC OR THE BANK.
                            ------------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
         The date of this Prospectus/Proxy Statement is April   , 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
PROSPECTUS SUMMARY..........................................    3
COMPARATIVE SUMMARY CAPITALIZATION AND PRO FORMA
  CAPITALIZATION OF FSC AND THE BANK........................   11
SELECTED COMPARATIVE FINANCIAL DATA.........................   11
SELECTED COMPARATIVE HISTORICAL, PRO FORMA AND EQUIVALENT
  PRO FORMA PER SHARE DATA..................................   14
HISTORICAL MARKET PRICES AND DIVIDENDS......................   15
  FSC.......................................................   15
  The Bank..................................................   16
THE BANK SHAREHOLDERS' MEETING..............................   17
  General...................................................   17
  Revocability of Proxies...................................   17
  Costs of Solicitation of Proxies..........................   17
  Outstanding Securities and Voting Rights; Quorum..........   18
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   18
  Section 16(a) Reporting Compliance........................   20
PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS..................   21
  Nominees..................................................   21
  Executive Officers........................................   22
  The Board of Directors and Certain Committees.............   22
  Compensation of Executive Officers and Directors..........   24
  Aggregated Option Exercises in 1997 and FY-End 1997 Option
     Values.................................................   25
  Option Grants in Last Fiscal Year.........................   25
  1998 Salary Compensation..................................   25
  Deferred Compensation Plans...............................   25
  Certain Transactions......................................   27
  Directors' Compensation...................................   27
  Compensation Committee Interlocks and Insider
     Participation..........................................   27
  Performance Graph.........................................   28
  Compensation Committee Report.............................   28
JOINT REPORT OF THE BANK'S BUDGET AND COMPENSATION COMMITTEE
  AND THE STOCK OPTION COMMITTEE............................   28
  Compensation Philosophy...................................   29
  Attracting and Retaining Executives and Other Key
     Employees..............................................   29
  Compensation of the Chief Executive Officer and Other
     Executive Officers.....................................   29
  Stock Options and Other Programs..........................   30
PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT..........   31
  Background of and Reasons for the Merger; Recommendation
     of the Bank's Board of Directors.......................   31
  Opinion of Bank's Financial Advisor.......................   32
  Interests of Certain Persons in the Merger................   38
  Agreements with Certain Bank Shareholders.................   39
  Terms of the Merger Agreement.............................   40
  Consideration to Be Received by Bank Shareholders.........   40
  Exchange of Certificates..................................   41
  Covenants; Conduct of Business Prior to Effective Time....   41

                                       (i)

                                                              PAGE
                                                              ----
  Accounting Treatment......................................   42
  Regulatory Approvals......................................   42
  Other Conditions to the Merger............................   43
  Termination of the Merger Agreement.......................   44
  Termination Fee Agreement.................................   44
  Operations of the Bank After the Merger...................   44
  Effect of the Merger on the Bank's Employee Benefit
     Plans..................................................   44
FEDERAL INCOME TAX CONSEQUENCES.............................   45
  Opinions Under the Code...................................   45
  Federal Income Tax Treatment of the Exercise of
     Dissenters' Rights.....................................   46
RIGHTS OF DISSENTING BANK SHAREHOLDERS......................   46
RESALES OF FSC COMMON STOCK.................................   48
INFORMATION ABOUT FSC.......................................   48
  General...................................................   48
  Competition...............................................   49
  Supervision and Regulation................................   49
  Capitalization............................................   57
  Description of FSC's Capital Stock........................   58
INFORMATION ABOUT THE BANK..................................   59
  General...................................................   59
  Real Estate Subsidiaries..................................   61
  Competition...............................................   62
  Employees.................................................   62
COMPARATIVE RIGHTS OF BANK SHAREHOLDERS.....................   62
  Certain Voting Rights.....................................   62
  Dividends.................................................   63
  Election of Directors; Board of Directors.................   63
  Removal of Directors; Filling Vacancies on the Board of
     Directors..............................................   64
  Special Meetings of Bank Shareholders; Shareholder Action
     by Written Consent.....................................   64
  Amendment of Bylaws.......................................   65
  Amendment of Charter......................................   65
  Dissenters' Rights........................................   65
  Certain Business Combinations and Reorganizations.........   65
LEGAL MATTERS...............................................   66
EXPERTS.....................................................   66
DEADLINE FOR FSC SHAREHOLDER PROPOSALS......................   67
INFORMATION CONCERNING THE BANK SHAREHOLDERS MEETING ONLY...   67
DEADLINE FOR BANK SHAREHOLDER PROPOSALS.....................   67
OTHER BUSINESS..............................................   67

APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED APPENDIX B THE BANK'S ANNUAL REPORT ON FORM 10-K FILED
            PURSUANT TO SECTION 13 OF THE SECURITIES
            EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER
            31, 1997.
APPENDIX C  FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS,
            INC.
APPENDIX D  DISSENTERS' RIGHTS STATUTE
APPENDIX E  TERMINATION FEE AGREEMENT
[/TABLE]

                                      (ii)

                             AVAILABLE INFORMATION

     Both FSC and the Bank are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or amended (the "Exchange Act").

     FSC files periodic reports, proxy statements and other information with the Commission. FSC's recent filings with the Commission can be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office at 1801 California Street, Suite 4800, Denver, Colorado 80202-2648. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (www.sec.gov).

     The Bank also files periodic reports in compliance with the Exchange Act, but its reports are filed with the Federal Deposit Insurance Corporation ("FDIC"). The FDIC maintains public reference facilities at the Registration, Disclosure and Securities Operations Unit, Room F-6043, 550 11th Street N.W., Washington, D.C. 20429. Requests for copies may be made by telephone at (202) 898-8913 or by fax at (202) 898-3909.

     FSC Common Stock and Bank Common Stock are traded by means of the NASDAQ National Market under the symbols "FSCO" and "CSTB", respectively, and such reports, proxy statements and other information concerning FSC or the Bank are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     FSC has filed the Registration Statement with the Commission under the Securities Act with respect to the FSC Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto.

     Statements contained in this Prospectus/Proxy Statement or in any documents incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained through the Commission's website at WWW.SEC.GOV or from the Commission upon payment of the prescribed fees.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents filed with the Commission by FSC (File No. 1-6906):

          (a) FSC's Annual Report on Form 10-K for the year ended December 31, 1997; and

          (b) FSC's Proxy Statement dated March 15, 1998; and

          (c) FSC's Current Report on Form 8-K dated January 27, 1998; and

          (d) Description of FSC Common Stock as included in FSC's Registration Statement on Form S-3, filed with the Commission on September 13, 1991, Commission File Number 33-42784.

     All documents filed by FSC, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the Bank Shareholders' Meeting are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

     The Bank incorporates herein by this reference its Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the FDIC and the NASDAQ National Market by this reference. A copy of this Report is attached to this Prospectus/Proxy Statement as Appendix B.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH FSC DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO FIRST SECURITY CORPORATION, ATTENTION: SCOTT C. ULBRICH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SUITE 200, 79 SOUTH MAIN STREET, SALT LAKE CITY, UTAH 84111; TELEPHONE NUMBER (801) 246-5706. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE BANK SHAREHOLDERS' MEETING, ANY REQUEST SHOULD BE RECEIVED ON OR BEFORE MAY 10, 1998. COPIES OF SUCH DOCUMENTS WILL ALSO BE AVAILABLE UPON REQUEST THEREAFTER UNTIL THE EFFECTIVE TIME (AS DEFINED HEREINAFTER).

     No agent or officer of FSC or the Bank, nor any other person has been authorized to give any information or to make any representations other than as contained herein and in the documents incorporated herein by reference; and, if given or made, such information or representations should not be relied upon as having been authorized by FSC or the Bank. Neither the delivery of this Prospectus/Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC or the Bank since the date hereof, or that the information herein is correct as of any time subsequent to such date.

                               PROSPECTUS SUMMARY

     The following is a summary of certain significant information contained in this Prospectus/Proxy Statement or in documents incorporated herein by reference. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, the Appendices hereto, and the documents incorporated herein by reference. Bank Shareholders are urged to read carefully this Prospectus/Proxy Statement and the Appendices attached to this Prospectus/Proxy Statement in their entirety. ALL NUMBERS OF SHARES OF FSC COMMON STOCK AND FSC PER SHARE NUMBERS USED IN THIS PROSPECTUS/PROXY STATEMENT ARE RESTATED TO REFLECT A NUMBER OF 2-FOR-1 FORWARD SPLITS, EFFECTED AS 50% STOCK DIVIDENDS, OF FSC, DECLARED AND PAID IN THE PERIOD 1993-1998, THE MOST RECENT HAVING BEEN PAID ON FEBRUARY 24, 1998.

FSC FSC is a regional bank holding company headquartered in Salt Lake City, Utah. FSC owns and operates five banks, with offices in the six (6) Western States of Idaho, New Mexico, Nevada, Oregon, Utah and Wyoming, and several other financial services companies, some having a national presence. Through its subsidiaries, FSC provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, insurance and securities brokerage services. At December 31, 1997, FSC and its subsidiaries had consolidated assets of $17.3 billion, consolidated deposits of $10.7 billion and shareholders' equity of $1.3 billion. FSC has paid a regular dividend on its Common Stock since its incorporation in 1928. (See "INFORMATION ABOUT FSC.")

                             FSC's principal executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111, and its telephone number is (801) 246-6000.

THE BANK The Bank is a California state-chartered bank and is regulated by the FDIC and the California Commissioner of Financial Institutions (the "Commissioner"). It is not a member of Federal Reserve System. The Bank owns all of the outstanding stock of certain other companies (the "Bank Subsidiaries"). See "INFORMATION ABOUT THE BANK". The Bank had consolidated assets of approximately $849.2 million, deposits of $701.7 million and shareholders' equity of $83.4 million at December 31, 1997.

                             The Bank's principal executive offices are located at 100 N. Barranca Street, West Covina, California 91791, and its telephone number is (626) 915-4424.

FSMC FSMC is a newly created special purpose corporation to be used solely as the vehicle for the Merger.

THE BANK
SHAREHOLDERS'
MEETING The Bank Shareholders' Meeting will be held at the Industry Hills Sheraton Resort & Conference Center, One Industry Hills Parkway, City of Industry, California 91744 on Tuesday, May 26, 1998 at 4:00 p.m. local time for the purposes of asking the Bank Shareholders to (a) elect 14 persons to the Board of Directors for the coming year and (b) to approve the Merger Agreement. If the Merger Agreement is approved and the Merger is consummated, substantially all of the new Directors of the Bank will resign at the Effective Time (as defined below) to make way for FSC nominees. If the Merger Agreement is not approved, or if it fails to close and is terminated, the newly elected Board of Directors will govern the Bank until the next

                             Annual Meeting of Shareholders. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT," below.)

                             Under applicable law, the shareholders of FSC are not entitled to vote on the Merger. FSC, as the sole shareholder of FSMC, has approved the Merger. (See "THE BANK SHAREHOLDERS' MEETING.")

PERSONS ENTITLED
TO VOTE
                             The Bank Board of Directors has fixed the close of business on April 14, 1998 as the "Record Date" for determining who is entitled to notice of and to vote at the Bank Shareholders' Meeting.

PROPOSAL NUMBER ONE:
ELECTION OF DIRECTORS
                             All members of the Bank's current Board of Directors have been nominated for election at the Bank Shareholders' Meeting. The fourteen (14) nominees receiving the highest number of votes at the Bank Shareholders' Meeting will be elected. The Directors will serve until the next annual meeting of Shareholders; provided, however, that if the proposed Merger Agreement is approved by the Shareholders and is otherwise consummated, substantially all of the Directors of the Bank will resign at the Effective Time (as defined below).

PROPOSAL NUMBER TWO:
THE PROPOSED MERGER
AGREEMENT                    FSC, FSMC and the Bank have executed and delivered
                             the Merger Agreement pursuant to which the Bank will merge with FSMC. As a result of the Merger, each outstanding share of Bank Common Stock will be exchanged for 2.13 shares of FSC Common Stock, and the Bank will become a wholly-owned subsidiary of FSC.

EXCHANGE OF SHARES           Each share of Bank Common Stock (including all
                             shares issued in connection with options) shall be converted into 2.13 shares of FSC Common Stock
                             ("the Conversion Ratio"). There were 5,248,216 shares of Bank Common Stock issued and outstanding and 520,267 shares of Bank Common Stock reserved for issuance upon the exercise of outstanding stock options as of the Record Date. Each stock option not previously exercised will be surrendered at the Effective Time (as defined below) in exchange for FSC stock options representing the economical equivalent number of shares of FSC Common Stock and with an exercise price adjusted for the Conversion
                             Ratio (the "Converted Bank Options"). FSC has agreed to file a registration statement on Form S-8 to cover resales of the FSC Common Stock underlying the Converted Bank Options.

                             The Conversion Ratio will be adjusted to reflect any stock dividends, subdivisions, split ups, reclassifications or combinations of FSC Common Stock prior to the Effective Time (as defined below).

                             IT IS IMPOSSIBLE TO PREDICT THE FINAL VALUE OF THE CONVERSION RATIO BECAUSE OF THE POTENTIAL FOR CHANGES IN THE MARKET VALUE OF SHARES OF FSC COMMON STOCK. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Consideration to Be Received by Shareholders.")

TREATMENT OF
FRACTIONAL SHARES
                             No fractional shares of FSC Common Stock will be issued; instead, a cash payment will be made for fractional shares determined by the average of the daily closing prices for FSC Common Stock quoted on the NASDAQ National Market for the five (5) consecutive trading days ending on the second day immediately preceding the Effective Time (as defined below).

FAIRNESS OPINION OF
KEEFE, BRUYETTE &
WOODS, INC.
                             The Bank has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its independent financial adviser and to render an opinion on the fairness of the Merger to the Bank Shareholders from a financial point of view. The KBW Fairness Opinion is attached to this Prospectus/Proxy Statement as Appendix C.

                             THE BANK'S BOARD OF DIRECTORS UNANIMOUSLY
                             RECOMMENDS APPROVAL OF THE MERGER.

FSC COMMON
STOCK
                             The shares of FSC Common Stock to be issued in connection with the Merger will be entitled along with all other outstanding shares of FSC Common Stock to receive dividends when, as and if declared by the Board of Directors of FSC. Holders of FSC Common Stock are entitled to one vote for each share held. The holders of FSC Common Stock do not have any preemptive rights to subscribe for additional shares of FSC should FSC decide to issue additional shares in the future. (See "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock.")

                             Each share of FSC Common Stock received by Shareholders will have an attached Right, which Right is part of a shareholder-rights plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances. (See "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock.")

                             The Bank is a California corporation and FSC is a Delaware corporation. Shareholders will become FSC shareholders through the Merger. The laws governing the rights of shareholders differ between California and Delaware. (See "COMPARATIVE RIGHTS OF BANK SHAREHOLDERS.")

CLOSING DATE AND
EFFECTIVE TIME
                             The Bank and FSC currently expect closing on the Merger to take place during the second quarter of 1998, once all of the necessary conditions to the Merger occur (the "Closing"). (The day on which Closing takes place is referred to as the "Closing Date.") The Merger will become effective (the "Effective Time") at the close of business on the date the Department deems the Merger to be effective under the California Financial Code. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER
                             AGREEMENT -- Other Conditions to the Merger" and "-- Regulatory Approvals.")

EXCHANGE OF
CERTIFICATES
                             As soon as practicable after the Effective Time, FSC will send, or cause to be sent, to the Shareholders of record at the Effective Time a letter of transmittal advising them of the procedure for surrendering certificates representing shares of the Bank Common Stock in exchange for certificates representing shares of FSC Common Stock and cash in lieu of fractional shares of FSC Common Stock. BANK SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL. All shares of FSC Common Stock issued in the Merger will be deemed issued as of the Effective Time.

                             The holder of a certificate representing shares of the Bank Common Stock will have no rights with respect to such shares other than to surrender such certificates, as provided in the letter of transmittal, in exchange for certificates representing shares of FSC Common Stock and cash in lieu of fractional shares of FSC Common Stock or, in the event such holder has dissented from the Merger, to surrender such certificates in connection with a request to receive the fair market value of the shares represented by such certificates. (See "RIGHTS OF DISSENTING BANK SHAREHOLDERS.") Upon surrender of any certificate representing shares of the Bank Common Stock to be exchanged for FSC Common Stock, the holder thereof shall be entitled to receive (i) a certificate representing the shares of FSC Common Stock to which such holder is entitled and a check in the amount of any cash to be paid to such holder; and (ii) funds on account of dividends and other distributions paid to holders of record of shares of FSC Common Stock as of a record date after the Effective Time but prior to surrender. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Exchange of Certificates.")

CONDITIONS TO THE
MERGER
                             The Merger is subject to a number of conditions, including but not limited to (a) obtaining the consent of all government regulatory authorities whose consent is legally required to consummate the Merger, and the expiration of all associated statutory waiting periods; (b) obtaining Bank Shareholder approval of the Merger Agreement; (c) that the Merger will qualify for "pooling of interests" accounting treatment; (d) delivery of required opinions of counsel, including that the Merger and the issuance of shares of FSC Common Stock to Bank Shareholders will not result in the recognition of gain or loss for federal income tax purposes, and financial advisors, and required letters from certified public accountants; (e) the delivery of agreements not to compete by the nonemployee Directors and the delivery of employment agreements with Messrs. Thomas and Eugene Bishop; and (f) the performance of certain covenants agreed among the parties to the Merger Agreement, including but not limited to maintenance of an agreed net worth level by the Bank, and limitations on dividends and other corporate actions by the Bank. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Other Conditions to the Merger" and the Merger Agreement, Appendix A).

REGULATORY
APPROVALS
                             Neither FSC nor the Bank knows of any reason why the Merger will not be approved by the applicable government regulatory authorities in time to effect the Closing; however, there can be no assurances as to when, if or with what conditions such approvals will be granted.

                             AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE COMMISSIONER REFLECTS ONLY THE VIEW THAT THE MERGER DOES NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT THE MERGER IS CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS; AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE COMMISSIONER IS NOT AN OPINION BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE COMMISSIONER THAT THE MERGER IS FAVORABLE TO THE BANK SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE FEDERAL RESERVE BOARD, THE FDIC OR THE

                             COMMISSIONER HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE MERGER; AND AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE DEPARTMENT IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

                             (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Regulatory Approvals," and
                             "-- Termination of the Merger Agreement.")

TERMINATION OR
AMENDMENT OF THE
MERGER AGREEMENT             The Merger Agreement may be amended at any time
                             prior to the Effective Time upon mutual agreement of the parties; provided, however, that after approval the Bank Shareholders, the Conversion
                             Ratio may not be changed. In addition, the structure of the Merger cannot be changed if such change would adversely effect the amount or form of consideration to the Bank Shareholders, would delay the Closing, or would otherwise be prejudicial to the Bank Shareholders.

                             The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of FSMC, the Bank and FSC, or by either the Bank or FSC at any time after November 30, 1998, if Closing has not yet occurred, or at any time prior to Closing by either FSC or the Bank if any warranty or covenant of the other party is breached and remains uncured for more than 30 days, or by FSC or the Bank if less than a majority of the shares of Bank Common Stock approve the Merger or if the Bank solicits an acquisition transaction with a third party or if the Merger is not approved by any required governmental authority or by the Bank if there is a significant decline in the market price of FSC Common Stock that is not proportionate to the KBW 50 Index, or if an environmental assessment determines that remediation is necessary and the aggregate cost of such remediation will exceed $1,000,000.

                             (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Termination of the Merger Agreement.")

                             FSC and the Bank have entered into a Termination Fee Agreement which provides that the Bank will pay certain compensation to FSC if it terminates the Merger Agreement under certain circumstances and thereafter is acquired by another entity. (See Termination Agreement, Appendix E)

NO SOLICITATION              The Bank has agreed that it will not directly or
                             indirectly initiate, solicit or encourage any inquiries or the making of any proposal or offer for, furnish any confidential information relating to, or engage in any negotiations or discussions concerning, any acquisition or purchase of the Bank.

                             (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Termination Fee Agreement.")

OPERATION OF THE
BANK AFTER
THE MERGER                   Following the Merger, the Bank will survive in its
                             legal form and with its present charter and bylaws.
                             There is no current plan to reduce staffing or management at the Bank following the Merger. FSC has not decided whether to rename the Bank after the Merger to better reflect the Bank's membership in the FSC family of banks. FSC manages all of its subsidiary banks as one "virtual bank" under centralized management, with approval from its regulators. Ultimately, all decisions as to the future operation of the Bank following the Merger will be in the sole discretion of FSC.

AGREEMENTS WITH
CERTAIN BANK
SHAREHOLDERS                 FSC has entered into shareholder's agreements (the
                             "Shareholder's Agreements") with certain Bank
                             Shareholders, each of whom is also a Director of the Bank (the "Bank Directors"), pursuant to which the Bank Directors have agreed (i) to vote all shares of the Bank Common Stock which they own or hereafter acquire in favor of the approval of the Merger Agreement, thereby increasing the likelihood that the Merger Agreement will be approved by the Bank Shareholders; and (ii) not to sell or otherwise transfer any of their shares of Bank
                             Common Stock prior to the Effective Time. (See
                             "PROPOSAL NUMBER TWO: THE PROPOSED MERGER
                             AGREEMENT -- Agreements with Certain
                             Shareholders.")

                             FSC has entered into noncompetition agreements (the "Noncompetition Agreements") with each of the Bank Directors, pursuant to which the Bank Directors have agreed, among other things, not to participate or engage in any business which is competitive with FSC or the Bank for a period of two years after the Effective Time. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Agreements with Certain Shareholders.")

                             The Directors of the Bank have entered into agreements (the "Affiliate Agreements") with FSC restricting their ability to sell shares of the FSC Common Stock which they may acquire in connection with the Merger except in accordance with such Affiliate Agreements. (See "PROPOSAL NUMBER TWO:
                             THE PROPOSED MERGER AGREEMENT -- Agreements with Certain Shareholders.")

INTERESTS OF
CERTAIN PERSONS
IN THE MERGER                The Bank's Directors and certain Executive Officers
                             own a total of 688,834 shares of Bank Common Stock which will be converted in the Merger on the same terms and conditions as apply to all other shares of Bank Common Stock. In addition, Directors and
                             Executive Officers of the Bank held as of the Record Date options to purchase 388,467 shares of Bank Common Stock, which, upon the consummation of the Merger, will be assumed by and deemed to be options granted by FSC, adjusted appropriately to reflect the Conversion Ratio. Moreover, Directors and Executive Officers of the Bank have deferred compensation and other benefits that accelerate or are otherwise affected for the benefit of the Directors and Executive Officers as a result of the Merger. If exercised prior to the Merger, the shares of the Bank Common Stock acquired through the exercise of currently outstanding stock options will be converted into the right to receive FSC
                             Common Stock at the Effective Time at the Conversion Ratio.

                             The Bank's Executive Officers and Directors have been indemnified by the Bank for acts or omissions while acting for the Bank. Moreover, the current Directors and Executive Officers of the Bank will be indemnified by FSC for certain acts or omissions occurring prior to the Effective Time.

                             Messrs. Eugene and Thomas Bishop have agreed to enter into employment and noncompete agreements with FSC which will result in significant compensation to these two Executive Officers of the Bank.

                             FSC has agreed to continue to provide employees of the Bank who are employed following the Merger with benefits on substantially the same basis and applying the same eligibility standards as are currently in force pending a review of such benefits following the Merger.

                             (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Interests of Certain Persons in the Merger"; and "-- Effect of the Merger on the Bank's Employee Benefit Plans.")

FEDERAL
INCOME TAX
CONSEQUENCES
                             Ray, Quinney & Nebeker, special tax counsel to FSC, have rendered an opinion with respect to certain federal income tax consequences of the Merger. In summary, the opinion is to the effect that, for federal income tax purposes, the Merger will constitute a nontaxable reorganization and that no gain or loss will be recognized by Bank Shareholders who exchange all of their Bank Common Stock solely for FSC Common Stock. Gain or loss will be recognized to holders of Bank Common Stock who receive cash in lieu of fractional share interests pursuant to the Merger, and by Bank Shareholders exercising Dissenters' Rights. The amount of the gain or loss will be the difference between the cash received and the basis of the fractional share interests surrendered in exchange for the cash or the shares surrendered by the Shareholders exercising Dissenters' Rights. The opinion is based on certain assumptions and representations. THE SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN TAX SITUATIONS. (See "FEDERAL INCOME TAX CONSEQUENCES.")

DISSENTERS' RIGHTS           A Bank Shareholder who, not later than the date of
                             the Shareholders' Meeting, delivers to the Bank a written demand for dissenters' rights, who votes against the approval of the Merger Agreement and who complies with all other applicable requirements of Chapter 13 of the California General Corporation
                             Law ("Chapter 13"), will have the right to receive payment in cash of the "fair market value" of such holder's shares of Bank Common Stock as of February
                             18, 1998, the last trading day prior to the public announcement of the Merger; provided, however, that no holder of Bank Common Stock will be entitled to dissenters' rights unless holders of at least 5% of the outstanding shares of Bank Common Stock have perfected their dissenters' rights in accordance with Chapter 13. The high, low and closing sales prices for Bank Common Stock on February 18, 1998 were $43.75, $40.25 and $43.75, respectively. The procedure for perfecting dissenters' rights is summarized under the caption "RIGHTS OF DISSENTING
                             SHAREHOLDERS" and the pertinent provisions of Chapter 13, which are included as Appendix D to this Prospectus/Proxy Statement.

                             THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST.

ACCOUNTING
TREATMENT
                             The parties expect that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. Prior to the Effective Time and as a condition precedent to the closing, Deloitte & Touche LLP ("D&T") will confirm in writing the accounting and financial reporting treatment of the Merger as a pooling of interests.

MARKET PRICES                The closing price of FSC Common Stock as reported
                             on the NASDAQ National Market was $24.75 per share
                             on February 18, 1998, the last trading day prior to
                             the public announcement of the execution of the
                             Merger Agreement; and $          per share on the
                             Record Date.

                             The closing price of Bank Common Stock on the NASDAQ National Market was $43.75 per share on February 18, 1998, the last trading day prior to the public announcement of the execution of the
                             Merger Agreement; and $          per share on the
                             Record Date.

        COMPARATIVE SUMMARY CAPITALIZATION AND PRO FORMA CAPITALIZATION
                              OF FSC AND THE BANK

     The following table is a summary financial description of the current capitalizations of FSC and the Bank as of December 31, 1997. The information presented is derived from the audited consolidated financial statements of the companies. Also shown is the pro forma capitalization of the combined companies as a result of the Merger:

                                                                              PRO FORMA
                                                      FSC        THE BANK     COMBINED
                                                   ----------    --------    -----------
                                                                             (UNAUDITED)
                                                              (IN THOUSANDS)
Common Equity....................................  $1,316,912    $83,433     $1,400,345
Preferred Equity.................................         501          0            501
Long-Term Debt...................................   1,304,463     30,000      1,334,463
Short-term Debt..................................   3,551,851     22,298      3,574,149

                      SELECTED COMPARATIVE FINANCIAL DATA

     The following selected historical financial information on FSC and the Bank is derived from audited year-end consolidated financial statements of FSC, certain of which are incorporated herein by reference, and from the audited 1997, 1996, 1995, 1994 and 1993 year-end consolidated financial statements of the Bank. (The Bank's financial statements at December 31, 1997 and 1996 are included in the Bank's Annual Report on Form 10-K, which is Appendix B to this Prospectus/Proxy Statement.) All FSC results have been restated to reflect FSC's significant historical pooling of interests acquisitions, as previously announced in the time relevant time periods, and to reflect in per share amounts the stock splits effected by means of 50% stock dividends on February 15, 1996, May 15, 1997 and February 24, 1998. In addition, FSC results reflect the 1993 adoption of SFAS No. 109 "Accounting for Income Taxes" and the 1997 adoption of SFAS No. 128 "Earnings Per Share." This information should be read in conjunction with such financial statements and notes thereto, and the information hereinafter set forth under the captions "INFORMATION ABOUT FSC," and "INFORMATION ABOUT THE BANK," below. (See "AVAILABLE INFORMATION," and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," above.)

FSC

                                                             DECEMBER 31,
                                  -------------------------------------------------------------------
                                     1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME
  Interest Income...............  $ 1,153,785   $   987,808   $   934,859   $   773,517   $   644,732
  Net Interest Income...........      582,500       516,576       474,991       458,102       403,938
  Provision for Possible Loan
     Losses.....................       62,686        40,300        21,082           825        11,684
  Income Before Taxes...........      109,383        99,752        70,191        81,043        59,211
  Net Income....................      205,944       177,843       120,005       140,134       114,056
PER COMMON SHARE DATA
  Earnings per share: basic.....  $      1.20   $      1.05   $      0.71   $      0.85   $      0.72
  Earnings per share: diluted...         1.16          1.02          0.70          0.83          0.70
  Cash Dividends Declared.......         0.44          0.38          0.33          0.31          0.26
  Book Value....................         7.59          6.69          6.09          5.31          5.11
AVERAGE BALANCE SHEET DATA
  Earning Assets................  $13,554,151   $11,671,304   $11,038,396   $10,072,306   $ 8,319,615
  Total Assets..................   15,207,247    13,045,607    12,232,262    11,139,838     9,214,260
  Total Deposits................    9,628,895     8,884,443     8,391,856     7,699,627     6,956,114
  Long-Term Debt................    1,040,147       746,885       728,788       368,096       204,129
  Stockholders' Equity..........    1,216,090     1,067,847       986,175       868,735       784,658
END OF PERIOD BALANCE SHEET DATA
  Earning Assets................  $15,285,028   $13,115,096   $11,746,677   $11,019,059   $ 9,329,273
  Total Assets..................   17,307,411    14,708,024    13,034,607    12,148,982    10,211,689
  Total Deposits................   10,716,325     9,439,263     8,773,642     8,053,344     7,503,707
  Long-Term Debt................    1,304,463       944,055       720,521       685,426       224,836
  Total Stockholders' Equity....    1,317,413     1,140,648     1,030,263       889,474       835,731

THE BANK

                                                             DECEMBER 31,
                                  -------------------------------------------------------------------
                                     1997          1996          1995          1994          1993
                                  -----------   -----------   -----------   -----------   -----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME
  Interest Income...............  $    59,506   $    51,521   $    39,156   $    28,142   $    23,334
  Net Interest Income...........       43,352        37,425        29,212        21,522        17,312
  Provision for Possible Loan
     Losses.....................          700         1,000         1,600           720         1,320
  Income Before Taxes...........       15,463        10,393         6,771         3,623         1,014
  Net Income....................        9,330         6,629         4,626         3,568         1,204
PER COMMON SHARE DATA
  Earnings per share: basic.....  $      1.81   $      1.42   $      1.32   $      1.03   $      0.35
  Earnings per share: diluted...         1.69          1.35          1.26          1.02          0.35
  Cash Dividends Declared.......         0.44          0.40          0.40          0.40          0.40
  Book Value....................        16.28         15.08         14.82         13.80         13.55
AVERAGE BALANCE SHEET DATA
  Earning Assets................  $   680,329   $   569,310   $   401,644   $   329,764   $   293,833
  Total Assets..................      782,035       669,527       468,407       385,384       346,374
  Total Deposits................      678,411       585,466       396,933       321,762       293,511
  Long-Term Debt................          493            --            --            --            --
  Stockholders' Equity..........       80,633        68,443        50,548        47,148        47,054
END OF PERIOD BALANCE SHEET DATA
  Earning Assets................  $   759,449   $   637,190   $   428,926   $   391,330   $   301,366
  Total Assets..................      849,232       753,707       499,237       457,762       344,486
  Total Deposits................      701,658       663,744       428,649       388,628       293,150
  Long-Term Debt................       30,000            --            --            --            --
  Total Stockholders' Equity....       83,433        77,192        52,732        47,894        46,527

                 SELECTED COMPARATIVE HISTORICAL, PRO FORMA AND
                      EQUIVALENT PRO FORMA PER SHARE DATA

     The following table, which shows comparative historical per common share data for FSC and the Bank (separately and pro forma combined), and equivalent pro forma per share data for the Bank, should be read in conjunction with the financial information appearing elsewhere in this Prospectus/Proxy Statement or incorporated herein by reference to other documents. The pro forma data in the table, presented as of December 31, 1997, 1996 and 1995, are presented for comparative and illustrative purposes only and are not necessarily indicative of the combined financial position of FSC following the Merger or FSC's results of operations in the future or what the combined financial position or results of operations would have been had the Merger Agreement been consummated during the periods or as of the dates for which the information in the table is presented:

                                              HISTORICAL           PRO FORMA COMBINED
                                           -----------------    -------------------------
                                                                 FSC AND
                                                                THE BANK       THE BANK
                                                                PRO-FORMA     EQUIVALENT
            PER COMMON SHARE                FSC     THE BANK    COMBINED     PRO-FORMA(4)
            ----------------               -----    --------    ---------    ------------
                                                                       (UNAUDITED)
NET INCOME:(1)
For the year ended
  December 31, 1997......................  $1.16     $ 1.69       $1.14         $ 2.43
  December 31, 1996......................   1.02       1.35        1.00           2.13
  December 31, 1995......................   0.70       1.26        0.69           1.47

CASH DIVIDENDS:(2)
For the year ended
  December 31, 1997......................  $0.44     $ 0.44       $0.44         $ 0.94
  December 31, 1996......................   0.38       0.40        0.38           0.81
  December 31, 1995......................   0.33       0.40        0.33           0.70

BOOK VALUE:(3)
As of December 31, 1997..................  $7.59     $16.28       $7.54         $16.06

---------------
(1) Net Income per Common Share: diluted is based on weighted average Common Shares outstanding and assumes conversion of preferred shares and exercise of outstanding options calculated using the treasury stock method.

(2) Pro forma cash dividends represent historical cash dividends of FSC.

(3) Book value per Common Share is based on total period-end Bank Shareholders' equity and, for FSC, less preferred equity of $501,000 at December 31, 1997. 1996 and 1995 period-end data are not shown because the pro forma effect is immaterial.

(4) Pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the estimated exchange ratio as of the dates shown. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT -- Consideration to Be Received by Bank Shareholders.")

                     HISTORICAL MARKET PRICES AND DIVIDENDS

     FSC Common Stock and Bank Common Stock are quoted through the NASDAQ National Market under the symbols "FSCO" and "CSTB," respectively.

     The following table sets forth by quarter the high and low sales price of FSC Common Stock and Bank Common Stock as reported on the NASDAQ National Market, and the cash dividends declared per share for the calendar periods indicated. The information presented below was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. AS ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, ALL FSC NUMBERS OF SHARES AND PER SHARE INFORMATION ARE ADJUSTED FOR A NUMBER OF FSC STOCK SPLITS TAKING PLACE IN THE PERIOD 1993-1998, THE MOST RECENT BEING PAID ON FEBRUARY 24, 1998.

                                                                                     CASH DIVIDENDS
                                                                                        DECLARED
                                                                                       PER SHARE
                                                                                     --------------
                                        FSC HIGH   FSC LOW   BANK HIGH   BANK LOW     FSC     BANK
                                        --------   -------   ---------   --------    -----    -----
1997
  Fourth Quarter......................   $27.92    $19.08     $41.75      $29.00     $0.11    $0.12
  Third Quarter.......................    21.33     17.58      31.13       24.75      0.11     0.12
  Second Quarter......................    19.00     14.45      26.13       20.75      0.11     0.10
  First Quarter.......................    16.56     14.22      23.75       17.00      0.10     0.10
1996
  Fourth Quarter......................   $15.17    $12.50     $17.50      $15.00     $0.10    $0.10
  Third Quarter.......................    12.50     10.57      16.00       14.50      0.09     0.10
  Second Quarter......................    12.28     10.17      16.13       13.75      0.09     0.10
  First Quarter.......................    12.33     10.30      14.75       12.75      0.09     0.10
1995
  Fourth Quarter......................   $11.26    $ 9.04     $15.00      $13.00     $0.08    $0.10
  Third Quarter.......................     9.85      8.15      15.50       12.38      0.08     0.10
  Second Quarter......................     8.48      6.81      13.00       11.97      0.08     0.10
  First Quarter.......................     7.60      6.52      13.25       10.00      0.08     0.10
1994
  Fourth Quarter......................   $ 8.44    $ 6.37     $11.50      $ 9.50     $0.08    $0.10
  Third Quarter.......................     9.48      8.22      11.75       10.25      0.08     0.10
  Second Quarter......................     9.19      8.08      10.63        7.63      0.08     0.10
  First Quarter.......................     8.59      7.63       9.50        7.75      0.08     0.10
1993
  Fourth Quarter......................   $ 8.89    $ 7.11     $10.00      $ 7.50     $0.07    $0.10
  Third Quarter.......................     8.44      7.85      10.50        7.88      0.07     0.10
  Second Quarter......................     8.89      7.56      12.25        8.13      0.07     0.10
  First Quarter.......................     8.96      7.56      14.50       11.50      0.06     0.10

FSC

     The closing price of FSC Common Stock as reported on the NASDAQ National Market on February 18, 1998, the last trading day prior to the public
announcement of the Merger Agreement was $24.75 per share. On April   , 1998,
the closing price for FSC Common Stock was $          per share.

     FSC has paid cash dividends on its common and preferred stock without reduction in amount for over 60 consecutive years. Since 1983, these dividends have been paid quarterly. Dividends on FSC's $3.15 Cumulative Preferred Stock are paid semi-annually and are current.

     Future dividends on FSC Common Stock will be determined by FSC's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of FSC, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on FSC's ability to pay dividends from its earned surplus by bank regulations or applicable law.

     Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Preferred Stock.

     The Bank Shareholders are advised to obtain current market quotations for FSC Common Stock. No assurances can be given concerning the market price of the FSC Common Stock before or after the date on which the Merger is consummated. The market price of FSC Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the Closing Date and thereafter. Because the Conversion Ratio is subject to the adjustment mechanisms described earlier in this Prospectus/Proxy Statement, and because the market price of FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that the Bank Shareholders will receive under the Merger Agreement may increase or decrease prior to and following the Closing.

THE BANK

     The last reported sales price for Bank Common Stock on February 18, 1998,
as reported on the Nasdaq National Market, was $43.75 per share. On April   ,
1998, the closing price for Bank Common Stock was $          per share.

     The Bank has learned that the following securities dealers were market makers in Bank Common Stock in February 1998: Crowell, Weedon & Co.; Herzog, Heine, Geduld, Inc.; Hoefer & Arnett, Incorporated; Keefe, Bruyette & Woods, Inc.; Sutro & Co. Inc.; Torrey Pines Securities Inc.; Tucker Anthony Incorporated; and Wedbush Morgan Securities, Inc.

     On December 31, 1997, there were approximately 1,682 shareholders of record of Bank Common Stock.

     The Bank has declared quarterly cash dividends of $.10 per share from the first quarter of 1993 through the second quarter of 1997, and cash dividends of $.12 for each of the last two quarters of 1997. Payment of future cash dividends will be subject to the discretion of the Board of Directors and will depend upon the earnings of the Bank, its financial condition, its capital requirements, its need for funds, applicable governmental policies and regulations and such other matters as the Board deems appropriate. The terms of the Merger Agreement further limit the Bank's ability to pay cash dividends except in accordance with past practices provided, however, that the Bank may not pay a dividend in the quarter in which the Merger is consummated if the Effective Time is prior to FSC's record date for payment of its quarterly dividend in such quarter. The Board periodically reviews whether to pay cash dividends based on the foregoing facts, but there is no present dividend policy committing the Bank to pay cash dividends in the future.

     Because the Bank is a California state chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of
(i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank or a majority-owned subsidiary of a bank may, with the prior approval of the Commissioner, make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (i) its retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for its current fiscal year. In the event that the Commissioner determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution. As of December 31, 1997, the Bank had approximately $15.0 million legally available for the payment of dividends.

                         THE BANK SHAREHOLDERS' MEETING

GENERAL

     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of Proxies by the Board of Directors of the Bank for use at the Bank Shareholders' Meeting to be held at the Industry Hills Sheraton Resort & Conference Center, One Industry Hills Parkway, City of Industry, California 91744 on Tuesday, May 26, 1998, at 4:00 p.m. local time, and at any and all adjournments thereof. It is expected that this Prospectus/Proxy Statement and enclosed form of Proxy will be mailed to Bank Shareholders on or about April 20, 1998.

     The matters to be considered and voted upon at the Meeting will be:

          1. Election of Directors. To elect 14 persons to the Board of Directors to serve until the 1999 Annual Meeting of Bank Shareholders and until their successors are elected and have qualified. (See "PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS.")

          2. Merger with FSMC. To consider and vote on the Merger Agreement and the transactions contemplated thereby. Pursuant to the Merger Agreement the Bank will become a wholly-owned subsidiary of FSC, and subject to the adjustments described therein, upon consummation of the Merger, each outstanding share of Bank Common Stock will be converted into 2.13 shares of FSC Common Stock. (See "PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT.")

          3. Other Business. To transact such other business as may properly come before the Bank Shareholders' Meeting and at any and all adjournments thereof.

REVOCABILITY OF PROXIES

     A Proxy for use at the Bank Shareholders' Meeting is enclosed. Any Shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Bank an instrument revoking it or a duly executed Proxy bearing a later date. It may also be revoked by attending the Bank Shareholders' Meeting and electing to vote thereat. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Bank Shareholders' Meeting will be voted by the Proxy Holders in accordance with the instructions on the Proxy. If no instruction is specified in respect to a matter to be acted upon, the shares represented by the Proxy will be voted "FOR" the election of the nominees for directors set forth herein and "FOR" the Merger Agreement. It is not anticipated that any matters will be presented at the Bank Shareholders' Meeting other than as set forth in the accompanying Notice of the Bank Shareholders' Meeting. If, however, any other matters properly are presented at the Bank Shareholders' Meeting, the Proxy will be voted in accordance with the best judgment and in the discretion of the Proxy Holders.

COSTS OF SOLICITATION OF PROXIES

     The Bank will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of the Bank may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these Proxy materials to their principals. The Bank has retained Corporate Investor Communications, Inc. ("CIC") to assist it in the solicitation of Proxies as well as the distribution of Proxies. The Bank has agreed to pay CIC the sum of approximately $3,500 plus its out-of-pocket expenses incurred in providing all of these services. In addition, the Bank may pay for and utilize the services of other individuals or companies not regularly employed by the Bank in connection with the solicitation of Proxies, if the Board of Directors deems it advisable.

OUTSTANDING SECURITIES AND VOTING RIGHTS; QUORUM

     There were issued and outstanding 5,248,216 shares of Bank Common Stock on the Record Date. A majority of the outstanding shares of Bank Common Stock constitutes a quorum for the conduct of business at the Bank Shareholders' Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     Each Bank Shareholder of record will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Bank as of the record date for the Bank Shareholders' Meeting on any matter submitted to the vote of the Bank Shareholders, except that in connection with the election of directors the shares are entitled to be voted cumulatively if a Shareholder present at the Bank Shareholders' Meeting has given notice at the Bank Shareholders' Meeting prior to the voting of his or her intention to vote his or her shares cumulatively. If any Shareholder has given such notice, all Bank Shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a Shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by such Shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors and return of the Proxy shall grant such authority.

     IF YOU HOLD YOUR COMMON STOCK IN "STREET NAME" AND YOU FAIL TO INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARE(S) OF COMMON STOCK, YOUR BROKER OR NOMINEE MAY, IN ITS DISCRETION AND IN COMPLIANCE WITH APPLICABLE EXCHANGE RULES, VOTE YOUR COMMON STOCK "FOR" THE ELECTION OF THE BOARD OF DIRECTOR'S NOMINEES, BUT MAY NOT VOTE YOUR COMMON STOCK ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     In the election of directors, the 14 candidates receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will have no effect on the proposal to elect directors. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of the Bank's Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the Merger Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Board of Directors of the Bank knows of no Bank Shareholder who owns beneficially more than 5% of the Bank's Common Stock.

     The following table sets forth certain information, as of the Record Date, with respect to current Directors and to those persons who have been nominated by the Board of Directors for election as Directors, the Named Executives (as defined below), as well as for all Directors and Executive Officers(1) of the Bank, as a group:

                                                              COMMON STOCK BENEFICIALLY OWNED(2)
                                                           -----------------------------------------
NAME AND POSITION                                          NUMBER OF SHARES      PERCENT OF CLASS(3)
-----------------                                          ----------------      -------------------
John B. Allen............................................       68,247                   1.30%
  Director
Robert W. Arnett, Jr.....................................       33,761                *
  Director
Rodney A. Baker..........................................       63,280                   1.21%
  Director and Secretary
Eugene D. Bishop(4)......................................      140,749(5)                2.64%
  President, Chief Operating Officer and Director
Thomas A. Bishop(4)......................................      185,645(6)                3.47%
  Chairman of the Board, Chief Executive Officer and
     Director
Clifton C. Booth.........................................       45,987                *
  Director
Jack B. Campbell.........................................       57,858                   1.10%
  Director
Robert C. Glenn, D.D.S...................................       24,169                *
  Director
Richard J. Jett..........................................       55,357(7)                1.05%
  Executive Vice President and Director
Warren J. Kraft..........................................       12,431                *
  Director
James R. Mulligan........................................       79,435                   1.51%
  Director
Steven N. Reenders.......................................       48,924                *
  Director
John W. Russell..........................................       33,298(8)             *
  Director
Emmett A. Tompkins, Jr...................................       34,893(9)             *
  Director
David T. Blankenhorn.....................................        9,000(10)            *
  Executive Vice President and Branch Administrator
Thomas E. Vessey.........................................       32,659(11)            *
  Executive Vice President and Senior Credit Officer
All Directors and Executive Officers, as a group (19
  persons)...............................................      979,801(12)              17.69%

---------------
  *  Less than 1%

 (1) Except as otherwise noted, as used throughout this Prospectus/Proxy Statement, the term "Executive Officer" means Chairman of the Board/Chief Executive Officer, President/Chief Operating Officer, Executive Vice President/Branch Administrator, Executive Vice President/Chief Financial Officer, Executive Vice President/SBA Administrator, Executive Vice President/Senior Credit Officer, Senior Vice President/Cashier and Senior Vice President/Loan Administrator.

 (2) Except as otherwise noted below, each nominee named directly or indirectly has sole or shared voting and investment power with respect to the shares shown as beneficially owned by them.

 (3) The percentage for each of these persons or group is based upon the total number of shares of the Bank's Common Stock outstanding plus the shares which the respective individual or group has the right to acquire within 60 days after the Record Date (without giving effect to the acceleration of vesting as a result of the Merger), by the exercise of stock options vested pursuant to the Bank's 1988 Stock Option Plan and/or the Bank's 1994 Stock Option Plan (the "Option Plans").
(footnotes continued on following page)

(footnotes continued from prior page)

 (4) Eugene D. Bishop and Thomas A. Bishop are brothers.

 (5) Includes 89,100 shares which Mr. E. Bishop has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

 (6) Includes 99,435 shares which Mr. T. Bishop has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

 (7) Includes 33,562 shares which Mr. Jett has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans. Also includes shares beneficially owned by Michelle D. Jett, Mr. Jett's wife and an Executive Officer of the Bank.

 (8) Includes 15,435 shares which Mr. Russell has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

 (9) Includes 20,435 shares which Mr. Tompkins has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

(10) Represents 9,000 shares which Mr. Blankenhorn has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

(11) Includes 9,000 shares which Mr. Vessey has the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

(12) Includes 290,967 shares which members of the group have the right to acquire within 60 days after the Record Date by the exercise of stock options vested pursuant to the Bank's Option Plans.

SECTION 16(a) REPORTING COMPLIANCE

     Under Section 16(a) of the Exchange Act, the Bank's directors, Executive Officers and any persons holding ten percent or more of the Common Stock of Bank are required to report their ownership of Common Stock and any changes in that ownership to the Federal Deposit Insurance Corporation (the "FDIC") and to furnish the Bank with copies of such reports. Specific due dates for these reports have been established and the Bank is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the FDIC during the fiscal year ended December 31, 1997, all persons subject to the reporting requirements of
Section 16(a) filed all required reports on a timely basis.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                   PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

NOMINEES

     The Bylaws of the Bank provide that the number of directors shall be not less than nine nor more than 17 until changed by a bylaw amending Section 2.2 of the Bank's Bylaws, duly adopted by the vote or written consent of the Bank's Shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof duly adopted by the vote or written consent of the Bank's Board of Directors. The Board of Directors has adopted a resolution to fix the number of directors at 14.

     The nominees identified below, all of whom are current members of the Board of Directors of the Bank, have been nominated for election to serve until the next Annual Meeting of Bank Shareholders and until their successors are elected and have qualified. If the Merger is consummated prior to the 1999 Annual Meeting of Bank Shareholders, the Directors of the Bank at the Effective Time will continue as directors of the Bank, except that the Bank will then be a subsidiary of FSC; provided that substantially all Bank Directors will resign following the Effective Time in favor of FSC's nominees. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of the 14 nominees, or as many thereof as possible, under applicable voting rules. In the event that any of the nominees should be unable or unwilling to accept nomination for election as a director, it is intended that the Proxy Holders will vote for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected to office.

     The biographical information of the nominees is set forth below. Certain Directors of the Bank were directors of banks which merged with the Bank. Messrs. Allen, Arnett, E. Bishop, Russell and Tompkins were directors of Granada Bank prior to becoming directors of the Bank. Messrs. Jett and Reenders were directors of Empire Bank, N.A. prior to becoming Directors of the Bank. Messrs. Campbell, Glenn and Kraft were directors of Landmark Bank prior to becoming Directors of the Bank. Mr. Jett is the husband of another Executive Officer of the Bank, Ms. Michelle D. Jett. Messrs. Thomas A. Bishop and Eugene D. Bishop are brothers.

        NAME AND POSITION                       OCCUPATION                     YEAR FIRST APPOINTED
            WITH BANK                      FOR PAST FIVE YEARS          AGE      DIRECTOR OF BANK
        -----------------                  -------------------          ---    --------------------
John B. Allen.....................  Chairman of the Board and Chief     67             1985
  Director                          Executive Officer, Crestview
                                    Cadillac and Bewley Allen Cadillac
                                    (automobile dealerships)
Robert W. Arnett, Jr..............  Chairman and Chief Executive        66             1985
  Director                          Officer, Fry Reglet Corporation
                                    (manufacturing and distribution)
Rodney A. Baker...................  Attorney at Law                     68             1979
  Director and Secretary
Eugene D. Bishop..................  President and Chief Operating       62             1985
  President, Chief Operating        Officer, California State Bank
  Officer and Director
Thomas A. Bishop..................  Chairman of the Board and Chief     60             1979
  Chairman of the Board, Chief      Executive Officer, California
  Executive Officer and Director    State Bank
Clifton C. Booth..................  President and Chief Executive       61             1980
  Director                          Officer, Alpha Financial
                                    Corporation; previously President
                                    of Occidental Mortgage Corporation
                                    (mortgage banking)

        NAME AND POSITION                       OCCUPATION                     YEAR FIRST APPOINTED
            WITH BANK                      FOR PAST FIVE YEARS          AGE      DIRECTOR OF BANK
        -----------------                  -------------------          ---    --------------------
Jack B. Campbell..................  President and Chief Executive       75             1996
  Director                          Officer of Travelers Inns, a motel
                                    chain developer and operator. He
                                    is also a Managing Partner of both
                                    Campbell Enterprises and Campbell
                                    Holdings, involved in investments
                                    and real estate development.
Robert C. Glenn, D.D.S............  Retired dentist                     65             1996
  Director
Richard J. Jett...................  Senior Executive Vice President     57             1990
  Executive Vice President and      and Branch Administrator,
  Director                          California State Bank
                                    (1990 - 1994); Executive Vice
                                    President and SBA Administrator,
                                    California State Bank (1994 -
                                    present)
Warren J. Kraft...................  President and owner of La Habra     69             1996
  Director                          Fence Company
James R. Mulligan.................  President, Mulligan Sales, Inc.     76             1979
  Director                          (wholesale dairy products)
Steven N. Reenders................  President, The Reenders Company     47             1990
  Director                          (real estate development and
                                    property management)
John W. Russell...................  Chief Executive Officer, Rusco,     60             1985
  Director                          Inc.; President, The Alethian
                                    Group (business consulting)
Emmett A. Tompkins, Jr............  Partner, Tompkins & Parrington      62             1985
  Director                          (Attorneys at Law)

EXECUTIVE OFFICERS

     Set forth below is biographical information concerning the Executive Officers of the Bank except for Messrs. E. Bishop, T. Bishop and R. Jett for whom biographical information has already been provided above. (See "Nominees.")

     PAUL E. BRANDT, age 66, assumed the position of Executive Vice President and Chief Financial Officer of the Bank in October 1991.

     DAVID T. BLANKENHORN, age 58, assumed the position of Executive Vice President and Branch Administrator in 1994. Prior to that he was President and Chief Executive Officer of Bank of Newport during 1994 and President and Chief Operating Officer of Commercial Center Bank from 1991 to 1994.

     HOWARD R. CRAWFORD, age 52, assumed the position of Senior Vice President and Loan Administrator of the Bank in January 1988.

     MICHELLE D. JETT, age 41, assumed the position of Senior Vice President and Cashier of the Bank in December 1995. Prior to that she was Senior Vice President and Controller of the Bank from January 1992 to December 1995. Prior to that she was Vice President and Controller of the Bank from January 1986 to January 1992. Ms. Jett is the wife of Richard J. Jett, Executive Vice President and Director of the Bank.

     THOMAS E. VESSEY, age 58, has served as Executive Vice President and Senior Credit Officer of the Bank since 1991.

THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The Board of Directors has a standing Audit Committee, Budget and Compensation Committee and Stock Option Committee. The Bank has also established a Special Committee to meet on an ad hoc basis in connection with matters concerning the Merger.

     The Board does not have a standing Nominating Committee; however, the procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Bank's Bylaws and in the Notice of Annual Meeting of Bank Shareholders.

     The Audit Committee is currently composed of Messrs. Allen, Kraft , Russell and Tompkins. The Audit Committee held twelve (12) meetings during 1997. The purpose of the Audit Committee is to direct the activities of the internal audit department and the loan review department in order to fulfill the legal and technical requirements necessary to adequately protect the directors, shareholders, and employees of the Bank. It is also the responsibility of the Audit Committee to meet with the Bank's outside auditors to discuss the scope and results of its audit.

     The Budget and Compensation Committee is currently composed of Messrs. Arnett, Baker, E. Bishop, T. Bishop and Mulligan. This committee met nine (9) times during 1997. The purpose of the Budget and Compensation Committee is to review and administer budget and compensation plans.

     The Stock Option Committee is currently composed of Messrs. Allen, Arnett, Booth, Campbell, Glenn, Kraft, Mulligan, Reenders, Russell and Tompkins. This committee met four (4) times during 1997. The purpose of the Stock Option Committee is to administer the Bank's Option Plans.

     The Special Committee consists of Messrs. Allen, Arnett, Baker, E. Bishop,
T. Bishop and Reenders. The Special Committee did not meet during 1997.

     During the year ended December 31, 1997, the Board of Directors of the Bank held a total of thirteen (13) meetings. All of the persons who were directors of the Bank during 1997 and are nominees attended at least 75% of the aggregate of
(a) the total number of such Bank Board meetings, and (b) the total number of meetings held by all committees of the Board of Directors of the Bank on which he served during the year.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain compensation information for the Chief Executive Officer and the four most highly compensated Executive Officers of the Bank at the end of 1997 (the "Named Executives").

                                                                                                 LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                                              PAYOUTS
                                        -------------------                     AWARDS     -----------------------------------
                                                                              ----------   SECURITIES
                                                                              RESTRICTED   UNDERLYING
                                                              OTHER ANNUAL      STOCK       OPTIONS/     LTIP      ALL OTHER
                                         SALARY     BONUS     COMPENSATION      AWARDS        SARS      PAYOUTS   COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   ($)(1)     ($)(2)       ($)(3)          ($)          (#)         ($)         ($)
  ---------------------------     ----  --------   --------   -------------   ----------   ----------   -------   ------------
Thomas A. Bishop................  1997  250,000    207,500         --             --            --        --        231,811(4)(5)
Chairman of the Board and         1996  250,000    150,000         --             --            --        --        151,191(4)(5)
Chief Executive Officer           1995  207,500    155,625         --             --            --        --        116,822(4)(5)
Eugene D. Bishop................  1997  250,000    207,500         --             --            --        --        266,820(4)(6)
President and                     1996  250,000    150,000         --             --            --        --        170,564(4)(6)
Chief Operating Officer           1995  207,500    155,625         --             --            --        --        130,707(4)(6)
David T. Blankenhorn............  1997  125,000     45,000         --             --         7,500        --          4,500(7)
Executive Vice President and      1996  125,000     25,000         --             --            --        --          3,750(7)
Branch Administrator              1995  120,000     25,000         --             --            --        --          2,400(7)
Richard J. Jett.................  1997  157,000     25,000         --             --            --        --         96,276(4)(8)
Executive Vice President and      1996  157,000     20,000         --             --            --        --         89,307(4)(8)
SBA Administrator                 1995  157,000     20,000         --             --            --        --         80,353(4)(8)
Thomas E. Vessey................  1997  135,000     50,000         --             --            --        --         73,391(9)
Executive Vice President and      1996  123,050     37,000         --             --            --        --         63,708(9)
Senior Credit Officer             1995  115,000     35,000         --             --            --        --         37,510(9)

---------------
(1) Includes amounts deferred by the named executive pursuant to the Executives' Deferred Compensation Plan.

(2) 1997 bonuses paid in 1998, 1996 bonuses paid in 1997, and 1995 bonuses paid in 1996.

(3) Excludes the cost to the Bank of other compensation which, with respect to the Named Executives, does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(4) Includes directors' fees of $18,300, $18,000 and $12,600 for 1997, 1996 and
    1995, respectively.

(5) Includes amounts accrued pursuant to the Executive's Deferred Compensation Plan of $208,761, $128,691 and $100,072 for 1997, 1996, and 1995,
    respectively. Also includes amounts contributed pursuant to the 401(k) Plan for 1997, 1996 and 1995 of $4,750, $4,500 and $4,150, respectively.

(6) Includes amounts accrued pursuant to the Executive's Deferred Compensation Plan of $244,520, $150,064 and $116,724 for 1997, 1996 and 1995,
    respectively. Also includes amounts contributed pursuant to the 401(k) Plan for 1997, 1996 and 1995 of $4,000, $2,500 and $1,383, respectively.

(7) Includes amounts contributed pursuant to the 401(k) Plan for 1997, 1996 and 1995 of $4,500, $3,750 and $2,400, respectively.

(8) Includes amounts accrued pursuant to the Executive's Deferred Compensation Plan of $74,436, $68,211 and $65,660 for 1997, 1996 and 1995, respectively.
    Also includes amounts contributed pursuant to the 401(k) Plan for 1997, 1996 and 1995 of $3,540, $3,096 and $2,093, respectively.

(9) Includes amounts accrued pursuant to the Executive's Deferred Compensation Plan of $68,641, $60,017 and $35,210 for 1997, 1996 and 1995, respectively.
    Also includes amounts contributed pursuant to the 401(k) Plan for 1997, 1996 and 1995 of $4,750, $3,691 and $2,300, respectively.

     The following table sets forth certain information regarding the options exercised by the Named Executives during 1997 and the value of the unexercised options held by the Named Executives at December 31, 1997. The Bank has no plans pursuant to which stock appreciation rights may be granted.

                      AGGREGATED OPTION EXERCISES IN 1997
                         AND FY-END 1997 OPTION VALUES

                                                                                                       VALUE OF UNEXERCISED
                                                               NUMBER OF SECURITIES UNDERLYING             IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS AT                   OPTIONS AT
                                 SHARES                                  12/31/97(#)                       12/31/97($)
                               ACQUIRED ON                    ---------------------------------    ----------------------------
            NAME               EXERCISE(#)   VALUE REALIZED   EXERCISABLE(#)   UNEXERCISABLE(#)    EXERCISABLE    UNEXERCISABLE
            ----               -----------   --------------   --------------   ----------------    -----------    -------------
Thomas A. Bishop.............        --               --          99,435            30,000         $2,725,204       $832,500
Eugene D. Bishop.............        --               --          99,435            30,000          2,725,204        832,500
David T. Blankenhorn.........        --               --           9,000            13,500            249,750        258,375
Richard J. Jett..............    10,657         $162,771          33,562             4,000            930,685        111,000
Thomas E. Vessey.............        --               --           9,000             6,000            249,750        166,500

     The following table sets forth certain information regarding the grant of options to the Named Executives in 1997. The only Named Executive to receive a grant of options during 1997 was Mr. Blankenhorn. This grant was made pursuant to the Bank's 1988 Option Plan and vests 20% per year over a period of five years beginning one year from the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                                  POTENTIAL
                                -------------------------------------------------------           REALIZED VALUE AT
                                 NUMBER OF                                                          ASSUMED ANNUAL
                                SECURITIES       % OF TOTAL                                      RATES OF STOCK PRICE
                                UNDERLYING        OPTIONS        EXERCISE                            APPRECIATION
                                  OPTIONS        GRANTED TO      OR BASE                           FOR OPTION TERM
                                  GRANTED        EMPLOYEES        PRICE      EXPIRATION    --------------------------------
             NAME                   (#)        IN FISCAL YEAR     ($/SH)        DATE          5%               10%
             ----               -----------    --------------    --------    ----------    --------    --------------------
David T. Blankenhorn..........  7,500              27.3%          $25.00      6/18/07      $117,900          $298,800

1998 SALARY COMPENSATION

     The salaries for Messrs. T. Bishop, E. Bishop, D. Blankenhorn, R. Jett and
T. Vessey during 1998 are currently set at $250,000, $250,000, $135,000,
$157,000 and $146,000, respectively. These five individuals may also receive annual bonuses in the discretion of the Board of Directors.

DEFERRED COMPENSATION PLANS

     The following tables set forth the estimated annual benefits payable upon retirement under the Bank's Executives' Deferred Compensation Plan for each of the three classes of retirement benefits percentages. To participate, an executive must defer five percent of his base compensation for eight consecutive years. The Board of Directors determines which class an employee will participate in for the purposes of deferred compensation benefits. An executive becomes 20% vested in death and retirement benefits payable under the Plan after two years, and thereafter at the rate of 10% per year until the executive is fully vested after ten years. Footnote (1) follows the presentation of all three tables.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

                         PENSION PLAN TABLE -- CLASS A

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
          REMUNERATION(1)                15          20          25          30          35
          ---------------             --------    --------    --------    --------    --------
$125,000............................  $ 87,500    $ 87,500    $ 87,500    $ 87,500    $ 87,500
 150,000............................   105,000     105,000     105,000     105,000     105,000
 175,000............................   122,500     122,500     122,500     122,500     122,500
 200,000............................   140,000     140,000     140,000     140,000     140,000
 225,000............................   157,500     157,500     157,500     157,500     157,500
 250,000............................   175,000     175,000     175,000     175,000     175,000
 300,000............................   210,000     210,000     210,000     210,000     210,000
 400,000............................   280,000     280,000     280,000     280,000     280,000
 450,000............................   315,000     315,000     315,000     315,000     315,000
 500,000............................   350,000     350,000     350,000     350,000     350,000

                         PENSION PLAN TABLE -- CLASS B

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
          REMUNERATION(1)                15          20          25          30          35
          ---------------             --------    --------    --------    --------    --------
$125,000............................  $ 75,000    $ 75,000    $ 75,000    $ 75,000    $ 75,000
 150,000............................    90,000      90,000      90,000      90,000      90,000
 175,000............................   105,000     105,000     105,000     105,000     105,000
 200,000............................   120,000     120,000     120,000     120,000     120,000
 225,000............................   135,000     135,000     135,000     135,000     135,000
 250,000............................   150,000     150,000     150,000     150,000     150,000
 300,000............................   180,000     180,000     180,000     180,000     180,000
 400,000............................   240,000     240,000     240,000     240,000     240,000
 450,000............................   270,000     270,000     270,000     270,000     270,000
 500,000............................   300,000     300,000     300,000     300,000     300,000

                         PENSION PLAN TABLE -- CLASS C

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
          REMUNERATION(1)                15          20          25          30          35
          ---------------             --------    --------    --------    --------    --------
$125,000............................  $ 62,500    $ 62,500    $ 62,500    $ 62,500    $ 62,500
 150,000............................    75,000      75,000      75,000      75,000      75,000
 175,000............................    87,500      87,500      87,500      87,500      87,500
 200,000............................   100,000     100,000     100,000     100,000     100,000
 225,000............................   112,500     112,500     112,500     112,500     112,500
 250,000............................   125,000     125,000     125,000     125,000     125,000
 300,000............................   150,000     150,000     150,000     150,000     150,000
 400,000............................   200,000     200,000     200,000     200,000     200,000
 450,000............................   225,000     225,000     225,000     225,000     225,000
 500,000............................   250,000     250,000     250,000     250,000     250,000

---------------
(1) Under the Executives' Deferred Compensation plan, at normal retirement, a participant will receive a percentage based on the retirement benefit formula class, of the average of his base compensation using the highest five years during the preceding ten years of employment, payable monthly for life. The benefits are not subject to deduction for Social Security or other offset amounts. As of December 31, 1997, the average base compensation using the highest five years during the preceding ten years of employment, the years of participation and the class category for each of the executive officers named in the Summary Compensation table who participate in this plan are: T. Bishop, $218,300, ten years, Class A; E. Bishop, $218,300, ten years, Class A; R. Jett, $157,000, ten years, Class A; and T. Vessey $116,610, ten years, Class
    B. As of the date of this Prospectus/Proxy Statement, Mr. Blankenhorn does not participate in the Executives' Deferred Compensation Plan.

CERTAIN TRANSACTIONS

     Some of the Directors and Executive Officers of the Bank and Bank Subsidiaries and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of business during 1997, and the Bank expects to have such banking transactions in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of the Board of Directors of the Bank, did not involve more than a normal risk of collectibility or present other unfavorable features.

DIRECTORS' COMPENSATION

     The Bank has a policy of paying fees to Directors for serving on the Board of Directors and for their attendance at committee meetings. During 1997, all Directors received $1,500 per month and $300 for each special meeting attended and, for non-officer Directors, $300 for each committee meeting attended. In addition, Directors are eligible to participate in the Bank's 1988 Stock Option Plan, the 1994 Stock Option Plan and the Directors' Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Eugene Bishop and Mr. Thomas Bishop, both of whom serve on the Budget and Compensation Committee, are the President and the Chief Executive Officer of the Bank, respectively.

PERFORMANCE GRAPH

     The following graph compares, for the period from January 1, 1993 through December 31, 1997, the yearly percentage change in the Bank's cumulative total shareholder return on Common Stock with (i) the cumulative total return of the NASDAQ market index and (ii) the cumulative total return of a published index comprised by Media General Financial Services, Inc. of banks and bank holding companies in the "Pacific States," which are Alaska, California, Hawaii, Oregon and Washington (the MG Group Index line depicted below). The graph assumes an initial investment of $100 and reinvestment of dividends. The graph is not necessarily indicative of future price performance.

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Bank specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        Measurement Period             CALIFORNIA            NASDAQ             MG GROUP
      (Fiscal Year Covered)            STATE BANK         MARKET INDEX            INDEX
1992                                     100.00              100.00              100.00
1993                                      65.96              128.89              119.95
1994                                      88.56              126.39              125.94
1995                                     113.90              153.71              163.35
1996                                     157.41              218.62              202.99
1997                                     342.87              237.93              248.30

COMPENSATION COMMITTEE REPORT

     The Report of The Budget and Compensation Committee and the Stock Option Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Bank specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          JOINT REPORT OF THE BANK'S BUDGET AND COMPENSATION COMMITTEE
                         AND THE STOCK OPTION COMMITTEE

     The Budget and Compensation Committee is responsible for overseeing the various compensation programs of the Bank, except for the Stock Option Plans. During 1997, the Budget and Compensation Committee was comprised of non-employee Directors Arnett, Baker and Mulligan and Executive Officers-Directors Thomas A. Bishop and Eugene D. Bishop.

     The Stock Option Committee is responsible for overseeing the Bank's Stock Option Plans. During 1997, the Stock Option Committee was comprised of non-employee Directors Allen, Arnett, Booth, Mulligan, Reenders, Russell, Tompkins, Campbell, Glenn and Kraft.

     The two committees are herein referred to as the "Compensation Committees." The Compensation Committees answer to the Board of Directors, and recommendations from these committees are submitted to the Board of Directors for ratification and approval.

     The following report is submitted by the members of the Compensation Committees with respect to the executive compensation policies established by the Compensation Committees and approved by the Board of Directors of the Bank.

COMPENSATION PHILOSOPHY

     In establishing and evaluating the effectiveness of the compensation programs for Executive Officers, as well as other employees of the Bank, the Compensation Committees are guided by three basic principles:

     - The Bank must be able to attract and retain highly qualified and experienced banking professionals with proven performance records.

     - Bonus compensation for Executive Officers should be tied to the Bank's performance and financial condition, which is measured in terms of the Bank's profitability, growth and asset quality.

     - The financial interests of the Bank's executives should be aligned with the financial interests of the shareholders, primarily through stock option grants and other compensation programs which reward executives for improvements in operating results and in the market performance of the Bank's Common Stock.

ATTRACTING AND RETAINING EXECUTIVES AND OTHER KEY EMPLOYEES

     There is substantial competition among banks and other financial institutions and service organizations for qualified banking professionals. In order to retain executives and other key employees, and to attract additional well-qualified banking professionals when the need arises, the Bank strives to offer salaries and health care, retirement and other employee benefit programs to its executives and other key employees which are competitive with those offered by other financial institutions.

     In recommending salaries for the two Executive Officers, Messrs. Eugene D. Bishop and Thomas A. Bishop, the Budget and Compensation Committee reviews the historical performance of the executives and available information regarding prevailing salaries and compensation programs at banks and other financial organizations which are comparable, in terms of assets size, capitalization and performance to the Bank. Another factor which is considered in establishing salaries of executive and other officers is the cost of living in Southern California where the Bank operates, as such cost generally is higher than in many other parts of the country.

     In order to attract and retain highly qualified banking professionals in the face of competition for their services from other financial institutions, the Compensation Committees believe that it is prudent to provide competitive salaries, bonuses and other compensation benefits to its executive and senior officers. The Bank's practice, however, is not to provide multi-year employment contracts to such executives as all employees of the Bank are employed at will.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

     The Compensation Committees believe that the compensation for the Executive Officers should be made dependent on the Bank's performance, including profitability and performance measured goals established for the Bank by the Board of Directors. As a result, a program has been established under which the annual compensation, in excess of annual salaries, that is payable to Thomas A. Bishop and Eugene D. Bishop is made dependent on the achievement by the Bank of annual profitability and other performance goals. Although other Executive Officers do not participate in this program, the Bank's policy is to award discretionary compensation to other Executive Officers, in excess of their annual salary, if the Bank achieves or exceeds the annual performance goals expected by the Board of Directors and individual goals are met.

     The Compensation Committees have identified several performance factors which affect a bank's profitability and long-term performance, including asset, loan and deposit growth, net earnings and the quality of the Bank's assets. Performance goals in each of these areas, as well as goals for profitability, measured in terms of net earnings and return on equity, are established and if the performance goals are achieved or exceeded, a percentage of the Bank's earnings in excess of the minimum earnings goal established for the year is set aside as a pool from which bonuses are paid. Generally, the more senior the position held by an executive, the greater the allocation that is made to him or her because his or her performance has a greater impact on the Bank's performance.

     As a result of the Compensation Committees' policy to award bonus compensation to the Executive Officers when the Bank achieves or exceeds annual performance goals and the performance-based programs that have been adopted to implement that policy, executive compensation generally will be higher in those years in which the Bank achieves or exceeds annual performance goals. On the other hand, in years in which the Bank has experienced lower than anticipated profit and growth, bonuses and total executive compensation tend to be lower. In 1997, Thomas A. Bishop and Eugene D. Bishop were awarded cash bonuses of $207,500 each or 83% of their base annual salaries, and the other six Executive Officers were awarded a total of $215,000 in cash bonuses, based on the performance of the Bank. The cash bonus awards for 1997 to Thomas A. Bishop and Eugene D. Bishop were based on the Bank's financial results in 1997. Under their direction, average total assets, loans and deposits increased by 16.8%, 10.3% and 15.9%, respectively, over the 1996 levels. Net earnings improved 40.7% to $9.3 million from $6.6 million in 1996, and the ratio of non-performing assets as a percentage of year-end loans, leases and other real estate owned was at 1.12% at December 31, 1997 compared to 1.08% at December 31, 1996.

STOCK OPTIONS AND OTHER PROGRAMS

     In order to align the financial interests of Executive Officers and other key employees with those of the shareholders, the Bank grants stock options to its Executive Officers and other key employees on a periodic basis and makes contributions, for the account of its officers and other employees, to the California State Bank 401(k) Plan which began in 1995. Prior to 1995, the Bank made contributions to the Employee Stock Option Plan (the "ESOP"); however, the ESOP was terminated in 1995 in favor of the establishment of the 401(k) Plan. Stock option grants reward Executive Officers and other key employees for performance that results in improved market performance of the Bank's stock, which directly benefits all shareholders. Generally, options become exercisable in cumulative annual installments, usually over a period of five to ten years. The Compensation Committees believe that this feature of the option grants not only provides an incentive for Executive Officers to remain in the employ of the Bank, but also makes longer-term growth in share prices important for the Executive Officers and other officers who receive stock options.

March 18, 1998

BUDGET AND COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE
----------------------------------------    --------------------------
Robert W. Arnett, Jr.                       John B. Allen
Rodney A. Baker                             Robert W. Arnett, Jr.
Eugene D. Bishop                            Clifton C. Booth
Thomas A. Bishop                            Jack B. Campbell
James R. Mulligan                           Robert C. Glenn, D.D.S.
                                            Warren J. Kraft
                                            James R. Mulligan
                                            Steven N. Reenders
                                            John W. Russell
                                            Emmett A. Tompkins, Jr.

          THE BANK BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
              ELECTION OF ALL FOURTEEN (14) NOMINEES FOR DIRECTOR

               PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BANK'S BOARD OF DIRECTORS

     From the inception of the Bank, the Board of Directors maintained the philosophy that it was in the best interests of the Bank and its shareholders to remain independent. The philosophy was tempered, however, by an understanding that appropriate consideration should be given to opportunities to increase shareholder value through a combination with a larger financial institution. During 1997, the Board was aware of significant merger activity among financial institutions and determined that it was appropriate for the Bank to review various options that might be available to it.

     During the fourth quarter of 1997, representatives of the Bank engaged in preliminary discussions with two potential purchasers, neither of which proceeded beyond initial inquiries of interest. In addition, a Bank customer meeting with the Bank's Chief Operating Officer, Eugene D. Bishop, offered to approach a Director of FSC with whom the customer was acquainted, for the purpose of discussing FSC's plans for expansion into California and its interest in acquiring the Bank.

     Following that initial introduction, on December 11, 1997, L. Scott Nelson, Executive Vice President of FSC and Chairman of First Security Bank, N.A., contacted the Bank's Chairman of the Board and Chief Executive Officer, Thomas
A. Bishop, regarding the possibility of a business combination between the two companies. Thereafter, on January 5, 1998, Mr. Bishop and the Bank's President and Chief Operating Officer, Eugene D. Bishop, met with Mr. Nelson and J. Patrick McMurray, Executive Vice President of FSC and President of First Security Bank, N.A. On January 8, 1998, FSC and the Bank entered into a confidentiality agreement and the Bank provided certain information desired by FSC to determine if it would be interested in pursuing further discussions with the Bank.

     In connection with the Bank's discussions with FSC, the Bank contacted KBW regarding a financial analysis of the potential transaction. On January 16, 1998, the Bank engaged KBW to be the Bank's exclusive financial advisor with respect to a business combination.

     On January 22, 1998, FSC delivered a non-binding letter of intent to the Bank's Board of Directors which set forth a non-binding proposal to acquire the Bank through the merger of the Bank into a subsidiary of FSC, in consideration of which each outstanding share of Bank Common Stock would be exchanged for 2.07 shares of FSC Common Stock ("the January 22 Proposal"). The January 22 Proposal was subject, among other things, to satisfactory completion of due diligence by FSC, and that for a six month period, FSC would have the exclusive right to negotiate for the acquisition of the Bank.

     On January 26, 1998, the Bank's Board of Directors held a special meeting to discuss the January 22 Proposal. At the special meeting, the Board voted not to accept the January 22 Proposal but approved entering into negotiations with FSC regarding a potential business transaction between the two companies. The Board also ratified the engagement of KBW as the Bank's financial advisor with respect to any such transaction and appointed a special committee (the "Special Committee") for the purpose of supervising and directing the negotiations with FSC in connection with the proposed transaction. The Special Committee commenced their first meeting on January 26, 1998, following the January 26, 1998 meeting of the Board of Directors.

     Following the January 26 board meeting, representatives of KBW met with senior officers of FSC and FSC's investment bankers to negotiate with respect to the conversion ratio in a possible transaction between the Bank and FSC. The KBW representatives reported to the Special Committee regarding such negotiations on January 28, 1998, indicating that FSC had agreed to increase the Conversion Ratio to 2.13. The Special Committee authorized the commencement of due diligence by FSC and to proceed with the negotiation and documentation of a definitive agreement based upon the Conversion Ratio. During that week, FSC commenced its due diligence investigation of the Bank.

     On February 2, 1998, Thomas and Eugene Bishop met with Spencer Eccles, FSC's Chairman and Chief Executive Officer, and Morgan J. Evans, FSC's President and Chief Operating Officer, to introduce FSC to the Bank's market area and to show them the Bank's branch offices. On February 3, 1998, Thomas and Eugene Bishop met with Mr. Nelson and Mark D. Howell, FSC's Executive Vice President/Business

Banking, to discuss the Bank's growth potential and how FSC's services, such as its automobile dealer business, may be beneficial to the Bank's customers. Over the course of the next few weeks, representatives of the Bank and FSC met and had numerous telephone conversations to negotiate the final terms of the Merger Agreement.

     On February 11, 1998, the Special Committee met with the Bank's attorneys and with representatives of KBW regarding the current state of negotiations. KBW was instructed to communicate the Bank's position on several open issues to FSC.

     On February 13, 1998, KBW delivered to the Bank's Board of Directors a package which contained information and analyses relating to the proposed transaction and how the terms of the proposed transaction compared to those of similar transactions by financial institutions. (See "Opinion of Bank's Financial Advisor," below.)

     The Bank's Board of Directors met on February 18, 1998 to receive presentations made by management and attorneys on the FSC offer. In addition, representatives of KBW made a presentation to the Board on the information previously delivered to the Board relating to the proposed transaction between the Bank and FSC and comparable transactions. After such presentations, the Board asked questions and conducted discussions relating to the FSC offer. The Board then unanimously approved the terms of FSC's proposal and the Merger pursuant to the Merger Agreement. The Merger Agreement, the Termination Fee Agreement and the other related agreements were executed on February 18, 1998.

     In evaluating the proposed Merger with FSC, the Board of Directors of the Bank considered a variety of factors, reviewed information relating to FSC and the Bank and received reports and presentations from its officers, financial advisers and legal counsel. Among the factors considered by the Board of Directors was the fact that the value of the consideration to be paid in the Merger represents a premium over the current market price of the Bank Common Stock; the value and form of the consideration to be paid in the Merger compared with prices paid in acquisitions of other banks and bank holding companies; the book value and earnings per share of the Bank; the results of operations and prospects of the Bank and FSC, and particularly, the compatibility of the two institutions' customer bases and the additional services and higher lending limits that FSC could offer the Bank's customers; alternatives to an acquisition of the Bank, including the advisability of continuing to operate the Bank as an independent entity; the opinion of KBW, confirmed in a letter to the Board of Directors, that the consideration to be received in the Merger is fair from a financial point of view to the shareholders of the Bank (see "Opinion of Bank's Financial Advisor" below); the tax consequences of the transaction to the shareholders of the Bank, and the value of FSC Common Stock as an investment, including the fact that it offers the Bank Shareholders the opportunity to participate in the future performance of a larger financial institution than the Bank. The Board of Directors did not assign any special weight to any of these factors. The Bank's Board concluded, in light of these factors and other factors it considered appropriate, that the Merger is in the best interests of the Bank and the Bank Shareholders.

OPINION OF THE BANK'S FINANCIAL ADVISOR

     On January 16, 1998 the Bank engaged KBW to act as its exclusive financial advisor in connection with the Merger. The Bank selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger and is familiar with the Bank and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial service businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of KBW attended the meeting of the Bank's Board held on February 18, 1998 at which the Board considered and approved the Merger Agreement. At the February 18, 1998 meeting, KBW opined that, as of such date, the Conversion Ratio was fair to the holders of shares of Bank Common Stock from a financial point of view.

     The full text of KBW's updated written opinion dated as of the date of this Prospectus/Proxy Statement is attached as Appendix C to this Prospectus/Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix
C. The Bank Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection therewith.

     KBW'S OPINION IS DIRECTED TO THE BANK'S BOARD AND ADDRESSES ONLY THE CONVERSION RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE BANK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

     KBW has informed the Bank that, in arriving at its written opinion, KBW, among other things: (1) reviewed the Bank's Annual Reports on Form F-2 and related audited financial information for the three fiscal years ended December 31, 1996 and the Bank's quarterly reports on Form F-4 and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997; (2) reviewed FSC's Annual Reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1996 and FSC's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1997, June 30, 1997 and March 31, 1997; (3) reviewed certain limited financial information, including financial forecasts, relating to the respective businesses, earnings, assets and prospects of the Bank furnished to KBW by senior management of the Bank; (4) conducted certain limited discussions with members of senior management of the Bank and FSC concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of the Bank and FSC and their respective views as to the future financial performance of the Bank, FSC, and the combined entity, as the case may be, following the Merger; (5) reviewed the historical market prices and trading activity for the Bank Common Stock and FSC Common Stock and compared them with that of certain publicly traded companies which KBW deemed to be relevant; (6) compared the respective results of operations of the Bank and FSC with those of certain companies which KBW deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which KBW deemed to be relevant; (8) considered the pro forma impact of the Merger on the earnings per share of FSC; (9) reviewed the Merger Agreement; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary. No limitations were imposed by the Bank upon KBW with respect to the investigations made or procedures followed by KBW in connection with rendering its opinion.

     In preparing its opinion, KBW, with the Bank's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by the Bank and FSC, including that contemplated in the numbered items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Bank, FSC or any of their respective subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with the Bank's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of the Bank or FSC, nor has it reviewed any individual credit files relating to the Bank or FSC, and, with the Bank's consent, it assumed that the respective aggregate allowances for loan losses for both the Bank and FSC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of the Bank or FSC. With the Bank's consent, KBW also assumed and relied upon the senior management of the Bank and FSC as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefore) provided to, and discussed with, KBW. In that regard, KBW has assumed with the Bank's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies resulting from the Merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgements of the senior management of the Bank and FSC and/or the combined entity, as the case may be. KBW's opinion is predicated on the Merger receiving the tax and accounting treatment contemplated in the Merger Agreement. KBW's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures that may be imposed or required in the course of obtaining regulatory approval for the Merger.

     In connection with rendering its opinion of February 18, 1998, KBW performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FSC, the Bank and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the shareholders of the Bank of the Conversion Ratio and were provided to the Bank's Board in connection with the delivery of KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to the Bank or FSC. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgements concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the process at which the Bank and FSC might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by the Bank's Board.

     The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of the Bank. The Bank does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the Merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the material analyses presented by KBW to the Bank's Board on February 18, 1998 (the "KBW Report") in connection with its February 18, 1998 opinion. All per share figures, where applicable, have been adjusted to account for the 50% stock dividend of FSC effective February 24, 1998.

     Summary of Proposal. KBW calculated multiples which were based on the assumed per share purchase price of $52.45 (derived by multiplying the Conversion Ratio of 2.13 by $24.62, the last reported sale price for the FSC Common on February 17, 1998, the last day of trading prior to KBW's presentation). The Bank's December 31, 1997 stated book value was $16.28 ($15.61 on a fully diluted basis after giving effect to the exercise of stock options); tangible book value was $13.13 ($12.79 on a fully diluted basis after giving effect to the exercise of stock options); 1997 earnings per share and cash earnings per share were $1.69 and $1.97, respectively; and, 1998 earnings per share and cash earnings per share estimates (provided by the Bank) were $2.12 and $2.39, respectively. Based on this data, the price to book value multiple was 3.22 times (3.36 times on fully diluted book value), the price to tangible book value multiple was 3.99 times (4.10 times on fully diluted tangible book value), the price to 1997 earnings per share and cash earnings per share were 31.03 and 26.62 times, respectively, and the price to 1998 estimated earnings per share and cash earnings per share were
24.74 and 21.94 times, respectively.

     Analysis of Selected Merger Transactions. KBW reviewed certain financial data related to comparable nationwide acquisitions of bank holding companies with announced deal values between $100 million and $500 million announced after July 1, 1997. The following transactions comprised the group: Cullen Frost Bankers/Overton Bancshares, Banco Bilbao Vizcaya/PonceBank, Union Planters Corp./Merchants Bancshares, First Midwest Bancorp/Heritage Financial Services, Mercantile Bancorp/CBT Corp., BB&T Corp./Franklin Bancorp, Sovereign Bancorp/Carnegie Bancorp, Regions Financial/First State Corp., Citizens Bancshares/Century Financial, Union Planters Corp./Peoples First Corp., FirstMerit Corp./CoBancorp, Inc., WesBanco/Commercial Bancshares, United Bankshares/George Mason Bankshares, Fulton Financial Corp./Keystone Heritage, Union Planters Corp./Capital Bancorp, Western Bancorp/Santa Monica Bank, Hibernia Corporation/ArgentBank, and Zions Bancorp/GB Bancorporation.

     KBW calculated average and median values for both announcement date and current (based on closing buyer stock prices from the last day of trading prior to the KBW presentation) deal multiples. Current multiples were calculated by
(1) multiplying announced deal multiples by the percentage change in the buyer's stock price from time of announcement to closing on the last day of trading prior to KBW's presentation, (2) adjusting deal multiples to reflect assumed interim growth rates in book value and earnings of seller companies between announcement date and February 17, 1998. KBW then calculated average and median multiples of price to target's book value at announcement of 2.96 times and 2.87 times, respectively, and current deal value to adjusted book value of 3.13 times and 3.06 times, respectively, compared to 3.22 times for the Merger (3.36 times using fully diluted book value); multiples of price to target's tangible book value at announcement of 3.12 times and 2.95 times, respectively, and current deal value to adjusted tangible book value of 3.30 times and 3.21 times, respectively, compared to 3.99 times for the Merger (4.10 times using fully diluted tangible book value); multiples of price to target's last twelve months earnings at announcement of 22.61 times and 22.18 times, respectively, and current deal value to last twelve months earnings of 24.01 times and 23.46 times, respectively, compared to 31.04 times for the Merger; multiples of price to target's projected twelve months earnings from announcement of 20.78 times and 20.41 times, respectively, and current deal value to projected twelve months earnings of 22.04 times and 21.33 times, respectively, compared to 24.74 times for the Merger; multiples of price to target's last twelve months cash earnings at announcement of 21.95 times and 21.24 times, respectively, and current deal value to last twelve months cash earnings of 23.32 times and 22.25 times, respectively, compared to 26.76 times for the Merger; multiples of price to target's projected twelve months cash earnings from announcement of 20.19 times and 19.64 times, respectively, and current deal value to projected twelve months earnings of 21.41 times and 20.41 times, respectively, compared to 21.95 times for the Merger. For the same group of deals, where available, KBW calculated average and median values for estimated cost savings of 27.25% and 25.00%, respectively.

     Selected Peer Groups Analyses. KBW compared the financial performance and market performance of FSC to both similar institutions and potential alternative acquirors of the Bank based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market/book values, price to earnings and dividend yields to those of selected bank holding companies. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended December 31, 1997. Market price information was as of February 17, 1998. The companies in the FSC peer group were Wells Fargo & Co., Norwest Corporation, KeyCorp, U.S. Bancorp, BB&T Corporation, Zions Bancorporation, City National Corporation, Cullen/Frost Bankers, Inc., and Community First Bankshares, Inc. The companies in the "potential alternative acquiror" peer group were Norwest Corporation, Mellon Bank, FSC, Zions Bancorporation, and City National Corporation.

     For the FSC peer group, KBW's analysis showed the following concerning FSC's financial performance: return on assets on an annualized basis was 1.34%, compared with an average of 1.44% and median of 1.39%; return on equity on an annualized basis was 16.99%, compared with an average of 17.59% and median of 18.47%; net interest margin on an annualized basis was 4.31%, compared with an average of 5.13% and median of 5.03%; efficiency ratio on an annualized basis was 59.77%, compared with an average of 55.81% and median of 54.84%; ratio of equity to total assets was 7.61%, compared with an average of 8.39% and median of 7.80%; ratio of tangible equity to total assets was 6.75%, compared with an average of 6.21% and median of 6.39%; ratio of loan loss reserve to nonperforming loans was 457%, compared to an average of 411% and median of 340%; and ratio of nonperforming assets to net loans and other real estate owned was 0.36%, compared with an average of 0.68% and median of 0.63%.

     For the FSC peer group, KBW's analysis further showed the following concerning FSC's market performance: that FSC's price to earnings per share multiple based on 1998 KBW Research Department estimated earnings was 18.47 times, compared to an average of 18.89 and median of 18.71; price to earnings per share multiple based on 1999 estimated earnings was 16.79 times, compared to an average of 16.66 and median of 17.06; that its price to book value per share was 3.25 times, compared to an average of 3.57 times and median of 3.42 times; that its price to tangible book value per share was 3.70 times, compared to an average of 4.94 times and median of 4.37 times; and its dividend yield was 1.95%, compared to an average of 1.64% and median of 1.62%.

     For the "potential alternative acquiror" peer group, KBW's analysis showed the following concerning FSC's financial performance: return on assets on an annualized basis was 1.34%, compared with an average of 1.56% and median of 1.67%; return on equity on an annualized basis was 16.99%, compared with an average of 18.73% and median of 18.47%; net interest margin on an annualized basis was 4.31%, compared with an average of 4.90% and median of 4.43%; efficiency ratio on an annualized basis was 59.77%, compared with an average of 60.86% and median of 60.03%; ratio of equity to total assets was 7.61%, compared with an average of 8.14% and median of 7.93%; ratio of tangible equity to total assets was 6.75%, compared with an average of 6.61% and median of 6.75%; ratio of loan loss reserve to nonperforming loans was 457%, compared to an average of 529% and median of 500%; and ratio of nonperforming assets to net loans and other real estate owned was 0.36%, compared with an average of 0.58% and median of 0.54%.

     For the "potential alternative acquiror" peer group, KBW's analysis further showed the following concerning FSC's market performance: that FSC's price to earnings per share multiple based on 1998 KBW Research Department estimated earnings was 18.47 times, compared to an average of 19.50 and median of 19.87; price to earnings per share multiple based on 1999 estimated earnings was 16.79 times, compared to an average of 17.28 and median of 17.21; that its price to book value per share was 3.25 times, compared to an average of 3.94 times and median of 4.28 times; that its price to tangible book value per share was 3.70 times, compared to an average of 5.13 times and median of 5.27 times; and its dividend yield was 1.95%, compared to an average of 1.59% and median of 1.66%.

     Conversion Ratios/Price Sensitivity Analysis. KBW produced a table showing deal multiples derived from a range of FSC's stock price and resulting deal price per share of the Bank given the Conversion Ratio of 2.13 FSC shares of Common Stock to each Bank share of Common Stock. For FSC stock prices between $22.33 and $26.67 per share adjusting for the split effective February 24, 1998, deal price per share was from $47.56 to $56.81, price to 1997 earnings was from
28.15 times to 33.61 times, price to 1997 cash earnings was from 24.26 times to
28.98 times, price to 1998 earnings was from 22.44 times to 26.79 times, price to 1998 cash earnings was from 19.90 to 23.77, price to book value was from 2.92 times to 3.49 times (3.05 times to 3.64 times for fully diluted book value), and price to tangible book value was from 3.62 times to 4.33 times (3.72 times to 4.44 times for fully diluted tangible book value).

     Contribution and Benefit Analysis. Based on FSC's 1997 cash earnings of $1.23, KBW Research Department 1998 cash earnings estimate of $1.40, December 31, 1997 book and tangible book value per share of $7.59 and $6.66, and annualized dividend of $0.52 per share (all adjusted for split effective February 24, 1998), KBW calculated the equivalent per share values for the Bank given the Conversion Ratio. Equivalent Bank 1997 cash earnings of $2.58 per share was 31% greater than the Bank's independent value, equivalent

1998 estimated cash earnings of $2.94 per share was 23% greater, equivalent book value of $16.12 was 1% less, equivalent tangible book value of $14.09 was 7% greater, and equivalent dividend of $1.11 was 178% greater. Based on FSC and the Bank's last reported per share sale prices on the last day of trading prior to the KBW presentation of $24.62 and $42.25, respectively, the deal price of $52.45 per share represented a 24% premium to the Bank's market price.

     KBW also produced a table showing the contribution of the Bank to the pro forma company's cash earnings, book value and tangible book value. The Bank would have contributed 5.0% of 1997 pro forma cash earnings, 5.4% of 1998 cash earnings, 6.4% of stated book value, and 6.0% of tangible book value, while owning 6.6% of the combined company.

     Ability to Pay Analysis. KBW analyzed the ability to pay of five potential theoretical acquirors of the Bank: FSC, Zions Bancorp ("Zions"), City National Corporation ("City National"), Norwest Corporation ("Norwest"), and Mellon Bank Corporation ("Mellon"). This group was chosen because of demonstrated acquisition history in California, or in the case of Norwest, an interest in acquiring banking companies similar to the Bank. To develop a range of theoretical values, KBW made assumptions on potential cost savings and revenue increases available to each of the potential acquirors in a combination. KBW then took 70% of the after-tax contribution and added it to the Bank's internal 1998 cash earnings estimates to produce total cash earnings to holders of the Bank Common Stock. This adjustment would effectively lead to valuations that resulted in the Bank's Shareholders getting 70% of the benefits to be received from a combination. For each potential acquiror, this value was divided by the amount of the Bank's fully diluted shares of Common Stock outstanding to produce a cash earnings per share contribution. This value was then multiplied by the potential acquiror's price to 1998 estimated cash earnings ratio. This produced theoretical values of $53.72 per share and $50.31 per share (excluding revenue increases) for FSC, $56.23 per share and $54.50 per share (excluding revenue increases) for Zions, $57.81 per share and $55.39 per share (excluding revenue increases) for City National, $51.30 per share and $49.63 per share (excluding revenue increases) for Norwest, and $50.13 per share and $49.12 per share (excluding revenue increases) for Mellon. Although in theory two of the potential buyers might have been able to pay higher than the proposed value, KBW commented that in a "real world" negotiation, such theoretical prices would be affected by a number of factors including, but not limited to, the buyer's willingness to pay, negotiating position, theoretical cost savings and revenue increases, ability to attract buyer's interest and attention at a given time, post-announcement reactions in stock prices and effects on the seller's franchise. In addition, comparable market transactions would also influence a buyer's decision on what price to offer a seller in a given situation.

     KBW specifically commented that City National had traditionally paid substantially lower prices than those indicated in the analysis (including a recent transaction) and, given their in-state nature, a combination would likely lead to greater cost cuts than a deal with FSC. This would make it more difficult to hold the Bank franchise together during the shareholder and regulatory approval process and could lead to a lower franchise value for the Bank if the transaction did not consummate. In the case of Zions, a national newspaper reporting on the banking industry had published rumors of a negotiation between the Bank and Zions in late January indicating a per share price of $42. Before and subsequent to that report there had in fact been no communication between Zions and the Bank or their representatives. KBW ventured that while this did not definitively mean there would have been no interest on the part of Zions, it certainly did not have positive implications either. Finally, Zions stock was trading at earnings and book multiples substantially higher than FSC and KBW offered that the stock had potentially more downside risk in the event of a market downturn or revaluation. In addition, KBW observed that negotiating with a demonstrably interested buyer such as FSC put the Bank in a stronger bargaining position than having to try to interest others with less or no history of interest. Finally, due to the numerous factors listed above, the theoretical ability to pay does not mean the probability or possibility that such a price would be paid.

     Discounted Cash Flow Analysis. KBW estimated the present value of the future cash flows that would accrue to a holder of a share of the Bank Common Stock assuming the shareholder held the stock through the year 2002 and then sold it (as part of a control sale offer) at the end of year 2002. The analysis was based on several assumptions, including cash earnings per share of $2.39 in 1998 and a 25% dividend payout ratio through the year 2002. A terminal value was calculated for 2002 by multiplying the Bank's projected 2002 earnings by a price/earnings multiple of 21.24 times trailing earnings. KBW presented a table with a range of discount rates of 11.0% to 15.0%, and a range of terminal multiples from 20 times cash earnings to 24 times cash earnings resulting in a range of present values for a share of the Bank Common Stock of $41.26 to $58.29. These values were determined by adding (1) the present value of the estimated future dividend stream that the Bank would generate over the period beginning January 1998 and ending in December 2002 and (2) the present value of the "terminal value" of the Bank Common Stock.

     KBW derived a focus present value price of $49.68 per share using what it described as a fairly aggressive set of assumptions including cash earnings growth of 13%, a discount rate of 12% and a terminal cash price to earnings multiple of 21.2 (with such multiple implying a control sale at the end of the period). While this set of assumptions yielded a control sale price comparable to the proposed deal price, $49.68 -- and other sets of assumptions could imply values higher than the deal price -- KBW opined that discount rates higher than 13% were more realistic and the terminal multiple valuation of 21.2 was also high on a historical basis. KBW indicated that any combination of higher discount rates and a lower terminal multiple would lead to lower present values than the focus price (keeping the cash growth rate and dividend payout assumptions constant). In addition KBW opined that the on-going independent valuation of the Bank (using trading multiples rather than control sale multiples) would lower discounted present values on average by 20% to 30%. KBW stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Bank Common Stock.

     In connection with its opinion attached as Appendix C to this Prospectus/Proxy Statement, KBW performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its February 18, 1998 opinion.

     The Board of Directors of the Bank has retained KBW as an independent contractor to act as financial adviser to the Bank with respect to the Merger. KBW as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, the Bank and FSC and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Bank and FSC for KBW's own account and for the accounts of its customers. KBW previously served the Bank as advisor for its August 31, 1987 acquisition of Southland Bank, N.A., for its November 30, 1990 acquisition of Empire Bancorp, for its September 16, 1994 acquisition of Bank of Anaheim, N.A. and as sole-manager for its September 27, 1989 offering of $9.2 million of Common Stock.

     The Bank and KBW have entered into an agreement in a letter agreement dated January 16, 1998 relating to the services to be provided by KBW in connection with the Merger. The Bank has agreed to pay KBW fees as follows: a cash fee of $100,000 following the signing of the definitive agreement contemplating the consummation of a transaction, an additional cash fee of $250,000 after the mailing of this Prospectus/Proxy Statement, which amounts are refundable if the Merger is not consummated. In addition, the Bank will pay to KBW at the time of Closing a cash fee ("Contingent Fee") equal to 0.75% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Bank Common Stock in the Merger, less fees previously paid. Pursuant to the KBW engagement letter, the Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, the Directors and Executive Officers of the Bank beneficially owned 688,834 shares of Bank Common Stock (not including shares such persons may acquire through the exercise of vested stock options) which will be converted into the right to receive FSC Common Stock at the Effective Time in the same manner as will the shares of Bank Common Stock held by all other Bank Shareholders. In addition, Directors and Executive Officers of the Bank held as of such date options to purchase 388,467 shares of Bank Common Stock, which may be exercised or surrendered in exchange for Converted Bank Options exercisable for that number of shares of FSC Common Stock equal to (i) the number of shares of Bank Common Stock purchasable under the original options immediately prior to the Effective Time, multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of FSC Common Stock. Immediately after the Effective Time, Directors and Executive Officers of the Bank as a group will own less than 1.5% of the outstanding shares of FSC Common Stock.

     In considering the recommendations of the Bank's Board of Directors with respect to the Merger Agreement, Bank Shareholders should be aware that certain representatives of the Bank have interests in the Merger Agreement being approved that are in addition to the interests of Bank Shareholders generally. At the Effective Time, the Bank's Chairman and Chief Executive Officer, Thomas
A. Bishop, and the Bank's President and Chief Operating Officer, Eugene D. Bishop, will enter into employment agreements with FSC that provide for their continued employment by FSC following the Merger. The agreements provide that each of Thomas and Eugene Bishop will receive an annual base salary of $250,000. In addition, each of Thomas and Eugene Bishop will be entitled to participate in bonus and incentive compensation programs and other employee benefits as may be made available to similarly situated employees of FSC or its subsidiaries from time to time during their employment with FSC. Furthermore, each of the agreements provide for the payment of a severance payment in the event of termination of employment without cause. Finally, because each of the agreements contain a provision prohibiting either Thomas or Eugene Bishop from competing with FSC for two years following the term of his employment with FSC, FSC has agreed to pay each of Thomas and Eugene Bishop $750,000 eighteen months from the date employment commences.

     The Bank has entered into indemnification agreements with each of its Directors and Executive Officers. The agreements provide that the Bank will indemnify the indemnitee against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by the indemnitee in connection with any threatened or pending proceeding, including any proceeding brought by or in the right of the Bank by reason of the fact that the indemnitee is or was a Director or officer of the Bank. The agreements further provide that expenses incurred by the indemnitee will be paid by the Bank in advance, subject to indemnitee's obligation to reimburse the Bank in the event it is ultimately determined that the indemnitee is not entitled to indemnification under the provisions of the agreement.

     The Merger Agreement provides that all rights to indemnification now existing in favor of the Directors and officers of the Bank as provided in the Bank's Articles, the Bank's Bylaws and its indemnification agreements in effect as of the date of the Merger Agreement will survive the Merger and shall continue in full force and effect. FSC further agreed that following the consummation of the Merger, to the greatest extent permitted by Delaware law and the FSC Certificate or the FSC Bylaws, it would indemnify, defend and hold harmless individuals who were Directors and Officers of the Bank for any claim or loss arising out of their actions while a Director or Officer, and shall pay the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided such individual shall first execute an undertaking acceptable to FSC to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law.

AGREEMENTS WITH CERTAIN BANK SHAREHOLDERS

     FSC has entered into the Shareholder's Agreements with certain Bank Shareholders, each of whom is also a Bank Director, pursuant to which the Bank Directors have agreed (i) to vote all shares of the Bank Common Stock which they own or hereafter acquire in favor of the approval of the Merger Agreement, thereby increasing the likelihood that the Merger Agreement will be approved by the Bank Shareholders; and (ii) not to sell or otherwise transfer any of their shares of Bank Common Stock prior to the Effective Time.

     FSC has entered into the Agreements Not To Compete with each of the Bank Directors, other than Thomas and Eugene Bishop pursuant to which the Bank Directors have agreed, among other things, not to participate or engage in any business which is competitive with FSC or the Bank for a period of two years after the Effective Time.

     The Bank Directors have entered into the Affiliate Agreements with FSC restricting their ability to sell shares of the FSC Common Stock which they may acquire in connection with the Merger except in accordance with such Affiliate Agreements.

TERMS OF THE MERGER AGREEMENT

     The detailed terms of and conditions to the Merger are contained in the Merger Agreement, the form of which is attached to this Prospectus/Proxy Statement as Appendix A and incorporated herein by reference. The descriptions in this Prospectus/Proxy Statement of the terms of and conditions to the Merger Agreement are qualified by, and made subject to, the more complete information set forth in the text of the Merger Agreement.

     Subject to the terms of and conditions to the Merger Agreement, at the Effective Time FSMC will merge with and into the Bank. As a result, the Bank will become a wholly-owned subsidiary of FSC. Bank Shareholders who do not exercise Dissenters' Rights will receive FSC Common Stock in exchange for their shares of the Bank Common Stock.

CONSIDERATION TO BE RECEIVED BY BANK SHAREHOLDERS

     The Merger Agreement provides that each share of Bank Common Stock outstanding at the Effective Time, other than Bank Common Stock held by dissenting Bank Shareholders who have perfected their dissenters' rights under Chapter 13, will be converted into 2.13 shares of FSC Common Stock, and each outstanding stock option will be converted into stock options covering FSC Common Stock, with the numbers of shares and exercise prices of such options adjusted for the Conversion Ratio. There were 5,248,216 shares of issued and outstanding Bank Common Stock to be converted in the Merger, as of the Record Date, and 520,267 additional shares underlying stock options then outstanding. With the Conversion Ratio fixed, the number of shares of FSC Common Stock to be received by Bank Shareholders under the Merger Agreement will not fluctuate with market price changes in FSC Common Stock. The Conversion Ratio, and ultimately the number of shares of FSC Common Stock to be received by Bank Shareholders, may be adjusted to reflect any stock dividends, subdivisions, split ups, reclassifications or combinations of FSC Common Stock prior to the Effective Time.

     No certificates for fractional shares of FSC Common Stock will be issued in connection with the Merger. Any Shareholder who would otherwise be entitled to receive a certificate for a fraction of a share of FSC Common Stock will receive, instead, an amount of cash, without interest, determined by the average of the daily closing sale prices for FSC Common Stock as reported on the NASDAQ National Market for the five (5) consecutive trading days including and ending on the second day preceding the Effective Time.

     Each share of FSC Common Stock will have an attached Right, which Right is part of a shareholder-rights plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances. (See "INFORMATION ABOUT
FSC -- Description of FSC's Capital Stock.")

     The Conversion Ratio was determined by arm's length negotiations between representatives of the Bank and representatives of FSC. In arriving at their opinion that such consideration is fair to the Shareholders, the Bank's Board of Directors reviewed and considered, among other things, the historical and current financial position and results of operations of the Bank; the business prospects for the Bank; the general economic, market, and financial conditions relating to the Bank; the KBW Opinion; and other recent bank acquisition transactions.

     It is impossible to predict the final value of the FSC shares to be received with certainty because of the potential for changes in the market price for shares of FSC Common Stock.

EXCHANGE OF CERTIFICATES

     At the Effective Time, the Shareholders will cease to have any rights as shareholders of the Bank, and their sole rights will pertain to their right to receive shares of FSC Common Stock and any cash payment, if applicable, for fractional shares.

     As promptly as practicable after the Effective Time, First Chicago Trust Company of New York, the exchange agent for the Merger (the "Exchange Agent") will mail transmittal materials to all the Bank Shareholders required to exchange their shares in the Merger, including a Letter of Transmittal, for use in exchanging certificates of the Bank Common Stock for certificates of FSC Common Stock. As soon as practicable after the Letter of Transmittal is properly completed and returned along with the certificates of the Bank Common Stock to the Exchange Agent, FSC will cause to be issued to the person specified in the Letter of Transmittal certificates for the number of shares of FSC Common Stock and, to the extent applicable, any cash in lieu of fractional shares of FSC Common Stock, to which such person is entitled under the Merger Agreement.

     The risk of loss of certificates mailed to the Exchange Agent will be on the tendering Bank Shareholder. Bank Shareholders claiming rights based on stock certificates that are lost or stolen must provide the Exchange Agent with a bond or insurance undertaking sufficient to indemnify FSC in the event a third party also makes claim under the Merger Agreement based on the same certificates.

     If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the Bank share certificate surrendered in exchange therefor is registered, the Bank certificate so surrendered must be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange must pay FSC any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC that such tax has been paid or is not payable.

     Each share of FSC Common Stock issued in connection with the Merger will be deemed to have been issued at the Effective Time. Accordingly, the Shareholders who receive FSC Common Stock in the Merger will be entitled to receive any dividends or other distributions which may be payable to all holders of record of FSC Common Stock as of any date after the Effective Time. However, no Shareholder will be entitled to receive shares of FSC Common Stock or cash, and no dividends or other distributions will actually be paid with respect to any shares of FSC Common Stock, until the certificate or certificates formerly representing the shares of the Bank Common Stock have been surrendered in accordance with the procedures described above. At the time such surrender has been accomplished, a certificate representing the appropriate number of shares of FSC Common Stock will be issued and accrued dividends and other distributions on such shares of FSC Common Stock, if any, will be paid without interest and less taxes, if any, imposed thereon.

COVENANTS; CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

     The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, the Bank will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of FSC, which will not be unreasonably withheld, take any of the following actions, among others: (i) issue any security except pursuant to the exercise of options outstanding as of the date of the Merger Agreement; (ii) declare, set aside or pay any dividend (other than its regular cash dividend, which under the terms of the Merger Agreement, will in no event exceed $0.12 per share per quarter or make any other distribution upon, or purchase or redeem any shares of its stock; (iii) except as may be required to effect the transactions contemplated by the Merger Agreement, amend its articles of incorporation or its bylaws; (iv) enter into or amend any benefit plan applicable to directors, officers or employees of the Bank except as contemplated by the Merger Agreement; (v) acquire any other company or branch or significant assets of another company; (vi) mortgage, pledge or subject to a lien or other encumbrance, any of the Bank's assets, dispose of any of the assets of the Bank or the

Other Subsidiaries, enter into a purchase or lease commitment in excess of $100,000 or increase any compensation or benefits payable to the officers or employees of the bank, except for routine merit increases and to pay retention bonuses if necessary to retain certain employees' services; (vii) except as required by law, knowingly take or cause to be taken any action which would prevent the transactions contemplated hereby from qualifying as tax free reorganizations under Section 368 of the Code or prevent FSC from accounting for the business combination to be effected by the Merger as a pooling of interests.

     In addition, pending the Closing, the Bank is required to use its commercially reasonable efforts to preserve for FSC the continuing services of officers and employees, the goodwill of customers and others having a business relationship with the Bank, preserve the Bank's deposit levels, preserve the benefits of all material contractual relationships and maintain all current insurance policies. The Bank is also required to provide on an ongoing basis certain information regarding the Bank to FSC, cooperate in obtaining regulatory approvals and preparation of this Prospectus/Proxy Statement, consult with FSC regarding employee matters, continue to make all filings that are required by any governmental agency, use its commercial reasonable efforts to remove any condition imposed by a regulatory agency, and, provided certain conditions are met, make certain pre-closing accounting adjustments to the Bank's financial statements prior to Closing.

     The Bank is also required within 60 days of the date of the Merger Agreement to conduct an environmental assessment of all real properties owned by the Bank and to provide Phase I environmental investigation reports to FSC. In the event that any remedial action is required, the Bank shall use commercially reasonable efforts to complete such remediation at its own expense; provided that if the aggregate amount of all assessment and remediation costs exceeds $1,000,000 or is not readily determinable, the Bank or FSC may terminate the Merger Agreement.

     FSC has agreed to take or refrain from taking many of the same actions as the Bank pending the Closing, and not to take any action that would materially and adversely affect the rights and privileges attendent to the FSC Common Stock, use its commercially reasonable efforts to have the FSC Common Stock qualified or registered under the blue sky laws of the states where Bank Shareholders reside, provide indemnification and directors and officers' liability coverage to the Bank's Directors and Officers, register the shares of FSC Common Stock to be issued to the Bank Shareholders with the SEC and apply for the inclusion of such shares on the Nasdaq National Market. In addition, FSC agreed that Bank employees who continue on after the Closing shall continue to participate in the Bank's employee benefit plans, to the extent such plans are not terminated or, if terminated, to permit such employees to participate in comparable FSC employee benefit plans.

ACCOUNTING TREATMENT

     It is a condition to Closing that the Merger will be accounted for under generally accepted accounting principles as a "pooling of interests."

REGULATORY APPROVALS

     The Commissioner, the FDIC and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") must approve the Merger. If approved by the Federal Reserve Board and the FDIC, the U.S. Department of Justice will have 15 days within which to challenge the Merger on antitrust grounds. Receipt of all necessary regulatory approvals is a condition to Closing.

     All of the applications for such approvals have been filed and are now pending before the three (3) agencies. FSC and the Bank do not know of any reason why the required regulatory approvals will not be given. THERE IS NO ASSURANCE THAT THESE REGULATORY APPROVALS WILL BE RECEIVED TIMELY OR AT ALL, OR WHETHER ANY APPROVALS WILL CONTAIN ANY CONDITIONS THAT FSC OR THE BANK WOULD DEEM TO BE MATERIALLY BURDENSOME. (See "-- Other Conditions to the Merger.")

     In determining whether to approve the Merger, the Federal Reserve Board will consider factors such as (i) whether FSC is well managed and well capitalized; (ii) compliance with convenience and needs criteria, including satisfactory Community Reinvestment Act ("CRA") records; and (iii) whether there are any anti-competitive effects of the transaction.

     In determining whether to approve the Merger, the Commissioner will consider factors such as (i) the effects of the Merger on competition; (ii) the effects of the Merger on the convenience and needs of the communities to be served; (iii) the financial condition of FSC; (iv) whether the Merger is fair and reasonable to the depositors, creditors and Shareholders of the Bank and FSC; (v) the competence, experience and integrity of FSC's management; and (vi) whether the Merger is fair, just and equitable to the Bank and FSC.

     In determining whether to approve the Merger, the FDIC will consider factors such as (i) the financial condition, competence, experience and integrity of FSC's management; and (ii) the effect of the Merger on competition.

     AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC AND/OR THE COMMISSIONER REFLECTS ONLY THE VIEW THAT THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT DO NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT SUCH TRANSACTIONS ARE CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS; AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE COMMISSIONER IS NOT AN OPINION THAT THE MERGER IS FAVORABLE TO THE BANK SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW OR THAT THE AGENCY HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTIONS; AND AN APPROVAL BY THE FEDERAL RESERVE BOARD, THE FDIC OR THE COMMISSIONER IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

OTHER CONDITIONS TO THE MERGER

     The obligations of the parties to effect the Merger are conditioned, among other things, on (i) approval by the Boards of Directors of the Bank, FSC and FSMC (which actions have all occurred); (ii) approval by the Bank Shareholders;
(iii) certain of the Bank Shareholders having delivered letters concerning future sales of the FSC Common Stock received in the Merger (See "RESALES OF FSC COMMON STOCK," below); (iv) the Registration Statement (covering the FSC Common Stock to be issued under the Merger Agreement) becoming effective and no stop order suspending its effectiveness being issued and continuing in effect; (v) receipt, in form and substance reasonably satisfactory to the Bank and FSC, of all necessary orders, consents and approvals of regulatory authorities and expiration of all applicable statutory waiting periods without the imposition of significant conditions which FSC or the Bank deems materially burdensome or disadvantageous; (vi) FSC shall have received a required letter from Deloitte & Touche LLP, independent auditors for the Bank, with respect to the Bank's financial condition; (vii) receipt of an opinion of special tax counsel that the Merger will qualify as a tax free reorganization (See "FEDERAL INCOME TAX CONSEQUENCES"); (viii) FSC and the Bank shall have received the opinion of Deloitte & Touche LLP, FSC's independent auditors, that the Merger will qualify to be accounted for as a pooling of interests, (ix) the Bank shall have a net worth, after certain adjustments as of the month end immediately preceding the Closing Date, of at least $80.4 million if the Effective Time is in May 1998, $81.4 million if the Effective Time is in June 1998 and $82.5 million if the Effective Time is after June 30, 1998; (x) the absence of a material adverse change in the assets, liabilities, permits, methods of accounting or accounting practices or business of FSC or the Bank; (xi) each Director of the Bank, except for Messrs. Eugene and Thomas Bishop, having executed and delivered to FSC the Agreements Not To Compete in a form acceptable to FSC; (xii) Messrs. Eugene and Thomas Bishop shall each have executed and delivered an employment agreement with FSC in form satisfactory to FSC; (xiii) counsel for the parties having delivered satisfactory opinions; (xiv) the absence of any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger; and (xv) the KBW fairness opinion shall have been updated just prior to the Closing Date, subject to certain limitations.

     The parties may agree to waive or modify certain of these conditions, although there is no present intention to do so.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by (i) mutual consent of the parties; (ii) any party at any time after November 30, 1998, if the Closing has not yet occurred; (iii) any party if the other party's warranties or covenants are in breach and such breach is not cured within 30 days of notice, or if the Merger is not approved by any required governmental authority or if the Board of Directors of a party shall have reasonably determined in good faith that any of the requisite regulatory approvals contains a materially burdensome condition; (iv) FSC or the Bank if the Bank Shareholders do not approve the Merger, (v) the Bank if there has been a significant decline in the average of the daily "last sale" price of FSC Common Stock as reported on the NASDAQ National Market for the twenty (20) consecutive trading days in which such shares are traded on the NASDAQ National Market ending on the fifth business day prior to the Effective Time, provided such decline is not proportionate relative to the KBW 50 Index as published from time to time by KBW (See The Merger Agreement, Appendix A); (vi) Bank or FSC, if Bank shall have solicited or participated in negotiations for transaction with an entity other than FSC; (vii) Bank or FSC if any condition to closing is not met and cannot be met by November 30, 1998; (viii) Bank or FSC if an environmental assessment determines that remediation is necessary and the aggregate cost of such remediation will exceed $1,000,000.

     Termination of the Merger Agreement will not relieve any party of any liability for default occurring prior to such termination.

     The Merger Agreement may be amended at any time prior to the Effective Time upon mutual agreement of the parties; provided, however, that after approval of the Bank Shareholders, the Conversion Ratio may not be changed. In addition, the structure of the Merger cannot be changed if such change would adversely effect the amount or form of consideration to the Bank Shareholders, would delay the Closing, or would otherwise be prejudicial to the Bank Shareholders.

TERMINATION FEE AGREEMENT

     FSC and the Bank entered into a Termination Fee Agreement in connection with the Merger whereby the Bank will pay FSC $5,000,000 if the Bank terminates the Merger Agreement under certain circumstances, and whereby the Bank will pay to FSC an additional $7,000,000 if following such termination the Bank is acquired by another entity within 15 months of the termination. The detailed conditions and definitions of the Termination Fee Agreement are not set out here in detail, and reference should be made to the full text of the Termination Fee Agreement which is included as Appendix E to this Prospectus/Proxy Statement.

OPERATIONS OF THE BANK AFTER THE MERGER

     At the Effective Time, FSMC will merge with and into the Bank, making the Bank a wholly-owned subsidiary of FSC. In that context, the Bank will continue its legal existence. The decision has not yet been made to rename the Bank to identify it as part of the FSC family of banks. There has been no decision reached as to the closure or modification of any branch office of the Bank following the Merger.

EFFECT OF THE MERGER ON THE BANK'S EMPLOYEE BENEFIT PLANS

     Until at least January 1, 1999, all retirement and health insurance plans maintained by the Bank for the benefit of employees will remain in effect without substantive change, except as may be required by applicable law in connection with the intended termination of these plans as part of the Merger. The Bank and FSC will determine whether it is in the best interests of the parties and the employees of the Bank to terminate the Bank's 401(k) Plan or to merge such plan into a 401(k) Plan maintained by FSC to the extent of any Bank employees hired by FSC ("Transferred Employees"); provided, however, that if the Bank's 401(k) Plan is terminated, FSC shall not accept any rollovers from the Bank's 401(k) Plan by the Transferred Employees without the express written consent of FSC to such rollovers, which approval shall not be given in any event without receipt of such documentation from the Bank as may be requested by FSC, including, without limitation, a favorable determination letter from the Internal Revenue Service regarding the qualification of the Bank's 401(k) Plan on its termination.

     The Bank's current health insurance plans likely will continue through January 1, 1999.

                        FEDERAL INCOME TAX CONSEQUENCES

     This description of the material federal income tax consequences of the Merger Agreement is included solely for the information of the Bank Shareholders. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws. Also, the specific tax consequences to a Bank Shareholder may depend upon the individual situation of a Bank Shareholder. Therefore, each Bank Shareholder is urged to consult his or her own tax adviser concerning the specific tax consequences of the Merger Agreement to such Bank Shareholder.

     Ray, Quinney & Nebeker, special tax counsel to FSC, has rendered its opinion addressing certain tax consequences of the Merger Agreement, which opinion is summarized below. The opinion is to the effect that if the transactions contemplated in the Merger Agreement take place as described therein, more likely than not:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code").

          (ii) No gain or loss will be recognized by the holders of the Bank Common Stock who exchange such stock for FSC Common Stock pursuant to the Merger (with the possible exception of gain or loss recognized upon the receipt of cash in lieu of fractional shares (see below)).

          (iii) The basis of the FSC Common Stock received by the holders of Bank Common Stock in the Merger will be the same as the basis of Bank Common Stock surrendered in exchange therefor, after appropriate reduction for the basis of fractional shares for which cash is received.

          (iv) The holding period of the FSC Common Stock received by the holders of Bank Common Stock pursuant to the Merger will include the holding period of Bank Common Stock surrendered in exchange therefor, provided that Bank Common Stock surrendered was held as a capital asset at the time of the exchange.

          (v) Any cash received by the holders of Bank Common Stock in lieu of a fractional share of FSC Common Stock will be treated as having been received in redemption of the fractional share so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered in exchange therefor. Provided the fractional share interest was held as a capital asset at the time of redemption, such gain or loss will constitute capital gain or loss.

          (vi) No gain or loss will be recognized by the Bank or FSC as a result of the Merger.

OPINIONS UNDER THE CODE

     An opinion of counsel is not binding upon the Internal Revenue Service (the "IRS") or the courts. It is uncertain whether the IRS would issue a favorable ruling on the Merger Agreement. The tax opinion is based upon certain factual assumptions, and upon certain representations and assurances made by the Bank, FSC and FSMC. Counsel has expressed no opinion concerning the consequences of the Merger Agreement on the Shareholders under applicable state or local income tax laws.

     The Bank Shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrange-ments, non-compete agreements, consulting arrangements and other transactions could be reviewed by the IRS and determined to constitute taxable income to specific parties to the Merger or could be a basis for assertion that reorganization treatment is not appropriate to the Merger. Furthermore, if the IRS were to establish as to some Bank Shareholders that part of the FSC Common Stock received in the Merger is severable from the Merger, resulting in a proportionally increased equity interest being received in the Merger by other Bank Shareholders, the Bank Shareholders whose equity interests were deemed to be constructively increased by the Merger may be treated as having received a taxable stock dividend. Thus, notwithstanding the opinions of counsel, the Bank Shareholders should consult with their tax advisers as to the tax consequences of the Merger.

     Under Section 3406 of the Code, the Bank Shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. FSC will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

     Holders of stock options for shares of Bank Common Stock who elect to exercise those options prior to the Effective Time will receive shares of FSC Common Stock in exchange for the shares of the Bank Common Stock received through the exercise of the options. IF THE OPTIONS WERE "NONQUALIFIED" UNDER THE CODE, the exercise of the stock option will likely result in ordinary income to the extent of the difference between the exercise price and the fair market value of the underlying Bank Common Stock at the time of exercise. The optionee's basis in the FSC Common Stock will be the fair market value of their Bank Common Stock received through the exercise of stock options determined at the time of exercise. IF THE OPTIONS WERE "INCENTIVE STOCK OPTIONS" UNDER THE CODE, the exercise of the option will not result in taxable income at that time, and the optionee's basis in FSC Common Stock will be the exercise price paid for their Bank Common Stock received upon exercise of their options.

     The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Merger or by the unique characteristics of the particular taxpayer. Accordingly, the Shareholders are encouraged to consult their tax advisers if they are or might be subject to such taxes.

FEDERAL INCOME TAX TREATMENT OF THE EXERCISE OF DISSENTERS' RIGHTS

     Any Bank Shareholder who effectively dissents from the Merger (see "RIGHTS OF DISSENTING SHAREHOLDERS," below) and who receives cash for his or her shares will recognize a gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) the Dissenting Shareholder's tax basis for the shares. The amount of that gain (or loss), if any, will be treated as ordinary income (or loss) or long-term or short-term capital gain (or loss) depending on the length of time the shares were held by the Dissenting Shareholder, whether the shares are held as a capital asset, and whether the Dissenting Shareholder is deemed to own other shares of Bank Common Stock pursuant to the attribution rules of Section 318 of the Code. In certain circumstances, a Dissenting Shareholder can be deemed for tax purposes to own shares that are actually owned by a non-dissenter that is related to the Dissenting Shareholder, with the possible result that the cash received in the exercise of the dissenter's rights could be treated as a dividend received pursuant to a corporate distribution rather than an amount received pursuant to a sale or exchange of Bank Common Stock.

                     RIGHTS OF DISSENTING BANK SHAREHOLDERS

     Because Bank Common Stock is traded on NASDAQ National Market, dissenters' rights will be available to the Shareholders of the Bank only if the holders of five percent (5%) or more of Bank Common Stock make a written demand upon the Bank for the purchase of dissenting shares in accordance with Chapter 13. If this condition is satisfied and the Merger is consummated, Shareholders of the Bank who dissent from the Merger by complying with the procedures set forth in Chapter 13 would be entitled to receive an amount equal to the fair market value of their shares as of February 18, 1998, the last trading day before the public announcement of the Merger. The high, low and closing sales prices for Bank Common Stock on February 18, 1998 were $43.75, $40.25 and $43.75, respectively. A copy of Chapter 13 is attached hereto as Appendix D and should be read for more complete information concerning dissenters' rights. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA CODE MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights as they apply to Shareholders of the Bank and is qualified in its entirety by reference to Appendix D, which contains a copy of the relevant California law regarding dissenters' rights.

     In order to be entitled to exercise dissenters' rights, a Shareholder of the Bank must vote "AGAINST" the Merger. Thus, any Shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the Merger. If the Shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the Merger, the Shareholder will lose any dissenters' rights. In addition, if the Shareholder abstains from voting his or her shares, the Shareholder will lose his or her dissenters' rights.

     Further, in order to preserve his or her dissenters' rights, a Shareholder must make a written demand upon the Bank for the purchase of dissenting shares and payment to such Shareholder of their fair market value, specifying the number of shares held of record by such Shareholder and a statement of what the Shareholder claims to be the fair market value of those shares as of February 18, 1998. Such demand must be addressed to California State Bank, 100 N. Barranca Street, Suite 1400, West Covina, CA 91791; Attention: Paul E. Brandt, and must be received by the Bank not later than the date of the Meeting. A vote "AGAINST" the Merger does not constitute such written demand.

     If the holders of five percent (5%) or more of the outstanding shares of Bank Common Stock have submitted a written demand for the Bank to purchase their shares and these demands are received by the Bank on or before the date of the Bank Shareholders' Meeting and the Merger is approved by the Bank Shareholders, the Bank will have 10 days after such approval to send to those Bank Shareholders who have voted against the approval of the Merger written notice of such approval accompanied by a copy of Chapter 13 of the California Code, a statement of the price determined by the Bank to represent the fair market value of the dissenting shares as of February 18, 1998, and a brief description of the procedure to be followed if a Shareholder desires to exercise dissenters' rights. Within 30 days after the date on which the notice of the approval of the Merger is mailed, the dissenting Shareholder must surrender to the Bank at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Bank Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

     If the Bank and the dissenting Shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting Shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

     If the Bank denies that the shares surrendered are dissenting shares, or the Bank and the dissenting shareholder fail to agree upon a fair market value of such shares of Bank Common Stock, then the dissenting Shareholder of the Bank must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations or intervene in any pending action brought by any other dissenting Shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

     A dissenting Shareholder may not withdraw his or her dissent or demand for payment unless the Bank consents to such withdrawal.

     Under Delaware law, stockholders of FSC Common Stock are not entitled to any appraisal rights. (See "COMPARATIVE RIGHTS OF SHAREHOLDERS.")

                          RESALES OF FSC COMMON STOCK

     The shares of FSC Common Stock to be issued to Shareholders in connection with the Merger Agreement will be registered with the Securities and Exchange Commission under the provisions of the Securities Act. Based on recently enacted federal legislation preempting such requirements for NASDAQ National Market securities, no registration or qualification of such shares will be pursued in any state in which any Bank Shareholder currently resides.

     Resales of the FSC Common Stock received in connection with the Merger Agreement will need to be in compliance with applicable state securities laws and regulations, and this compliance will be the responsibility of the selling or transferring Shareholder.

     FSC shares received by persons who are deemed to be "affiliates" of the Bank for purposes of Rule 145 under the Securities Act, may be resold by them only in transactions permitted by such Rule, or as otherwise permitted under the Securities Act. Rule 145 applies certain of the requirements and provisions of Rule 144 (applicable to unregistered shares) to registered shares received by an affiliate of a party to a merger transaction. Rule 144, in turn, applies certain restrictions on method and amount of securities sales. As a condition to the Closing, each person who is so identified is required to deliver to FSC at or prior to Closing a written agreement satisfactory to counsel for FSC that such person and his or her "associates" (as defined for purposes of Rule 145) shall not offer to sell or otherwise dispose of any shares of FSC Common Stock issued to such person or his or her associates pursuant to the Merger Agreement in violation of the Securities Act or the regulations thereunder.

                             INFORMATION ABOUT FSC

GENERAL

     FSC is a regional bank holding company headquartered in Salt Lake City, Utah. FSC owns and operates five banks, with offices in the six (6) Western States of Idaho, New Mexico, Nevada, Oregon, Utah and Wyoming, and several other financial services companies, some having a national presence. Through its subsidiaries, FSC provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, insurance and securities brokerage services. At December 31, 1997, FSC and its consolidated subsidiaries had consolidated assets of $17.3 billion, consolidated deposits of $10.7 billion and shareholders' equity of $1.3 billion. FSC has paid a regular dividend on its Common Stock since its incorporation in 1928.

     FSC maintains its executive offices at 79 South Main Street, Salt Lake City, Utah 84111, telephone (801) 246-6000.

     The principal assets of FSC are the capital stock of First Security Bank, N.A. ("FSBNA") (100% owned), and First Security Bank of New Mexico ("FSBNM") (100% owned), all of which provide a broad range of banking, fiduciary, financial and other services. Based on deposits of approximately $7.8 billion at June 30, 1997, FSBNA was ranked the 74th largest commercial bank in the United States, and is the largest bank in the State of Utah, with 123 branches, and the second largest bank in the State of Idaho, with 8.1 branches. Based on deposits of nearly $1.2 billion at June 30, 1997, FSBNM was ranked as the 287th largest commercial bank in the United States, and the 3rd largest bank in the State of New Mexico. It currently has 29 branches.

     FSC also owns 100% of the outstanding capital stock of First National Bank of Nevada (FSB Nevada), a Nevada state bank, and 100% of the shares of First Security Bank of Chaves County and First National Bank of Dona Ana County, two national banks located in Southern New Mexico. Along with these banking organizations, FSC also directly or indirectly owns the stock of various nonbank companies engaged in businesses related to banking and finance, including management services, securities brokerage, equipment leasing, insurance and investment management subsidiaries and a small business investment company.

     In addition to its equity investment in subsidiaries, FSC directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FSC's annual income is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to FSC's nonbank subsidiaries.

COMPETITION

     As indicated above, as of December 31, 1997, FSBNA was the largest bank in Utah, the second largest bank in Idaho and FSBNM was the third largest bank in New Mexico (second largest in Albuquerque). In Nevada, FSC's subsidiary bank is a smaller, more localized competitor, with competition coming from a variety of larger banks and credit unions. FSBNA's operations in Oregon, based on deposits at the last measurement date, made it the 6th largest bank in Oregon. FSBNA's operations in Wyoming, at the most recent measurement date, made it the 5th largest bank in Wyoming. FSB Nevada has a presence in the Clark County, Nevada market of approximately 5% market share in deposits.

     FSC's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. FSC's banks also compete with brokerage firms and mutual funds which provide the substantial equivalent of checking accounts, credit cards and similar devices which strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.

SUPERVISION AND REGULATION

     References in this section to applicable statutes and regulations are brief summaries only, and do not purport to be complete. The reader should consult such statutes and regulations themselves for a full understanding of the details of their operation.

     FSC is a bank holding company registered under the Bank Holding Company Act of 1956 (the "BHC Act"), and is subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violation of laws and policies.

     Activities "Closely Related" to Banking. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by FSC of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced through acquisition of a going concern.

     Securities Activities. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In very limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries. As of the date hereof, FSC has recently organized a Section 20 subsidiary to expand its securities business opportunities. This Section 20 subsidiary will likely provide securities underwriting and dealing functions in and for all of the states and locations, including California, in which FSC has business operations.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe or unsound banking practices. The Federal Reserve Board may order a bank holding company to terminate an activity or control of a nonbank subsidiary if such activity or control constitutes a significant risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles. Regulation Y also requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Federal Reserve Board can assess for such practices or violations. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

     Anti-Tying Restrictions. Bank holding companies and their bank and nonbank affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

     Annual Reporting; Examinations. FSC is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination. FSC also will be subject to reporting and disclosure requirements under the state and federal securities laws subsequent to the offering contemplated by these materials.

     Bank Holding Company Capital Adequacy Requirements. The Federal Reserve Board monitors the capital adequacy of bank holding companies. The Federal Reserve Board uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy. The Federal Reserve Board has adopted a system using internationally consistent risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. Total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less certain intangibles. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the reserve for possible loan losses and specified levels of certain intangibles.

     In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a 3.0% "Tier 1" capital to adjusted total average assets ratio for institutions with a CAMELS rating of
1. Institutions which are not CAMELS 1 rated will be expected to maintain a 100 to 200 basis point cushion; i.e., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%, and institutions planning acquisitions are expected to maintain higher ratios.

     The following table sets forth the current regulatory requirements for capital ratios of bank holding companies as compared with FSC's capital ratios at December 31, 1997:

                                                               TIER 1            TOTAL
                                                             CAPITAL TO       CAPITAL TO
                                               LEVERAGE     RISK-WEIGHTED    RISK-WEIGHTED
                                               RATIO(1)       ASSETS(2)        ASSETS(3)
                                               ---------    -------------    -------------
Regulatory minimum...........................  4.00-5.00%        4.00%            8.00%
FSC at December 31, 1997.....................       7.51%       10.58%           13.46%

---------------
(1) The leverage ratio is defined as the ratio of Tier 1 capital (using final 1992 risk-based capital guidelines to define Tier 1 capital) to average assets, net of goodwill. Federal Reserve Board Guidelines provide that all bank holding companies (other than those that meet certain criteria) maintain a minimum leverage ratio of 3%, plus an additional cushion of 100 to 200 basis points. The guidelines also state that banking organizations experiencing internal growth or making acquisitions will be expected to maintain "strong capital positions" substantially above the minimum supervisory levels without significant reliance on intangible assets.

(2) Bank Shareholders' equity less goodwill (Tier 1 capital) divided by risk-weighted assets.

(3) Tier 1 capital plus reserve for possible loan losses (limited to 1.25% of total risk-weighted assets) plus qualified subordinated and convertible debt (Tier 2 capital) divided by risk-weighted assets.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However management is unable to predict whether and when higher capital requirements would be imposed and, if so, to what levels and on what schedule.

     Imposition of Liability for Undercapitalized Subsidiaries. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards within eighteen months of enactment of FDICIA to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The law also requires each federal banking agency to specify within nine months after the date of the enactment of the statute, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the regulations adopted by the banking agencies, all of FSC's subsidiary banks would be deemed to be "well capitalized."

     FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. If an institution becomes "significantly undercapitalized" or "critically undercapitalized," additional and significant limitations are placed on the institution. The capital restoration plan of an undercapitalized institution will not be accepted by the regulators unless each company "having control of" the undercapitalized institution "guarantees" the subsidiary's compliance with the capital restoration plan until it becomes "adequately capitalized." FSC has control of all of its subsidiaries for purposes of this statute.

     Under FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDICIA grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

     Additionally, Federal Reserve Board policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in the Federal Reserve Board taking appropriate supervisory or enforcement actions.

     The "PROMPT CORRECTIVE ACTION" provisions of FDICIA reflect the same concerns which gave rise to a position adopted by the Federal Reserve Board known as the "source of strength doctrine," which is based on the Federal Reserve Board's Regulation Y. Regulation Y directs bank holding companies to "serve as a source of financial and managerial strength" to their subsidiary banks, and bars them from engaging in unsafe and unsound practices.

     Audit Reports. Beginning January 1, 1994, FDICIA requires insured institutions with $500 million or more in total assets to submit annual audit reports prepared by independent auditors to federal and state regulators. In most cases, the audit report of the institution's holding company can be used to satisfy this requirement. The annual audit report shall include financial statements prepared in accordance with generally accepted accounting principles, statements concerning management's responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of institutions with assets of $3 billion or more must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

     Acquisitions by Bank Holding Companies. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. The Attorney General of the United States may, within 30 days after approval of an acquisition by the Federal Reserve Board, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts.

     Interstate Acquisitions. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997.

     On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. The IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995, without regard to whether such transaction is expressly prohibited under the laws of any state. The IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks.

     The states that opt out must have enacted a law after September 29, 1994, and before June 1, 1997, that (i) applies equally to all out-of-state banks and
(ii) expressly prohibits merger transactions with out-of-state banks. States which opted out of allowing interstate bank merger transactions precludes the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opted out are not permitted to have interstate branches. States could also "opt in" which means states could permit interstate branching earlier than June 1, 1997.

     The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

     Deposit Insurance Assessments. FDICIA required the FDIC to make effective, no later than January 1, 1994, regulations setting up a risk-based deposit insurance system. In addition, the FDIC can impose special assessments to cover the cost of borrowings from the U.S. Treasury, the Federal Financing Bank, and Bank Insurance Fund ("BIF") member banks. The semiannual assessment must be based on: (1) the probability of a loss to the BIF; (2) the potential magnitude of the loss; and (3) the revenue and reserve needs of the fund.

     The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment of approximately 65 basis points per $100 of deposits of SAIF insured deposits including Oakar deposits payable on November 30, 1996. For the years 1997 through 1999, the banking industry will assist in the payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the cleanup of the savings and loan industry. Banks will pay approximately 1.3 cents per $100 of deposits for this special assessment, and after the year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three-year moratorium on conversions of SAIF deposits to BIF deposits.

     Mergers of Banks and Thrifts. FDICIA has eased restrictions on cross-industry mergers. Members of the BIF and SAIF are generally allowed to merge, assume each other's deposits, and transfer assets in exchange for an assumption of deposit liabilities. A formula applies to treat insurance assessments relating to acquired deposits as if they were still insured through the acquired institution's insurance fund. The transaction must be approved by the appropriate federal banking regulator. In considering such approval, the regulators take into account applicable capital requirements, certain interstate banking restrictions, and other factors.

     Bank Regulation. Four of FSC's banks are national banks, which are subject to regulation and supervision by the office of the Comptroller of the Currency (the "Comptroller"). The other bank, FSB Nevada, is a state-chartered bank in Nevada, subject to regulation and supervision by the State of Nevada and by the FDIC. Bank regulations on both the federal and state levels are broad in their scope and materially affect the business of FSC and its banks.

     All of FSC's banks are subject to the requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Banks. In addition to the impact of regulation, commercial banks are affected significantly by actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     Permissible Activities for State-Chartered Institutions/Equivalence to National Bank Powers. FDICIA provides that, effective December 19, 1992, no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions. Many of the statutory restrictions limit the participation of such institutions in the securities and insurance product markets. The state-chartered banking subsidiary of FSC is in compliance with the restrictions imposed by FDICIA.

     Equity Investments. In general, FDICIA prohibits state banks from directly or indirectly acquiring or retaining any equity investment of a type, or in an amount, not permitted for national banks. This prohibition does not apply to (1) investments in majority-owned subsidiaries; (2) qualified lower-income housing projects; (3) certain investments in shares listed on a national exchange or shares of a registered investment company; (4) investments in providers of directors' and officers' liability insurance; and (5) shares of state-examined institutions engaging only in activities permissible for a national bank. Other restrictions may apply to such investments. FSC's state-chartered subsidiary bank has aligned its investment portfolio with the requirements of FDICIA, and is presently in compliance with FDICIA's equity requirements.

     Restrictions on Transactions With Affiliates. One set of restrictions is found in Section 23A of the Federal Reserve Act, which affects loans to and investments in FSC and any of its subsidiaries. Section 23A imposes quantitative and qualitative limits on transactions between a bank and any affiliate, and also requires certain levels of collateral for such loans. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of FSC or its subsidiaries.

     Another set of restrictions is found in Section 23B of the Federal Reserve Act. Among other things, Section 23B requires that certain transactions between FSC's subsidiary banks and their affiliates must be on terms substantially the same, or at least as favorable to FSC or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between FSC and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. FSC is also subject to certain prohibitions against advertising which suggests that FSC is responsible for the obligations of its affiliates.

     The restrictions on loans to insiders contained in the Federal Reserve Act and Regulation O now apply to all insured institutions and their subsidiaries and holding companies. The aggregate amount of an institution's loans to insiders is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. Loans made prior to the enactment of FDICIA are not subject to the restrictions.

     Restrictions on Subsidiary Bank Dividends. The Federal Reserve Board, the Comptroller and the FDIC have each issued policy statements to the effect that bank holding companies and member banks, national banks and state banks should generally only pay dividends out of current operating earnings. The prior approval of the Comptroller is required if the total of all dividends declared by the board of directors of a national bank in any calendar year will exceed the aggregate of the bank's net profits (as defined by regulatory authorities) for that year and its retained net profits for the preceding two years. Similar restrictions govern FSB Nevada. In addition, national banks can pay dividends only to the extent that retained net profits exceed "bad debts," which are generally defined to include the principal amount of loans that are in arrears as to interest by nine months or more and that are not secured and that are not in the process of collection. As of December 31, 1997, FSC's subsidiary banks could have declared additional dividends to FSC totalling approximately $332.18 million without regulatory approval or restriction. Federal banking regulators also may prohibit federally insured banks from paying dividends if the payment of such dividend would leave the bank "undercapitalized" as defined in FDICIA and the implementing regulations, or the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. Applicable Nevada law places similar restrictions on the payment of dividends by banks organized under the laws of that state.

     Branch Closing Requirements. FDICIA requires FSC's banks to notify the FDIC and branch customers 90 days prior to a branch closing, including a detailed statement regarding the reasons for the closing. Notice of the closing must be posted at the facility 30 days prior to the closing.

     Truth in Savings Disclosures. FDICIA subjects FSC's banks to information requirements concerning advertisements and solicitations for deposits. The FDIC requires such advertisements and solicitations to disclose the following: (1) annual percentage yield and the period for which it is in effect; (2) minimum balance and initial deposit requirements; (3) a statement that fees could reduce the yield; and (4) interest penalty for early withdrawal. Misleading advertisements are prohibited. Schedules of rates, fees, and other terms must be distributed to customers, and notice of any changes must be mailed 30 days before they go into effect. Violations of these restrictions are subject to enforcement actions by regulators, civil suits by depositors, and could result in the payment of penalties and attorneys' fees. FDICIA requires depository institutions to disclose fees, interest rates and other terms concerning deposit accounts to consumers before they open accounts. FDICIA requires depository institutions that provide periodic statements to consumers to include information about fees imposed, interest earned and the annual percentage yield on those statements. FDICIA imposes substantive limitations on the methods by which institutions determine the balance on which interest is calculated. Rules dealing with advertisements for deposit accounts are also included in the law.

     Examinations. The FDIC periodically examines and evaluates insured banks. Based upon such an evaluation, the FDIC may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. FDICIA requires that these onsite examinations be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. FDICIA authorizes the FDIC to assess the institution for its costs of conducting the examinations. The rules and regulations of the Comptroller, which regulates FSC's national banks, and the Nevada state banking authorities regulating FSC's state-chartered bank, also provide for periodic examinations by those agencies.

     Standards for Safety and Soundness. As part of FDICIA's efforts to promote the safety and soundness of depository institutions and their holding companies, the appropriate federal banking regulators were required to promulgate by December 1, 1993 regulations specifying operational and management standards (addressing internal controls, loan documentation, credit underwriting and interest rate risk) and asset quality, earnings and stock valuation standards (including a minimum ratio of market value to book value of the publicly traded shares of such depository institutions and holding companies). The Federal Reserve Board issued on April 19, 1993 proposed regulations on standards for safety and soundness, and revised guidelines were issued in 1995.

     Real Estate Lending Evaluations. FDICIA requires uniform standards for evaluations by the regulators of loans secured by real estate or made to finance improvements to real estate that take into consideration the risk posed to the insurance funds by real estate loans, the availability of credit, and the need for safe and sound operation of insured depository institutions. FDICIA also prohibits the regulators from adversely evaluating a real estate loan or investment solely on the grounds that the investment involves commercial, residential or industrial property, unless the safety and soundness of an institution may be affected.

     In order to implement these provisions, on December 31, 1992, the agencies adopted regulations establishing loan-to-value (LTV) ratio limitations on real estate lending by insured depository institutions. The Federal Reserve Board also established loan-to-value ratio limitations on real estate lending by bank holding companies and their nonbank subsidiaries. Certain transactions are excluded from the LTV ratio limitations. Specifically, these limits do not apply to: loans guaranteed or insured by the U.S. Government or an agency thereof, or backed by the full faith and credit of a state government; loans facilitating the sale of real estate acquired by the lending institution in the ordinary course of collecting a debt previously contracted; loans where real estate is taken as additional collateral solely through an abundance of caution by the lender; loans renewed, refinanced, or restructured by the original lender(s) to the same borrower(s), without the advancement of new funds; or loans originated prior to the effective date of the regulation.

     Brokered Deposit Restrictions. FIRREA and FDICIA generally bar institutions which are not well capitalized from accepting brokered deposits. The FDIC has issued rules which prohibit undercapitalized institutions from soliciting or accepting such deposits. Adequately capitalized institutions would be allowed to solicit such deposits, but could only accept them if a waiver is obtained from the FDIC.

     Real Estate Appraisal Requirements. The federal banking agencies issued final regulations requiring, after December 31, 1992, insured institutions to obtain appraisals by certified or licensed appraisers for transactions having a value over $100,000.

     FIRREA's Impact. FIRREA's primary purpose was to restructure the statutory and regulatory framework applicable to savings associations, and establish a mechanism for resolving insolvent thrift institution cases. Certain provisions of FIRREA, however, affect the bank subsidiaries of holding companies, including FSC. Among the most significant of these provisions are those which: (1) clarify the powers and duties of the FDIC as receiver or conservator of a bank; (2) enhance the enforcement powers of the federal banking regulators; (3) establish new reporting requirements under the Home Mortgage Disclosure Act designed to prevent discriminatory lending practices; (4) require the federal banking agencies to make public a rating of a bank's performance under the Community Reinvestment Act; and (5) prohibit banks from entering into contracts with persons providing goods, products or services if the performance of such contracts would adversely affect the bank's safety and soundness. FIRREA's primary impact on commercial banks has been to increase the enforcement authority of federal regulators and to expand the scope of potential targets of enforcement actions.

     FIRREA also contains a "cross-guarantee" provision which makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of an affiliated insured depository institution.

     Expanding Enforcement Authority. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, Comptroller and FDIC possess extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties of up to $1 million per day, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

     Instability of Regulatory Structure. The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

                     [THIS SPACE LEFT BLANK INTENTIONALLY]

CAPITALIZATION

     The following table sets forth the historical capitalization of FSC as of December 31, 1997 (dollars in thousands):

LONG-TERM DEBT
  Medium Term Notes due 1999-2003...........................  $   28,750
  7.875% Senior Notes due 1999..............................      98,962
  6.875% Senior Notes due 2006..............................     150,000
  7.5% Subordinated Notes due 2002..........................      75,000
  7.0% Subordinated Notes due 2005..........................     125,000
  Guaranteed Preferred Beneficial Interests 8.41%
     Subordinated Capital Income Securities due 2026........     150,000
  Bank Notes & FHLB Borrowings(1,2).........................     676,349
  Non-Bank..................................................         402
                                                              ----------
  Total long-term debt......................................   1,304,463
                                                              ----------
STOCKHOLDERS' EQUITY
Series A, $3.15 Cumulative Convertible Preferred Stock:
  (9,541 shares outstanding)................................         501
Common Stock (par value $1.25, authorized 300,000,000
  shares, issued 175,162,714 shares)(3).....................     218,953
     Paid-in surplus........................................      79,892
     Retained earnings......................................   1,048,202
     Net unrealized gain on available for sale securities...      22,733
                                                              ----------
  Subtotal..................................................   1,369,780
  Common treasury stock at cost (1,653,491 shares)..........     (52,868)
                                                              ----------
  Total common stockholders' equity.........................   1,316,912
                                                              ----------
          Total stockholders' equity........................   1,317,413
                                                              ----------
          Total long-term debt and stockholders' equity.....  $2,621,876
                                                              ==========

---------------
(1) These obligations are direct obligations of subsidiaries of FSC, and as such, constitute claims against such subsidiaries ranking prior to FSC's equity therein.

(2) Federal Home Loan Bank borrowings mature in 1999-2012.

(3) Shares issued and outstanding and as adjusted exclude 8,885,769 shares reserved for issuance upon exercise of outstanding employee stock options, 391,241 shares reserved for issuance upon exercise of conversion rights of preferred stock, 1,006,000 shares reserved for issuance under the dividend reinvestment and stock purchase plan, 5,736,445 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan, 2,626,634 shares reserved for issuance under the 1994 Employee Stock Purchase Plan, and 1,660,500 shares reserved for issuance under FSC's Non-Employee Director Stock Option Plan.

DESCRIPTION OF FSC'S CAPITAL STOCK

     The following statements are brief summaries of the material provisions relating to FSC's Preferred Stock and FSC Common Stock and are qualified in their entirety by the provisions of FSC's Certificate of Incorporation, which has been filed with the Commission. See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

     Preferred Stock. The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value ("Preferred Stock"). On December 31, 1997, there were 9,541 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the FSC Common Stock. The Series A Preferred Stock is convertible into the FSC Common Stock at a ratio of 41.00625 shares of FSC Common Stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of FSC, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the FSC Common Stock. FSC may, at the option of the Board of Directors, redeem the whole or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

     Holders of FSC's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the FSC Common Stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

     The Board of Directors of FSC is authorized by the Certificate of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

     FSC Common Stock. FSC is authorized to issue 300,000,000 shares of FSC Common Stock with a par value of $1.25 per share. (FSC has asked its shareholders to approve an increase of authorized common stock to 600,000,000 shares at its Annual Meeting in April 1998.) As of December 31, 1997, there were outstanding 173,509,223 (net of Treasury Stock) shares of FSC Common Stock. At such date, there were 5,736,445 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan as stock bonuses and other awards; 1,006,000 shares reserved for issuance under FSC's Dividend Reinvestment Plan; 391,241 shares reserved for issuance upon the conversion of FSC's Series A Preferred Stock, 8,885,769 shares reserved for issuance upon exercise of outstanding employee stock options, and 1,660,500 shares reserved for issuance under FSC's Non-Employee Director Option Plan. Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Series A Preferred Stock.

     The holders of FSC Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

     Holders of FSC Common Stock are entitled to receive dividends when and if declared by the Board of Directors of FSC out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of FSC's Series A Preferred Stock and any other series of Preferred Stock hereafter authorized, to receive pro rata the net assets of FSC. FSC Common Stock has no pre-emptive or conversion rights.

     As of August 28, 1989, FSC adopted a Shareholder Rights Agreement (the "Plan") and the Board of Directors of FSC on that date (a) declared a dividend of one "Right" for each share of FSC Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of FSC Common Stock issued after September 8, 1989 and prior to the occurrence of certain events described in the Plan, primarily involving the acquisition of target levels of FSC shares by persons not then holding such amounts. Each Right entitles the registered holder to purchase from FSC a unit consisting of one one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $13.17 per unit. The Rights are attached to all shares of FSC Common Stock that were outstanding on September 8, 1989 or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until the occurrence of such events, no Right may be exercised or traded separately from the FSC Common Stock. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of FSC Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by FSC, which may be done at $0.01 per Right, in accordance with the terms of the Plan.

     The Plan is designed to protect FSC's stockholders' interests in the event of an unsolicited attempt to acquire FSC, including a gradual accumulation of shares in the open market. FSC believes that the Plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair FSC's Board of Directors' ability to represent FSC's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of FSC through self-dealing transactions. The Plan is not intended to prevent a takeover of FSC. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which FSC's shares are traded. However, the exercise of Rights by some but not all of FSC's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly. Shares of FSC Common Stock do not have cumulative voting rights.

     FSC Common Stock is not subject to redemption by either FSC or a stockholder, and there is no restriction on the repurchase by FSC of shares of FSC Common Stock except for certain regulatory limits.

     FSC's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of FSC Common Stock is required to approve or authorize certain major corporate transactions involving FSC and holders of more than 10% of the FSC Common Stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of FSC Common Stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.

                           INFORMATION ABOUT THE BANK

     A copy of the Bank's Annual Report on Form 10-K, as filed with the FDIC and the NASDAQ National Market, is attached to this Prospectus/Proxy Statement as Appendix B. The Annual Report contains the Bank's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995, the Bank's Management's Discussion and Analysis of the Bank's financial statements and condition, and additional statistical disclosures concerning the Bank and its business. Bank Shareholders are referred to Appendix B for a full understanding of the Bank, its operations and results.

GENERAL

     The Bank is a California state chartered bank that commenced operations in October, 1979. At December 31, 1997, the Bank had consolidated assets of $849.2 million, net loans of $442.8 million, deposits of $701.7 million and stockholders' equity of $83.4 million.

     The principal executive and administrative offices of the Bank are located at 100 North Barranca Street, West Covina, California.

     Currently, the Bank operates seventeen branch banking offices: 925 West Badillo Street, Covina, California ("Covina Main Branch"); 100 North Barranca Street, West Covina, California ("West Covina Branch"); 385 East Sixth Street, Beaumont, California ("Beaumont Branch"); 123 South Chapel Avenue, Alhambra, California ("Alhambra Branch"); 444 East Huntington Drive, Arcadia, California ("Arcadia Branch"); 3401 Centrelake Drive, Ontario, California ("Ontario Branch"); 301 North Second Street, Covina, California ("Covina Downtown Branch"); 12470 Hesperia Road, Victorville, California ("Victorville Branch"); 1201 Dove Street, Newport Beach, California ("Newport Beach Branch"); 721 North Euclid, Anaheim, California ("Anaheim Branch"), 2101 East Coast Highway, Newport Beach, California ("Corona del Mar Branch"); 2099 South State College Boulevard, Anaheim, California ("Anaheim Stadium Branch"); 390 North Brea Boulevard, Brea, California ("Brea Branch" ); 15771 Rockfield Boulevard, Irvine, California ("Irvine Branch"); 441 West Whittier Boulevard, La Habra, California ("La Habra Branch"); 4875 La Palma Avenue, La Palma, California ("La Palma Branch"); and 111 East Yorba Linda Boulevard, Placentia, California ("Placentia Branch").

     In January, 1997, the Bank closed its Orange Branch which was located at 170 South Main Street, Orange, California and transferred the deposit and loan business to its Anaheim Stadium Branch. In December, 1997, the Bank closed its Glendora Branch which was located at 655 South Grand Avenue, Glendora, California and transferred the deposit and loan business to its Covina Main Branch.

     The Bank is a community bank that offers personalized commercial banking services to businesses, professionals and individuals located in and around the San Gabriel Valley, Inland Empire and High Desert areas of Southern California, Orange County and in Beaumont, California. The Bank engages in a variety of lending activities, including commercial and industrial, agribusiness, construction and land development, real estate-conventional and installment loans with emphasis on commercial loans and construction loans for residential properties. Commercial and industrial loans include equipment financing, short-term operating loans and accounts receivable financing. Installment loans include consumer loans for automobiles, home improvements, debt consolidation and other personal needs. Real estate loans include secured short-term mini-perm and construction and land development loans. As of December 31, 1997, commercial and industrial, construction and land development, real estate-conventional and installment loans accounted for 39.6%, 7.4%, 43.6% and 9.3%, respectively, of the Bank's loan portfolio, with the remaining .1% consisting of outstanding leases.

     Through its Small Business Administration "SBA" Loan Department, the Bank offers loans for equipment, inventory, real estate acquisition and construction, refinancing, and working capital. The Bank is a participant in both the Preferred Lender Program ("PLP") and the Certified Lender Program under the SBA program. As a Preferred Lender, the Bank may, without prior SBA review, issue SBA guarantees for loans approved by the Bank under PLP procedures for which the guaranteed portion does not exceed certain limits set by legislation, thereby avoiding possible lengthy delays in the SBA approval process. Legislative guarantees for PLP lenders range from 70% -- 90% based upon the size and maturity of the loan. It is estimated that fewer than 1% of SBA-approved lenders are approved by the SBA as PLP lenders. The Bank may hold the government-guaranteed portions of its SBA loans in its own loan portfolio, or sell these portions into the secondary market and retain the servicing income.

     The Bank offers a variety of deposit instruments. These include personal and business checking accounts and savings accounts, including interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit. The Bank also offers a wide range of specialized services designed to attract and service the needs of customers. These services include drive-up facilities, ATM facilities, cash management systems, electronic funds transfers by way of domestic and international wires and automated clearing house, merchant windows, courier services, computer accounting services and sales of travelers' checks. Additionally, the Bank issues MasterCard credit cards and honors merchant drafts for both MasterCard and VISA.

     The Bank offers international banking services, including issuing letters of credit and bankers' acceptances, buying and selling foreign exchange and handling the collection and transfer of money.

     The Bank offers through its Alternative Investments Department a wide variety of investment products including mutual funds and annuities for sale to its customers. None of the products offered through the Alterative Investment Department are insured by the FDIC.

     The Bank does not operate a trust department. The Bank holds no patents, registered trademarks, licenses (other than licenses obtained from bank regulatory agencies), franchises or concessions.

REAL ESTATE SUBSIDIARIES

     The Bank has two real estate development subsidiaries which are engaged in activities authorized by Section 751.3 of the California Financial Code. Citrus State Development Corp., was incorporated on January 18, 1984, and Granada Realty Services, Inc., was incorporated on April 17, 1984. These real estate development subsidiaries had combined capital of $4.5 million at December 31, 1997, and net income of $22,000, $184,000, and $54,000, for 1997, 1996 and 1995
respectively. See Note H to the Bank's audited consolidated financial statements, found at Appendix B, attached hereto, for a summary of the financial position of the Bank's real estate subsidiaries.

     Federal law restricts insured state chartered banks and their subsidiaries from engaging as a principal in any activity which is not permissible for a national bank or a subsidiary of a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements. Currently, neither national banks nor their subsidiaries are permitted to engage as a principal in real estate development activities, such as those currently engaged in by the Bank's real estate subsidiaries, with certain limited exceptions.

     The real estate development subsidiaries are engaged primarily in the business of developing single family homes. The subsidiaries acquire and take title to the property to be developed and provide the funds necessary for such development. The subsidiaries generally engage real estate contractors to perform construction work for a fee. The subsidiaries market and sell the homes upon completion. Such properties are accounted for at the lower of cost, including direct development cost and interest incurred during the development stage, or net realizable value. Ordinarily, once projects are started they are completed within a twelve-month period. The Bank generally does not finance the sale of the homes which are built.

     In March 1996, the FDIC approved the Bank's application to continue the real estate development activities of the subsidiaries. The approval is subject to certain conditions, including, among other things, that (a) the Bank's total investment in the real estate development subsidiaries (defined to include equity investments in and loans to the subsidiaries) not exceed 20% of the Bank's Tier I capital, (b) for purposes of the prompt corrective action provisions of federal law and the calculation of the Bank's risk adjusted deposit insurance premium, the Bank's capital ratios be based on the Bank's capital levels after deducting its total investment in the real estate development subsidiaries, (c) the Bank's capital levels, after deducting its total investment in the real estate development subsidiaries, equal or exceed the levels required for a "well capitalized" institution under federal law and
(d) the real estate development subsidiaries contract with the Bank for any services on terms and conditions comparable to those available to or from independent entities.

     At December 31, 1997, the Bank had a total investment, comprised entirely of equity investments, in the real estate development subsidiaries of approximately $4.5 million, constituting 5.4% of its total stockholders' equity and 7.3% of Tier I capital. During 1997, the Bank's real estate development subsidiaries sold six homes compared to the sale of nine homes in 1996 and seven homes in 1995. At December 31, 1997, the subsidiaries held one completed home pending close of escrow, one completed home listed for sale and two single family residential properties in various stages of construction.

     Management believes the Bank is in compliance with the conditions of the FDIC approval at December 31, 1997. While management believes that it can continue to satisfy the conditions of the FDIC approval, it is currently evaluating and will continue to evaluate the extent to which it will engage in its real estate development activities and the manner in which it engages in and funds such activities. Any decision will be based on a number of factors including, but not limited to, the growth and capital requirements of the

Bank, the profitability of the Bank and the real estate development subsidiaries, economic conditions on both a national and local level, and the condition of the real estate market in Southern California.

COMPETITION

     The banking and financial services business in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet needs of the communities served. In those instances where the Bank is unable to accommodate a customer's needs, the Bank may arrange for those services to be provided by its correspondents. The Bank has seventeen branch offices, five in Los Angeles County, nine in Orange County, one in Riverside County and two in San Bernardino County. Neither the deposits nor loans of the offices of the Bank exceed 1% of all financial services companies located in the counties in which the Bank operates.

EMPLOYEES

     As of December 31, 1997, the Bank had approximately 323 full-time equivalent employees. The Bank believes that its employee relations are satisfactory.

                    COMPARATIVE RIGHTS OF BANK SHAREHOLDERS

     FSC is incorporated under the laws of the State of Delaware and the Bank is incorporated under the laws of the State of California. Bank Shareholders whose rights as shareholders are currently governed by California law, the Bank's Articles and the Bank's Bylaws, will, in the event that such Bank Shareholders receive FSC Common Stock as consideration in the Merger, become stockholders of FSC, and their rights as such will be governed by Delaware law, the FSC Certificate and the FSC Bylaws. Certain differences between the rights of holders of shares of Bank Common Stock and shares of FSC Common Stock are summarized below.

     The following summary does not purport to be a complete statement of the rights of the Bank Shareholders under the applicable California laws, the Bank's Articles and the Bank's Bylaws, as compared with the rights of FSC stockholders under the applicable Delaware laws, the FSC Certificate and the FSC Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the California Corporations Code (the "California Code") and the Delaware General Corporation Law (the "Delaware Code") and the governing corporate instruments of the Bank and FSC to which such Bank Shareholders are referred.

CERTAIN VOTING RIGHTS

     California law generally requires approval of any reorganization (which includes a merger, certain exchange reorganizations and certain sale-of-asset reorganizations) or sale of all or substantially all of the assets of a corporation by the affirmative vote of the holders of a majority (unless the articles of incorporation require a higher percentage) of the outstanding shares of each class of capital stock of the corporation entitled to vote thereon. The Bank's Articles do not require a higher percentage.

     Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. The FSC Certificate requires a higher percentage vote in certain merger contexts. FSC also has issued rights to its shareholders entitling its shareholders to acquire additional shares of FSC capital stock in certain circumstances associated with certain merger contexts. (See "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock.")

     In general, under California law, no approval of a reorganization is required by the holders of the outstanding shares in the case of any corporation if such corporation, or its shareholders immediately before such reorganization, or both, own, immediately after such reorganization, equity securities (other than warrants or rights) of the surviving or acquiring corporation, or the parent of either of the constituent corporations, possessing more than five-sixths of the voting power of such surviving or acquiring corporation or such parent. The Bank's Articles do not require a higher percentage.

     Delaware law provides that (unless required by the certificate of incorporation) no authorization by stockholders of a surviving or acquiring corporation is necessary for a merger if (1) the merger does not amend the certificate of incorporation of the corporation, (2) each share of stock of the corporation outstanding prior to the merger remains identical after the merger, and (3) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered under the plan of merger or the authorized unissued shares or the treasury shares of common stock of the corporation to be issued or delivered under the merger plus shares issuable upon conversion of any other shares, securities or obligations to be issued or delivered under the merger do not exceed 20% of the shares of common stock of the corporation outstanding prior to the merger. The FSC Certificate does not require stockholder authorization for mergers of the type described in the preceding sentence.

     Under California law, a parent corporation may, without shareholder approval, merge into itself a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

     Similarly, Delaware law permits a merger of a 90% owned subsidiary corporation into its parent without shareholder approval so long as the resolution of the Board of Directors of the parent providing for the merger states the terms and conditions of the merger, including the consideration to be given by the parent in exchange for the subsidiary shares not owned by the parent, if any.

DIVIDENDS

     Generally, a California corporation may pay dividends out of retained earnings or if, after giving effect thereto: (1) the sum of the assets (excluding goodwill and certain other assets) of the corporation is at least equal to 1 1/4 times its liabilities (excluding certain deferred credits) and
(2) the current assets of such corporation are at least equal to (A) its current liabilities or (B) if the average of the earnings of such corporation before taxes and interest expense for the two preceding fiscal years was less than the average of the interest expense of such corporation for such fiscal years, 1 1/4 times its current liabilities. In addition, the ability of a California corporation to pay dividends is restricted by certain limitations for the benefit of certain preference shares.

     Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares. The FSC Bylaws provide that the Board of Directors may, in accordance with applicable law, declare dividends.

ELECTION OF DIRECTORS; BOARD OF DIRECTORS

     Under California law (unless a listed corporation's articles of incorporation or bylaws provide otherwise), any shareholder of a corporation is entitled to cumulate his or her votes for the election of directors provided that at least one shareholder has given notice at the meeting prior to the voting of such shareholder's intention to cumulate his or her votes. Cumulative votes may only be cast for candidates who have been nominated before the voting. The Bank's Articles of Incorporation do not restrict cumulative voting.

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

     Delaware law permits cumulative voting in the election of directors of a corporation if the certificate of incorporation of such corporation provides for cumulative voting. The FSC Certificate does not provide for cumulative voting.

     Under Delaware law, FSC is permitted to provide in its certificate of incorporation or in an initial bylaw for classification of its Board of Directors into up to three classes. The FSC Certificate does not provide for the classification of directors.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under California law, the holders of at least 10% of the number of outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed (unless the entire board is removed) when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

     Under Delaware law, any or all directors of a corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, shareholders may remove directors only for cause, and in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

     Under California law (unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director), vacancies on the board of directors may be filled by approval of the board. In addition, any vacancy not filled by the directors may be filled by the vote of the majority of shares entitled to vote. Neither the Bank's Articles nor the Bank's Bylaws provide otherwise.

     Under Delaware law (unless otherwise provided in the certificate of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office. Neither the FSC Certificate nor the FSC Bylaws provides otherwise.

SPECIAL MEETINGS OF BANK SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or bylaws. The Bank's Bylaws also permit the Chief Executive Officer to call a special meeting, but neither the Articles nor the Bylaws permit any other person to call a special meeting.

     Under Delaware law, a special meeting of shareholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The FSC Bylaws provide that a special meeting may be called by the chairman or a majority of the board of directors.

     Under California law (unless otherwise provided in the articles) and the Bank's Bylaws, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same proportion of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent generally requires the unanimous consent of all shares entitled to vote for the election of directors. The Bank's Articles do not provide otherwise.

     Under Delaware law (unless otherwise provided in the certificate of incorporation), any action which is required to be taken or may be taken at a meeting of stockholders, may be taken by a written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The FSC Certificate does not provide otherwise.

AMENDMENT OF BYLAWS

     Under California law, bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote thereon or (subject to any restrictions in the articles of incorporation or bylaws) by the approval of the board of directors, except that amendments to the bylaws specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may only be adopted by approval of the affirmative vote of a majority of the outstanding shares entitled to vote.

     Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. The FSC Certificate provides that the FSC Bylaws may be made, altered, amended or repealed by the Board of Directors and may only be amended by a vote of at least 80% of FSC stockholders.

AMENDMENT OF CHARTER

     Under California and Delaware law, amendments to the charter of a corporation generally require approval by vote of the Board of Directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter.

DISSENTERS' RIGHTS

     Under California law, in the event of a merger of a corporation for which the approval of outstanding shares is required, dissenting shareholders of such corporation who follow prescribed statutory procedures are entitled to receive payment of the fair market value of their shares. For a more complete description of such rights. (See "RIGHTS OF DISSENTING SHAREHOLDERS.")

     Under Delaware law, appraisal rights are generally available for the shares of any class or series of stock of a corporation in a merger or consolidation; provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders. Further, no appraisal rights are available to stockholders of the surviving corporation if their vote is not required in connection with the merger. Notwithstanding the foregoing provisions, appraisal rights are available if stockholders receive in the merger or consolidation consideration other than: (1) shares of stock of the corporation surviving or resulting from such merger or consolidation; (2) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares; or (4) any combination of the foregoing.

CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

     Under California law, if a tender offer or written proposal to acquire a corporation by a reorganization or certain sales of assets is made to a corporation's shareholders by an Interested Party (as hereinafter defined) (each an "Interested Party Proposal"), (1) an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation must be delivered to shareholders of such corporation (or, in the event that no shareholder approval is required for the consummation of the transaction, to the corporation's Board of Directors) and (2) such shareholders must be (a) informed of certain later tender offers or written proposals for a reorganization or sale of assets made by other persons and (b) afforded a reasonable opportunity to withdraw any vote, consent or proxy previously given or shares previously tendered in connection with the Interested Party Proposal. For the purposes of this paragraph, "Interested Party" shall mean a person who is a party to the transaction and (x) directly or indirectly controls the corporation that is the subject of the tender offer or proposal; (y) is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or (z) is an entity in which a material financial interest (as defined in Section 310 of the California Code) is held by any director or executive officer of the subject corporation.

     In addition, in connection with any merger transaction, California law generally requires that, unless all shareholders of a class or series consent (and except with respect to fractional shares), each share of such class or series must be treated equally with respect to any distribution of cash, property, rights or securities. California law also provides generally that if a corporation that is party to a merger, or its parent, owns more than 50% but less than 90% of the voting power of the other corporation that is party to such merger, the nonredeemable shares of common stock of the controlled corporation may be converted only into nonredeemable shares of the surviving corporation or a parent party unless all of the shareholders of the class consent.

     Generally, Delaware law would prevent an Interested Stockholder (as defined in the Delaware Code) from engaging in a Business Combination (as defined in
Section 203 of the Delaware Code) with a corporation for three years following the date such person became an Interested Stockholder unless: (1) before such person became an Interested Stockholder, the Board of Directors of such corporation approved either the business combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (2) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding stock held by (A) directors who are also officers and (B) employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (3) at or subsequent to such time, the Business Combination is (x) approved by the Board of Directors of such corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the Interested Stockholder.

     THE BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NUMBER TWO: THE PROPOSED MERGER AGREEMENT.

                                 LEGAL MATTERS

     The legality of the FSC Common Stock offered hereby and certain other matters with respect to the Merger will be passed upon for FSC and FSMC by Ray, Quinney & Nebeker. As of the Record Date, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of no more than 4% of the total outstanding FSC common stock and held no shares of Bank Common Stock. A shareholder of Ray, Quinney & Nebeker is the daughter of the Chairman and Chief Executive Officer of FSC. Another shareholder acts as Assistant Secretary of FSC.

     The law firm of Manatt, Phelps & Philips, LLP will pass upon certain matters in connection with the Merger for the Bank. As of the Record Date,
attorneys at Manatt, Phelps & Philips, LLP beneficially owned      shares of the
Bank Common Stock and      shares of FSC Common Stock.

                                    EXPERTS

     FSC's consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus/Proxy Statement by reference from FSC's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Bank's consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated in this Prospectus/Proxy Statement by reference from the Bank's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     DEADLINE FOR FSC SHAREHOLDER PROPOSALS

     Any FSC shareholder who wishes to present a proposal for action at the 1999 ANNUAL MEETING of the FSC shareholders, must submit his or her proposal in writing by Certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Corporation, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1998.

     In addition, FSC's Bylaws provide for minimum and maximum notice periods to FSC of any shareholder nomination for Director and for any other shareholder proposal for action at an annual or special meeting of FSC shareholders. A copy of the relevant portions of the FSC Bylaws may be obtained by writing to the Secretary of FSC at the above address. The FSC Bylaws were filed as an exhibit to FSC's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Commission. FSC's Annual Report on Form 10-K for the year ended December 31, 1997 is available over the Internet through the Commission's website at www.sec.gov.

           INFORMATION CONCERNING THE BANK SHAREHOLDERS MEETING ONLY

     The Board of Directors of the Bank has appointed Deloitte & Touche LLP as the Bank's independent accountants for the fiscal year ending December 31, 1998. The appointment was recommended by the Audit Committee. Deloitte & Touche LLP has been the Bank's accountants since 1988 and performed audit services which included the examination of the consolidated financial statements and services related to filings with the FDIC. All professional services rendered by Deloitte & Touche LLP during 1997 were furnished at customary rates and terms.

     Representatives of Deloitte & Touche LLP will be present at the Bank Shareholders' Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from Bank Shareholders.

                    DEADLINE FOR BANK SHAREHOLDER PROPOSALS

     Assuming the Merger Agreement is not approved at the Bank Shareholders' Meeting, or that the Merger Agreement otherwise fails to close and is terminated, a Bank Shareholder who wishes to present a proposal for action at the 1999 ANNUAL MEETING of Shareholders, must submit his proposal in writing by Certified Mail -- Return Receipt Requested, to California State Bank, Attention:
Corporate Secretary, 100 N. Barranca Street, West Covina, California 91791, on or before December 21, 1998.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented for consideration at the Bank Shareholders' Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Bank Shareholders' Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the Proxy.

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

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                              ("MERGER AGREEMENT")

                      AGREEMENT AND PLAN OF REORGANIZATION
                            DATED FEBRUARY 18, 1998

                                  BY AND AMONG

                          FIRST SECURITY CORPORATION,
                          FIRST SECURITY MERGER CORP.
                                      AND
                             CALIFORNIA STATE BANK

     This Agreement and Plan of Reorganization, dated as of the 18th day of February, 1998 ("Agreement"), is made and entered into by and among FIRST SECURITY CORPORATION, a Delaware corporation ("FSC"), FIRST SECURITY MERGER CORP., a California corporation ("Merger Co."), and CALIFORNIA STATE BANK, a bank organized under the laws of the State of California ("Bank").

                                R E C I T A L S:

     A. FSC is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located at 79 South Main Street, Salt Lake City, Utah 84111. FSC is authorized by its Articles of Incorporation to issue (i) 400,000 shares of preferred stock, each of no par value ("FSC Preferred Stock"), 18,052 of which are designated as Class A Preferred Stock, of which 9,541 were issued and outstanding on December 31, 1997, and (ii) 300,000,000 shares of common stock, each of $1.25 par value ("FSC Common Stock"), of which as of December 31, 1997, there were 115,672,815 (net of Treasury) shares issued and outstanding.

     B. Merger Co. is a corporation duly organized under the laws of the State of California for the sole purpose of facilitating the acquisition of Bank, and is a wholly-owned subsidiary of FSC.

     C. Bank is a bank incorporated under the laws of the State of California, having its principal place of business located at 100 N. Barranca Street, West Covina, California 91791. Bank is authorized by its Articles of Incorporation to issue 15,000,000 shares of common stock, each of no par value, ("Bank Common Stock") of which as of January 31, 1998 there were 5,150,111 shares issued and outstanding and 618,372 shares reserved for issuance upon the exercise of outstanding incentive options ("ISO") and non-statutory options ("NSO", and together with the ISOs, the "Options"), and 5,000,000 shares of serial preferred stock, none of which are issued and outstanding.

     D. Bank owns beneficially and of record all of the issued and outstanding shares of capital stock of Granada Realty Services, Inc., a California corporation, Citrus State Development Corp., a California corporation, and Excelmark Financial Services, Inc., a California corporation (collectively, the "Subsidiaries").

     E. The parties hereto desire that Merger Co. be merged with and into Bank, with the Bank to be the surviving entity (the "Merger") pursuant to that certain Agreement of Merger attached hereto as Exhibit A (the "Merger Agreement").

     F. As a condition to the execution of this Agreement, FSC and Bank are entering into that certain Termination Fee Agreement of even date herewith (the "Termination Agreement").

                               A G R E E M E N T:

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions set forth herein, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Pursuant to the laws of the State of California, and subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time (as defined in Section 8.2 hereof) Merger Co. shall be merged with and into Bank, which shall be the surviving corporation (the "Surviving Corporation").

     1.2 Effect of the Merger. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Merger Co. and Bank shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of Merger Co. and Bank, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of Merger Co. and Bank and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Merger Co. or Bank shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Merger Co. and Bank shall be preserved unimpaired and all debts, liabilities and duties of Merger Co. and Bank shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     The outstanding shares of capital stock of Bank shall be converted on the basis, terms, and conditions described in Section 1.3.

     1.2.1 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation and Bylaws of Bank in effect immediately prior to the Merger shall govern Bank after the Merger. The directors and officers of Bank shall be those individuals presently serving as directors and officers of the Bank.

     1.3 Conversion of Shares. The manner and basis of converting the outstanding shares of capital stock of Merger Co. and Bank shall be as follows:

     1.3.1 Merger Co. Common Stock. Each share of Merger Co. common stock which is outstanding immediately prior to the Effective Time and all rights in respect thereof, ipso facto, shall be converted into one share of common stock of the Surviving Corporation.

     1.3.2  Conversion of Bank Common Stock.

     (a) Conversion Ratio. Subject to Section 1.4, each share of Bank Common Stock which is outstanding immediately prior to the Effective Time (of which there shall be no more than 5,773,483 shares fully diluted and assuming all Options have been exercised), shall be converted ipso facto, and without any action on the part of the holder thereof, at the Effective Time, into 1.42 (2.13 after giving effect to the 50% stock dividend on the FSC Common Stock payable on February 24, 1998) shares of FSC Common Stock (the "Conversion Ratio"), subject to adjustment as specified in Subsection (d) below, if applicable.

     (b) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip representing fractional shares of FSC Common Stock shall be issued in the Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of FSC. In lieu of any such fractional shares, each holder of shares of Bank Common Stock (on an aggregate basis) who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of certificates as provided in this Section 1.3 shall upon such surrender be paid an amount of cash (without interest) determined by multiplying
(a) the fractional share interest to which such holder would otherwise be entitled, (b) by the Average Closing Price (as such term is hereafter defined) of a share of FSC Common Stock. The "Average Closing Price" shall be the average of the daily closing prices of a share of FSC Common Stock as reported on the NASDAQ Market during the period of five
(5) consecutive trading days ending on the second trading day immediately preceding the Effective Time.

     (c) Options.

     (i) Each person (other than non-employee directors of Bank who must exercise their Options prior to the Effective Time) holding one or more Options to purchase Bank Common Stock pursuant to Bank's 1988 Stock Option Plan or 1994 Stock Option Plan, each as amended to date (collectively, "Stock Option Plans") shall have the right, in his or her discretion, to either:

          (A) exercise the vested portion (including the portion of the Option which vests immediately prior to the Effective Time as a result of the Merger) of the Option to acquire Bank Common Stock prior to the Effective Time, or

          (B) as of the Effective Time, surrender the Option agreement to FSC, in which event such person will be entitled to receive a substitute option ("Substitute Option"). Such Substitute Option shall be exercisable for that number of shares of FSC Common Stock equal to the product of (1) the number of shares of Bank Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by (2) the Conversion Ratio, rounded down to the nearest whole number of shares of FSC Common Stock. The per share exercise price for the shares of FSC Common Stock issuable upon exercise of such Substitute Option shall be equal to the quotient determined by dividing (1) the exercise price per share of Bank Common Stock at which such Option was exercisable immediately prior to the Effective Time by (2) the Conversion Ratio. At the Effective Time, FSC shall issue to each holder of an outstanding Option a document evidencing the Substitute Option pursuant to this Section 1.3(c).

     (ii) The Substitute Options to be received in exchange for Options shall be fully vested, shall be exercisable as provided in the original applicable Option agreement and shall otherwise preserve the characteristics, terms and conditions of the original Option to the greatest extent possible, subject to the requirements of law, including insuring that Options that qualify as incentive stock options prior to the Effective Time qualify as incentive stock options of FSC after the Effective Time.

     (iii) At or prior to the Effective Time, FSC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FSC Common Stock for delivery upon exercise of the Substitute Options issued in accordance with this Section 1.3(c). At the Effective Time, or as soon as practicable thereafter, FSC shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of FSC Common Stock subject to such Substitute Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Substitute Options remain outstanding.

     (d) Adjustments for FSC Dilution. If prior to the Effective Time, FSC shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the FSC Common Stock, or make a distribution on the FSC Common Stock in any security convertible into FSC Common Stock, as of a record date prior the Effective Time, appropriate adjustment or adjustments (rounded to three digits to the right of the decimal point) will be made to the Conversion Ratio and the total number of shares of FSC Common Stock to be issued in the transaction so as to maintain the proportional interest in FSC Common Stock which the shareholders of Bank would otherwise have received.

     1.3.3  Exchange of Certificates.

     (a) Deposit with Exchange Agent. As of the Effective Time, FSC shall have deposited with the Exchange Agent, as defined in 1.3.3(b) below, for the benefit of holders of Bank Common Stock, for exchange in accordance with this Section, certificates representing shares of FSC Common Stock issuable pursuant to
Section 1.3.1 and funds in an amount not less than the amount of cash payable in lieu of fractional shares pursuant to this Section 1.3.

     (b) Exchange Procedures. Promptly after the Effective Time, FSC shall mail to each Bank shareholder of record (other than holders of shares as to which dissenters' rights are perfected) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the Bank certificates to First Chicago Trust Company of New York, the exchange agent for FSC (the "Exchange Agent"), and shall be in such form and have such other provisions as FSC and Bank may reasonably specify), and (ii) instructions for use in effecting the surrender of the Bank certificates in exchange for certificates representing shares of FSC Common Stock. Upon surrender of a Bank certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Bank certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FSC Common Stock and cash in lieu of any fractional share of FSC Common Stock which such holder has the right to receive pursuant to the provisions of this
Section 1.3, and the certificate so surrendered shall forthwith be canceled. Until so surrendered, the certificates which prior to the Merger represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence ownership of the shares of FSC Common Stock into which such shares of Bank Common Stock shall have been converted; provided, however, that no dividends or other distributions declared or made after the Effective Time with respect to FSC Common Stock with a record date after the Effective Time shall be paid until the holder shall have surrendered certificates therefore, at which time the holder shall be paid the amount of dividends, if any, without interest, which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted.

     If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to the Exchange Agent for such purposes any applicable transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.3, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FSC Common Stock and cash in lieu of any fractional shares of FSC Common Stock as contemplated by this Section 1.3.

     (c) No Further Ownership Rights in Bank Common Stock. All shares of FSC Common Stock issued upon the surrender for exchange of shares of Bank Common Stock in accordance with the terms hereof (including any cash paid pursuant to Subsection 1.3.2 (b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bank Common Stock, and there shall be no further registration of transfers on the stock transfer books of FSC of the shares of Bank Common Stock which were outstanding immediately prior to the Effective Time.

     1.4 Shares of Dissenting Holders. Notwithstanding anything to the contrary in this Agreement, any holders of dissenting shares, as defined in
Section 1301 of the California General Corporation Law ("CGCL"), which have not effectively withdrawn or lost their rights under Section 1309 of the CGCL shall not have their Bank Common Stock converted as described in Section 1.3; such dissenting shares shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Chapter 13 of the CGCL; provided, however, that each share of Bank Common Stock outstanding immediately prior to the Effective Time, and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal shall be deemed to be converted, as of the Effective Time, into FSC Common Stock in accordance with Section 1.3 and the certificates representing such Bank Common Stock shall be surrendered in accordance with Section 1.3.

     1.5 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

                                   ARTICLE II
                               COVENANTS OF BANK

     2.1 Limitations on Bank's and Subsidiaries' Conduct Prior to Effective Time. Except as otherwise contemplated hereby, between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, Bank agrees to conduct its business, and to cause the Subsidiaries to conduct their respective businesses, in the ordinary course and in substantially the manner heretofore conducted and in accordance with sound banking practices, (the parties hereto recognize that the operation of Bank and the Subsidiaries until the Effective Time is the responsibility of Bank and the Subsidiaries, respectively, and the Boards of Directors and officers of the Bank and the Subsidiaries, respectively; nevertheless, Bank shall keep FSC advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Bank and the Subsidiaries) and subject to requirements of law and regulation generally applicable to California banks, and Bank shall not, without the prior written authorization of the Chairman, President or an Executive Vice President of FSC (which consent shall not be unreasonably withheld):

     2.1.1 Change in Capital Stock; Issuance of Shares. Make any change in its or the Subsidiaries' authorized capital stock, or issue (except pursuant to the exercise of outstanding Options), agree to issue or permit Bank or the Subsidiaries to become obligated to issue any shares of their respective capital stock, or securities convertible into their respective capital stock;

     2.1.2 Options, Warrants, and Rights. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of capital stock of the Bank or the Subsidiaries, or securities convertible into their respective capital stock;

     2.1.3 Dividends. Declare or pay any dividends or other distributions on any shares of the capital stock of Bank or the Subsidiaries; provided, however, that nothing herein shall prohibit Bank from paying quarterly cash dividends consistent with past practices in an amount not to exceed $0.12 per outstanding share of Bank Common Stock per quarter; provided further that Bank shall not pay such quarterly dividend for the quarter in which the Merger is consummated if the Effective Time is prior to FSC's record date for payment of its quarterly dividend for such quarter.

     2.1.4 Purchase of Shares. Purchase or otherwise acquire, or agree to acquire, any shares of its stock, other than in a fiduciary capacity;

     2.1.5 Benefit Plans. Except as required by law, enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of the directors, officers or other employees of the Bank or the Subsidiaries; provided, however, Bank may make such amendments to the benefit plans to facilitate the matters specifically contemplated by this Agreement.

     2.1.6 Acquisitions and Mergers. Acquire any other company by purchase, merger or otherwise, or acquire any branch or other significant part of the assets of any other company;

     2.1.7 Liens; Indebtedness; Increase in Compensation, etc. Except in the ordinary course of business, as set forth in Schedule 2.1.7, or for matters previously disclosed to FSC in writing, (i) mortgage, pledge or subject to a lien or any other encumbrance, any of its assets or dispose of any of the assets of the Bank or the Subsidiaries, incur or cancel any indebtedness or claims, enter into any commitment to purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $100,000, or (ii) increase any compensation or benefits payable to the officers or employees of the Bank or the Subsidiaries, except to pay to those employees other than the senior management, which shall be defined for purposes of this Agreement as Senior Vice President, Executive Vice President or above of the Bank, routine merit increases in accordance with past practices and to pay to any officer or employee such retention bonuses as the Bank may deem necessary to retain the services of an officer or employee.

     2.1.8 Amendments to Charter, etc. Amend the Articles of Incorporation or make any material amendments to the Bylaws of Bank or the Subsidiaries which would interfere in any manner with the transactions contemplated by this Agreement;

     2.1.9  Other.

     (a) Take any action which would or is reasonably likely to (i) adversely affect the ability of Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Bank's ability to perform its covenants and agreements under this Agreement; or
(iii) result in any of the conditions to the performance of Bank's obligations hereunder not being satisfied;

     (b) Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

     (c) Take or cause to be taken any action which would prevent the Merger from qualifying for "pooling of interests" accounting treatment.

     2.2 Preservation of Business, Employees. Bank shall use its commercially reasonable efforts to retain for the benefit of FSC the continuing services of the present officers and employees of Bank and the Subsidiaries, to preserve the goodwill of customers and others having business relations with Bank and the Subsidiaries, to preserve the deposit levels of Bank, to preserve the benefits of all material contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect.

     2.3 Investigation; Access. Bank shall diligently endeavor to (i) take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSC to that end, including, without limitation, providing to FSC and its employees, accountants and counsel, upon reasonable notice, access during normal business hours to the books, records, reports, tax returns and facilities of the Bank and the Subsidiaries, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that the Bank or its Subsidiaries is legally obligated to keep confidential, and to their respective employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSC shall be performed in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of Bank or the Subsidiaries, and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VII.

     From execution of the Agreement until Closing, Bank shall deliver to FSC, as soon as practicable following the end of each calendar month, (i) a list setting forth all of the changes during the month to the classified, criticized and nonperforming assets of Bank ("Classified Assets") as identified by Bank or by the most recent examination by Bank's federal or state bank examiner, along with an explanation of management's response for dealing with such assets, (ii) a list of all changes during the month to loans which are more than thirty (30) days past due ("Past Due Loans"), (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii); (iv) a summary of loan and lease and deposit activity during the month, and (v) interim financial reports relating to the Bank provided to the Board or filed with regulatory authorities.

     No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of FSC of the right to rely upon the representations and warranties made by the Bank herein; provided, however, that FSC shall disclose to the Bank any fact or circumstance it may discover which FSC believes renders any representation or warranty made by the Bank hereunder incorrect in any respect.

     FSC covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning the Bank and Subsidiaries received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement/Prospectus ("Prospectus"), the Registration Statement on Form S-4 ("Form S-4") to be filed by FSC pursuant to Section 3.10, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to the Bank.

     2.4 Regulatory Approvals. Bank shall (i) use its commercially reasonable efforts in good faith to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSC to that end, (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article VII. Bank shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

     2.5 Information for Prospectus. Upon request by FSC, Bank shall timely prepare and deliver to FSC, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Form S-4 contemplated by Section 3.10 of this Agreement.

     2.6 Environmental Assessment and Remediation. Bank shall provide FSC with all Phase I environmental investigation reports that it possesses with respect to real property owned by the Bank or the Subsidiaries, including Bank's branch facilities and assets held by Bank as other assets, other real estate owned, or as insubstance foreclosure and shall cause to be prepared within 30 days of the date of this Agreement one or more Phase I environmental investigation reports covering such properties for which it does not have a Phase I environmental investigation report. In the event any such Phase I environmental investigation report, or any information from a governmental entity, discloses facts which, in the sole discretion of FSC, warrants further investigation, FSC shall provide written notice to the Bank, and the Bank shall use commercially reasonable efforts to cause to be completed within sixty (60) days of such written notice, at the sole cost and expense of the Bank, a Phase II environmental investigation report with respect to such property. FSC shall have ten (10) days from the receipt of any such Phase II environmental investigation report to object thereto, which objection shall be by written notice. In the event of any such objection the Bank shall engage a consultant which is mutually satisfactory to FSC and Bank ("Consultant"), who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such Phase II environmental investigation report and, unless FSC or Bank terminates this Agreement as provided in this Section 2.7, Bank shall use commercially reasonable efforts to immediately commence and diligently prosecute such remediation, all at the sole cost and expense of the Bank (subject to applicable rights of reimbursement from third parties). In the event the Aggregate Environmental Assessment and Remediation Cost (as defined herein) is in excess of $1,000,000, or is not reasonably determinable, either FSC or Bank shall have the right to terminate this Agreement pursuant to Section 9.1(l) hereof. The Aggregate Environmental Assessment and Remediation Costs shall be the sum of (i) the costs of all Phase I environmental investigation reports conducted pursuant to this section (or otherwise in connection with this Agreement) and paid by the Bank; (ii) the costs of all Phase II environmental assessments conducted pursuant to this section (or otherwise in connection with this Agreement) and paid by the Bank;
(iii) the actual cost of remediation conducted pursuant to this section (or otherwise in connection with this Agreement) and paid by the Bank; and (iv) the estimated cost of remediation as determined by the Consultant. In the event either FSC or Bank disagrees with the estimate of remediation costs provided by the Consultant, such estimate shall be reviewed, at the option of either party, by an environmental engineer mutually satisfactory to the parties, whose determination shall be conclusive on the parties. If neither FSC nor Bank elects to terminate this Agreement, the Bank shall use commercially reasonable efforts to commence and complete such remediation promptly thereafter. FSC shall have the right, notwithstanding any other provision of this Agreement, to extend the Closing until such remediation can be fully accomplished; provided that in no event shall the Closing be extended beyond November 30, 1998.

     2.7 Employee Matters. FSC will consult with Bank concerning, and Bank will use all reasonable efforts to keep available to FSC, the services of the officers and employees of Bank prior to the Effective Time.

     2.8 Notification of Actions. Bank covenants and agrees to immediately notify FSC in the event of any action which materially affects any of the covenants set forth in this Article II or would cause the breach of any of its representations and warranties in this Agreement, or in the event that Bank determines that it is unable to fulfill any of the conditions to the performance of FSC's obligations hereunder.

     2.9 Advice of Changes. Bank shall keep FSC advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Bank and the Subsidiaries.

     2.10 Filings. Bank agrees that through the Effective Time, each of its reports, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. As used in this Agreement, the term Governmental Entity shall mean any court, administrative agency or commission or other governmental authority or instrumentality. Any financial statement contained in any such report, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such Bank will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     2.11 Applications. Bank covenants and agrees that the information provided to FSC for inclusion in the Form S-4 or regulatory agencies for approval or consent to the Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Bank will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

     2.12 Removal of Conditions. In the event of the imposition of a condition to any regulatory approvals which Bank deems to materially adversely affect it or to be materially burdensome, Bank shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     2.13 Update of Schedules. Between the date hereof and the fifth business day immediately preceding the Closing, Bank shall provide to FSC any updates and additional information as is necessary to update as of the Closing Date the Schedules provided to FSC under Article IV. However, any such updates shall not be deemed to modify the representations and warranties made herein as of the date of this Agreement.

     2.14 Pre-Closing Adjustments. At or before the Effective Time, Bank shall make, and shall cause its Subsidiaries to make, such accounting entries or adjustments, including charge-offs of loans, as FSC shall direct in order to reflect expenses and costs related to the Merger; provided, however, that (a) Bank and its Subsidiaries shall not be required to take such actions more than one day prior to the Effective Time or prior to the time FSC agrees in writing that all of the conditions to its obligations to close as set forth in Sections
7.1.1 and 7.1.2 of this Agreement have been satisfied or waived, and (b) based upon consultation with counsel and accountants for Bank and its Subsidiaries, no such adjustment shall (i) require any filing with any Governmental Entity, (ii) violate any law, rule or regulation applicable to Bank or its Subsidiaries, or
(iii) otherwise materially disadvantage Bank or its Subsidiaries if the Merger were not consummated; provided that in any event, no accrual or reserve made by Bank or its Subsidiaries pursuant to this Section 2.14, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement, including but not limited to the condition set forth in Section 7.1.2(f) or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information, shall not be construed as concurrence of Bank or its Subsidiaries' management with any such adjustments, and shall not affect the Conversion Ratio.

                                  ARTICLE III
                                COVENANTS OF FSC

     FSC covenants and agrees with the Bank as follows:

     3.1 Limitations on FSC's Conduct Prior to Effective Time. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, except as contemplated by this Agreement, and subject to the requirements of law and regulation generally applicable to FSC and its subsidiaries, FSC agrees to conduct its business, and to cause each of its subsidiaries to conduct its business, in the ordinary course of business and in substantially the manner heretofore conducted and in accordance with sound business and banking practices, and each of FSC and its subsidiaries shall not, without prior written consent of Bank:

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of FSC to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;
     (ii) adversely affect FSC's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of FSC's obligations hereunder not being satisfied;

          (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

          (c) amend its Certificate of Incorporation or take any other action in any respect which would materially and adversely affect the rights and privileges attendant to the FSC Common Stock;

          (d) enter into any agreement to acquire, merge or consolidate with another entity which transaction any Governmental Entity advises FSC in writing would result in the disapproval of the transactions contemplated in this Agreement or the delay thereof until after November 30, 1998;

          (e) take or cause to be taken any action which would prevent the Merger from qualifying for "pooling of interests" accounting treatment.

     3.2 Access to Information. Upon reasonable request by Bank, FSC shall make the President and Chief Financial Officer available to discuss with Bank and its representatives, counsel, accountants, agents and employees its ongoing credit diligence and review of the Bank's operations, and shall provide Bank and its representatives with such written information as FSC, in its sole discretion, deems appropriate. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of Bank of the right to rely upon the representations and warranties made by FSC herein; provided, that Bank shall disclose to FSC any fact or circumstance it may discover which Bank believes renders any representation or warranty made by FSC hereunder incorrect in any respect. Bank covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning FSC or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Form S-4 or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to FSC.

     3.3 Filings. FSC agrees that through the Effective Time, each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     3.4 Applications. FSC will promptly prepare and file or cause to be prepared and filed (i) an application for approval of the Merger with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (ii) an application for approval of the Merger with the Federal Deposit Insurance Corporation (the "FDIC"); (iii) an application for approval of the transactions contemplated hereby with the California Department of Financial Institutions ("DFI"); (iv) the Form S-4; and (v) any other applications that may be necessary to consummate the transactions contemplated herein. FSC shall afford Bank a reasonable opportunity to review the Form S-4 and all such applications (except the confidential portions thereof relating to FSC or its subsidiaries) and all amendments and supplements thereto before the filing thereof. FSC covenants and agrees that the Form S-4 and all applications to the appropriate regulatory agencies for approval or consent to the Merger will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. FSC will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

     3.5 Blue Sky. FSC agrees to use commercially reasonable efforts to have the shares of FSC Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Bank reside.

     3.6 Removal of Conditions. In the event of the imposition of a condition to any regulatory approvals which FSC deems to materially adversely affect it or to be materially burdensome, FSC shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     3.7 Indemnification of Bank Directors and Officers. FSC agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Bank and its Subsidiaries as provided in their respective articles of incorporation, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. FSC further agrees that following consummation of the Merger, to the greatest extent permitted by Delaware law and the organizational documents of FSC as in effect that it shall indemnify defend and hold harmless individuals who were officers and directors of Bank and the Subsidiaries as of the date hereof or immediately prior to the Effective Time for any claim or loss arising out of their actions while a director or officer and shall pay the expenses, including attorneys' fees, of such individuals in advance of the final resolution of any such claim, provided such individuals shall first execute an undertaking acceptable to FSC to return such advances in the event it has finally concluded that such indemnification is not allowed under applicable law.

     FSC shall use its best efforts to cause the persons serving as directors and officers of Bank and its Subsidiaries immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by directors and officers liability coverage with substantially equivalent terms and conditions to those of the current Directors and Officers Liability Insurance policy maintained by Bank and its Subsidiaries with respect to acts or commissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that FSC may substitute policies of at least the same coverage and limits containing terms and conditions which are no less advantageous to such officers and directors); provided, however, that FSC shall not be obligated to make premium payment for such insurance to the extent such premium exceeds 150% of the premium paid by Bank and its Subsidiaries for such D&O insurance as of the date hereof.

     3.8 NASDAQ Listing. FSC shall take all actions necessary to assure that the shares of FSC Stock to be issued to Bank shareholders in the Merger are qualified for inclusion on the NASDAQ National Market as of the Effective Time.

     3.9 Regulatory Approvals. FSC shall (i) use its commercially reasonable efforts to obtain all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bank to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in
Article VII.

     3.10 Registration of Shares. FSC will use its best efforts to cause a Form S-4 or other appropriate form to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement.

     3.11 Notification of Actions. FSC covenants and agrees to immediately notify Bank in the event of any action which materially affects any of the covenants set forth in this Article III or in the event of the breach of any of the representation and warranties in this Agreement, or in the event that FSC determines that it is unable to fulfill any of the conditions to the performance of Bank's obligations hereunder.

     3.12 Action by Merger Co. FSC shall file and shall cause Merger Co. to execute and file any documents or agreements required to be executed or filed to consummate the Merger and the transactions contemplated hereby.

     3.13 Treatment of Bank Employees Under FSC Employee Benefit Plans. FSC covenants and agrees that employees of the Bank immediately before the Closing Date who continue to be employees of the Bank after the Closing Date ("Bank Employees") shall continue to participate in such Plans (as the term is defined in Section 4.1.16) as FSC agrees to continue after the Closing Date. To the extent that some or all of the Plans are terminated or merged into comparable employee benefit plans maintained by FSC for the benefit of its employees ("Comparable FSC Plans"), then Bank Employees shall be entitled to participate in such Comparable FSC Plans in accordance with the terms thereof and in accordance with FSC policy. For purposes of determining each such Bank Employee's eligibility and vesting under such Comparable FSC Plans, FSC shall recognize such Bank Employee's service with Bank beginning on the date such Bank Employee commenced employment with Bank; provided, however, that with respect to the First Security Retirement Plan, prior service credit shall be given only for purposes of vesting and shall not be recognized for purposes of accrual of benefits.

     FSC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Bank Employees or their covered dependents who are covered under similar Bank health plans on the Closing Date and who change coverage to FSC's health plans at the time such Bank Employees are first given the option to enroll in FSC's health plans.

     3.14 Ongoing Credit Review. With respect to its ongoing credit review of Bank between the date hereof and the Effective Time, FSC covenants and agrees that it shall apply the same credit review procedures and credit standards it used in the initial credit review and that in its ongoing credit review it will only seek a change of a grade on a Bank loan (or lease) from the initial review if there has been a demonstrable adverse change in the credit, or the borrower or guarantor (or collateral supporting the credit) has suffered a material adverse event. FSC hereby acknowledges based on its initial credit review of the Bank, the loan grading and classification policy of the Bank is acceptable to FSC and that as of the date hereof the allowance for credit losses of the Bank is adequate.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BANK

     4.1 Representations and Warranties of Bank. As an inducement to FSC to enter into this Agreement, Bank hereby represents and warrants to FSC that the statements contained in this Article IV are correct and complete in all material respects (provided, however, that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date hereof.

     4.1.1 Organization, Conduct of Business, etc. Bank and each of the Subsidiaries (i) are each duly organized and validly existing and in good standing under the laws of the State of California, (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct business as now being conducted, and (iii) except where failure to so qualify would not have a Material Adverse Effect on Bank (as defined below), are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary. As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a material adverse effect upon (A) the business, financial condition, operations, or prospects of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to banks or their holding companies generally, (iii) any action or omission of FSC or Bank or any subsidiary of either of them taken with the prior written consent of FSC or Bank, as applicable or permitted by this Agreement, and (iv) any changes in general economic conditions affecting banks or their holding companies generally.

     4.1.2  Options, SARs, Warrants, etc.  Schedule 4.1.2 of the Disclosure
Schedule identifies (i) the holders of each of the Options, the number of Options held by each holder of Options and the Option exercise price with respect thereto, under the Stock Option Plans. Except for the Options and as set forth on Schedule 4.1.2, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank.

     4.1.3 Authorization of Capital Stock. All of the outstanding shares of capital stock of Bank and each of the Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. Bank owns all of the issued and outstanding capital stock of the Subsidiaries and such shares of stock are owned and will be owned by Bank at the Closing free and clear of any liens, encumbrances or claims. Except for the Subsidiaries, the Red Fox Limited Partnership, a California limited partnership, shares of Stock of the Federal Home Loan Bank of San Francisco and investment securities set forth on Schedule 4.1.3, Bank does not own any equity interest in any other business organization, except as a pledgee pursuant to loans or upon acquisition in satisfaction of debts previously contracted.

     4.1.4 Authorization; Validity of Agreement. The execution and delivery by Bank of this Agreement and of the Merger Agreement and, subject to the requisite approval of the shareholders of Bank of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Bank, and the Agreement is, and the Agreement of the Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of Bank, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

     4.1.5 Bank Reports. Since January 1, 1995, Bank and each of the Subsidiaries has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the DFI, and (iii) any other applicable state and federal regulatory authorities. (All such reports and statements filed by Bank and the Subsidiaries with the FDIC, the DFI, and other applicable federal or state securities, banking or real estate authorities are collectively referred to herein as the "Bank Reports".) As of their respective dates, the Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not and as of the date hereof do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Except as set forth on

Schedule 4.1.5, neither Bank nor any of the Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of any regulatory agency or other governmental entity that restricts the conduct of its business or that in any manner relates to the capital adequacy, its credit policies, its management or its business, nor has Bank or any of the Subsidiaries been advised by any regulatory agency or other governmental entity that it is considering issuing or requesting any regulatory agreement.

     4.1.6 Bank Financial Statements and Tax Returns. Bank's Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years ended December 31, 1996 and December 31, 1997, in each case accompanied by the audit report of Deloitte & Touche, independent auditors with respect to Bank, heretofore delivered to FSC (hereinafter the "Financial Statements"), were prepared in accordance with generally accepted accounting principles consistently applied and present fairly Bank's financial condition, results of operations and changes in cash flow as of such dates or for such periods.

     Bank has delivered true and correct copies of all corporate income tax returns filed for the years ending 1994, 1995 and 1996. Except as set forth on
Schedule 4.1.6, to the Bank's knowledge (as defined in Section 10.16, below), Bank has timely filed or caused to be filed all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws, including but not limited to forms 1099 and all currency transaction reports required by the Bank Secrecy Act, as amended (the "Tax Returns") with respect to Bank or any of its Subsidiaries, except where failure to file timely such Tax Returns, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect on Bank. All taxes, charges, fees, levies or other assessments ("Taxes") shown to be due on such Tax Returns have been paid or, where payment of Taxes is not required to be made as of the date hereof, adequate reserves have been established for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect. Bank has exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999.

     4.1.7 Other Liabilities. Except as and to the extent stated in the Financial Statements and the interim financial statements delivered or to be delivered pursuant to Sections 4.1.6 and 2.3 and as set forth on Schedule 4.1.7 or Schedule 4.1.14, and except for those liabilities incurred in the normal course of the Bank's or the Subsidiaries' business, Bank and Subsidiaries have not incurred any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought, which have had or reasonably would be expected to have a Material Adverse Effect on Bank.

     4.1.8 Environmental Matters. For purposes of this Section 4.1.8, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. sec.sec. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. sec.sec. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.A. sec.sec. 1251, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.A. sec.sec. 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.A. sec.sec. 2601, et seq. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law.

     Except as set forth on Schedule 4.1.8, to Bank's knowledge, neither Bank nor any of the Subsidiaries nor any property owned by Bank or the Subsidiaries is subject to any pending or threatened claim, liability or obligation to any person arising under any environmental law.

     The use which Bank and each of its Subsidiaries has made of its properties does not result in the use, generation, storage, transportation, accumulation, disposal or release of any hazardous materials, on, in, or from any of such properties except in accordance in all material respects with applicable environmental laws.

     With respect to the real property owned by Bank and the Subsidiaries (including other real estate), except as set forth on Schedule 4.1.8, to the Bank's knowledge:

          (a) No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

          (b) No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, ureaformaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

          (c) Neither Bank nor any of the Subsidiaries has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

          (d) To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to FSC in writing.

          (e) No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

     4.1.9 Credit Reserves. The Allowance for Credit Losses of Bank as established from time to time by Bank are adequate as determined by the standards applied to Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles.

     4.1.10 Title to Properties. To the Bank's knowledge, except as reflected in the Financial Statements or interim financial statements delivered or to be delivered pursuant to Sections 4.1.6 and 2.3, Bank and each of the Subsidiaries own, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected as owned by Bank or Subsidiaries in the Financial Statements of Bank and all property acquired since such date, except (A) encumbrances that in the aggregate do not detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise would have a Material Adverse Effect; (B) any lien for taxes not yet due; (C) any encumbrances arising under the document that created the interest in the real property (other than encumbrances arising as a result of any breach or default by Bank); and (D) assets and properties disposed of since December 31, 1997 in the ordinary course of business and consistent with past practice. All such properties which are material to the business or operations of Bank and the Subsidiaries are in a good state of maintenance and repair and are adequate for its current uses and purposes. Except as set forth on Schedule 4.1.10, Bank has delivered to FSC true and correct copies of all deeds, title insurance policies it has with respect to the real property owned by Bank and the Subsidiaries and copies of all leases with respect to real property leased by Bank and the Subsidiaries.

     4.1.11 Insurance. During each of the past three calendar years, Bank and each of the Subsidiaries and their respective properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof.

     4.1.12 Absence of Defaults; Violations. The execution of this Agreement does not and the execution of the Merger Agreement will not, and performance of the transactions contemplated hereby do not and thereby will not, (assuming Bank shareholder approval and receipt of all applicable regulatory approvals of the Agreement and the expiration of applicable waiting periods) (a) violate the provisions of the Articles of Incorporation or Bylaws of Bank or any of the Subsidiaries, or, except as set forth in Schedule 4.1.12,

(b) (i) to the Bank's knowledge, violate any judgment, order, writ, decree or injunction applicable to Bank or any of the Subsidiaries or any of their respective properties or assets, or (ii) subject to obtaining any of the consents referred to in Schedule 4.1.12, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of Bank or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank or any of the Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Bank.

     4.1.13  Absence of Material Adverse Changes.  Except as set forth on
Schedule 4.1.13, since December 31, 1997, there has not been, occurred or arisen (whether or not in the ordinary course of business unless otherwise indicated) any change in any of the assets, liabilities, permits, methods of accounting or accounting practice, business, or manner of conducting business, of the Bank or its Subsidiaries or any other event, circumstance or development that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

     4.1.14  Actions, Proceedings and Investigations.  Set forth on Schedule
4.1.14 is a complete and accurate listing of all litigation, administrative or other proceeding to which Bank or any of the Subsidiaries is a party in which the amount in controversy exceeds $25,000 as of the date of this Agreement, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank, and there are no actions, proceedings or investigations pending, or, to the knowledge of Bank, threatened or contemplated against or relating to Bank or any of the Subsidiaries, or any of their respective properties or assets (and to the knowledge of Bank there are no facts that would give rise to any such claim), which would reasonably be expected, if determined adversely to the Bank, to have a Material Adverse Effect on Bank or prevent the Bank from consummating the Merger contemplated hereby. Except as set forth on Schedule 4.1.14 or reflected on Bank's Financial Statements, there are no suits, actions or proceedings pending or, to Bank's knowledge, threatened, or facts which give rise to unasserted claims of which Bank is aware which would give rise to any right of indemnification on the part of any director or officer of Bank or the Subsidiaries or his or her heirs, executors or administrators, as against Bank or Subsidiaries or any successor to the business of Bank or Subsidiaries.

     4.1.15 Absence of Brokerage Commissions, etc. Except with respect to Keefe, Bruyette and Woods, Inc., ("KBW"), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bank directly with FSC without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bank in such a manner as to give rise to any valid claim against Bank or FSC for a brokerage commission, finder's fee or like payment.

     4.1.16 Material Contracts. Except for those material contracts, arrangements, commitments or understandings listed on Schedule 4.1.16, copies of which have been provided by Bank to FSC, neither Bank nor any of the Subsidiaries is a party to any contract, arrangement, commitment or understanding, whether written or oral ("Bank Contract") which is material to the Bank or the Subsidiaries, including but not limited to any lease, service contract, employment agreement or any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan. Each material Bank Contract, whether or not set forth on Schedule 4.1.15, is valid, binding and in full force and effect and Bank, or any Subsidiary, as applicable, has in all material respects performed all obligations required to be performed by it to date under each Bank Contract; no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Bank or any of the Subsidiaries under any such Bank Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Bank.

     4.1.17  Compliance With Laws; Documentation.

     (a) Except as set forth on Schedule 4.1.17, to knowledge of Bank: the conduct by Bank and the Subsidiaries of their respective businesses or operation of any properties owned or leased by them does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, except for such violations or infringement the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the Bank; and Bank and each of the Subsidiaries has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bank or the Subsidiaries governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974 except where failure to do so would not have a Material Adverse Effect on Bank.

     (b) To the Bank's knowledge, all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements of Bank and the Subsidiaries as held in their respective portfolios, or as sold into the secondary market, represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of materiality, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except where failure to do so would not have a Material Adverse Effect on Bank, each of which has been executed and delivered in compliance, with any and all federal, state or local laws applicable to the Bank and the Subsidiaries, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth in Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in compliance with all applicable federal, state or local laws or regulations, except where the failure to do so would not have a Material Adverse Effect on Bank. Except as set forth on Schedule 4.1.17, to the Bank's knowledge, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in compliance with all applicable material legal or regulatory requirements, except where failure to do so would not have a Material Adverse Effect on Bank.

     (c) To the knowledge of Bank, all loan files of Bank and the Subsidiaries are complete and accurate in all material respects and have been maintained in accordance with good banking practice except where failure to do so would not have a Material Adverse Effect on Bank.

     (d) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank and/or the Subsidiaries, in all material respects, in compliance with all applicable federal, state or local laws and regulations, except where failure to do so would not have a Material Adverse Effect on Bank.

     (e) To the knowledge of Bank, neither Bank nor any of the Subsidiaries is in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or the Subsidiaries or as to which Bank has sold to other investors, and with respect to such mortgage loans, neither Bank nor any of the Subsidiaries has done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, except where failure to do so would not have a Material Adverse Effect on Bank.

     (f) To the Bank's knowledge, neither Bank nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

     4.1.18  Bank's Employee Benefits.

     (a) Schedule 4.1.18 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Bank and the Subsidiaries (the "Plans"). Except as set forth on Schedule 4.1.18, neither Bank nor any of the Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Bank or the Subsidiaries.

     (b) Except as set forth on Schedule 4.1.18, there are no employment agreements entered into by Bank or the Subsidiaries and no other deferred compensation agreements or commitments maintained or agreed to by Bank or the Subsidiaries.

     (c) With respect to each of the Plans, Bank has heretofore delivered to FSC true and complete copies of each of the following documents: (i) each Plan and related trust, if any, (including all amendments thereto); (ii) annual report and actuarial report, if required to be filed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the last two (2) years and the latest financial statement, if any, for each such Plan; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA; (iv) the most recent determination letter received from the Internal Revenue Service ("IRS") with respect to each Plan that is intended to be qualified under Section 401 of the Code; and (v) information which identifies (x) all asserted or unasserted claims arising under any Plan, (y) all claims presently outstanding against any Plan, (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law.

     (d) All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements. Except as set forth on Schedule 4.1.18, each trust associated with the Plans, if any, is fully funded as of the date of this Agreement.

     (e) Each of the Plans has been created, funded, operated and administered since inception in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code and each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Plans are legally valid and binding and in full force and effect.

     (f) All amendments required under the Code have been made or will have been made to each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code by the Bank with respect to each such Plan prior to the remedial amendment period as provided in Section 401(b) of the Code or on or prior to the effective date of the termination of each such Plans, whichever is earlier.

     (g) Except as set forth on Schedule 4.1.18, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Bank, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

     (h) There are no pending or, to Bank's best knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

     (i) Except as set forth on Schedule 4.1.18, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of Bank or the Subsidiaries to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

     (j) Neither Bank nor any of the Subsidiaries has had liabilities to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Bank or the Subsidiaries or other trade or business under "common control" with Bank or any of the Subsidiaries (as determined under section 414(c) of the Code) ("Common Control Entity") on account of any termination of a Plan subject to title IV of ERISA. On and after September 2, 1974, no filing has been made by Bank or the Subsidiaries (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by Bank or the Subsidiaries (or any Common Control Entity). Neither Bank nor any of the Subsidiaries nor any Common Control Entity, has (i) ceased operations at a facility so as to become subject to the provisions of section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any Plan subject to section 4064(a) of ERISA to which Bank or the Subsidiaries (or any Common Control Entity) made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in section 3(37) of ERISA) so as to incur withdrawal liability as defined in section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 of ERISA).

     4.1.19 Repurchase Agreements. To the Bank's knowledge, Bank and each of the Subsidiaries has valid and perfected first position security interests in all government securities subject to repurchase agreements, and, to the knowledge of the Bank, as of the date hereof, the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement, except where failure to do so would not have a Material Adverse Effect on Bank.

     4.1.20 State Takeover Laws. The Board of Directors of Bank has taken all action required to be taken by it to provide that this Agreement, the Termination Fee Agreement and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price," or other anti-takeover laws or regulations of any state.

     4.1.21 Consents and Approvals. Except for (i) the filing of an application and notices, as applicable, with the FDIC and approval of such application, (ii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the FDIC of a proxy statement in definitive form relating to the meeting of Bank's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (iv) the filing of the Merger Agreement with the California Secretary of State pursuant to the CGCL, (v) the adoption of the Merger Agreement (within the meaning of Section 1201 of the CGCL) contained in this Agreement by the requisite votes of the stockholders of Bank, (vi) the consents and approvals set forth in Schedule 4.1.12, and (vii) to Bank's knowledge, the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect on Bank, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Bank of the Agreement and Merger Agreement and (B) the consummation by Bank of the Merger and the other transactions contemplated hereby and thereby.

     4.1.22 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Bank or for the account of a customer of Bank, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Bank enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect, except where failure to do so would not have a Material Adverse Effect. Bank has duly performed in all respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the best of Bank's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Bank.

     4.1.23 Regulatory Approvals. Bank knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF FSC

     5.1 Representations and Warranties of FSC. As an inducement to Bank to enter into this Agreement, FSC hereby represents and warrants to Bank that the statements contained in this Article V are correct and complete in all material respects (provided, however, that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date hereof.

     5.1.1  Organization, Conduct of Business, etc.  Each of FSC and Merger Co.
(i) is duly organized and validly existing and in good standing under the laws of Delaware and California, respectively, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, and (iii) except where failure to so qualify would not have a Material Adverse Effect on FSC, is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary.

     5.1.2  Authorization; Validity of Agreement.

     (a) Of FSC. The execution and delivery by FSC of this Agreement and of the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of FSC, and this Agreement is, and the Agreement of the Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of FSC enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

     (b) Of Merger Co. The execution and delivery by Merger Co. of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Merger Co. and this Agreement is and the Merger Agreement will be, upon due execution and delivery by the respective parties, a valid and binding obligation of Merger Co. enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

     5.1.3 FSC Reports. Since January 1, 1995, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) the FDIC, and (v) other applicable state securities or banking authorities. All such reports and statements filed with the SEC, the Federal Reserve Board, the FDIC, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, to the knowledge of FSC, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.1.4 FSC Financial Statements; Tax Returns. FSC's Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Bank, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSC has filed or caused to be filed all Tax Returns which are required by law to be filed or delivered as of the date hereof, except where failure to file timely such Tax Returns would not have and would not reasonably be expected to have a Material Adverse Effect on FSC. All Taxes shown to be due on such Tax Returns have been paid or, where payment of such Taxes is not required to be made as of the date hereof, FSC has set up an adequate reserve or accrual for the payment of such Taxes, except where the failure to pay or establish adequate reserves would not have and would not reasonably be expected to have a Material Adverse Effect on FSC.

     Except as and to the extent stated in the FSC Financial Statements provided by FSC to Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective business, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought.

     (a) Absence of Material Adverse Changes. Since December 31, 1997, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated) any change in any of the assets, liabilities, permits, methods of accounting or accounting practice, business, or manner of conducting business of FSC or any other event or development that has had or may reasonably be expected to have a Material Adverse Effect on FSC.

     5.1.5 Actions, Proceedings, and Investigations. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of FSC, threatened or contemplated against or relating to FSC or any of its consolidated subsidiaries, or any of its properties (and to the knowledge of FSC there are no facts which would give rise to any such claim) which would reasonably be expected, if determined adverse to FSC, to have a Material Adverse Affect on FSC and its consolidated subsidiaries, or prevent FSC from consummating the Merger contemplated hereby.

     5.1.6 Regulatory Approvals. FSC knows of no reasons why the transactions contemplated by this Agreement should not be approved by the regulatory authorities.

     5.1.7 FSC Common Stock; Options, Warrants, etc. All of the outstanding FSC Common Stock is duly authorized and validly issued, fully paid and nonassessable. The FSC Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable. As of the date of this Agreement, except as disclosed in the FSC Financial Statements and except for director and employee stock options covering an aggregate of 6,726,105 shares of FSC Stock granted pursuant to the FSC Comprehensive Management Incentive Plan for employees and the FSC Non Employee Director Stock Option Plan for directors and FSC's obligations under this Agreement, there were no outstanding options, warrants or other rights in or with respect to the unissued shares of FSC Stock or FSC preferred stock nor any securities convertible into such stock, and FSC is not obligated to issue any additional shares of its common or preferred stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock.

     5.1.8 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FSC or for the account of a customer of FSC, were entered into in accordance with prudent banking practices and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FSC enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect, except where failure to do so would not have a

Material Adverse Effect. FSC has duly performed in all respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the best of FSC's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on Bank.

     5.1.9 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the FRB under the Bank Holding Company Act and the FDIC under the Federal Deposit Insurance Act and approval of such applications and notices, (ii) the filing of any required State Approvals, (iii) the filing with the SEC of the Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Prospectus will be included, (iv) the filing of the Merger Agreement with the California Secretary of State pursuant to the CGCL, such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FSC Common Stock pursuant to this Agreement, (v) to FSC's knowledge, the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have a Material Adverse Effect on FSC, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by FSC and Merger Co. of the Agreement and Merger Agreement and (B) the consummation by FSC and Merger Co. of the Merger and the other transactions contemplated hereby and thereby.

     5.1.10 Compliance with Laws. Except as set forth on the FSC Reports, to FSC's knowledge; the conduct by FSC of its business or operation of any properties owned or leased by it does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, except for such violations or infringements the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on FSC and to FSC's knowledge, and FSC has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to FSC governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974 except where failure to do so would not have a Material Adverse Effect on FSC.

     5.1.11 Absence of Defaults; Violations. The execution of this Agreement does not and the execution of the Merger Agreement will not, and performance of the transactions contemplated hereby and thereby will not, assuming receipt of all applicable regulatory approvals of the Agreement and the expiration of applicable waiting periods violate the provisions of the Certificate of Incorporation or Bylaws of FSC, or to FSC's knowledge, violate any judgment, order, writ, decree or injunction applicable to FSC or any of its properties or assets, or, subject to obtaining any of the consents referred to in Section 5.1.10, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of FSC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FSC is a party, or by which they or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on FSC.

                                   ARTICLE VI
                      PROXY STATEMENT; SHAREHOLDER MEETING

     6.1 Proxy Statement. FSC (with the assistance of Bank) shall prepare the Form S-4, as provided in Paragraph 3.10 above, which Form S-4 will include a Prospectus to be used with respect to providing the shareholders notice of the shareholder meeting for Bank. Bank represents and warrants that the information it provides for use in the Proxy Statement will comply in all material respects with the requirements of the

Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 Rules"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bank makes no representation with respect to information furnished by FSC expressly for inclusion in the Form S-4. FSC represents and warrants that the Form S-4 will comply in all material respects with the requirements of the Act and the applicable rules and regulations promulgated by the SEC and/or the Act and the 1934 Act, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC makes no representation with respect to information furnished in writing by Bank expressly for inclusion in the Proxy Statement/Prospectus that is part of the Form S-4.

     6.2 Bank Meeting. This Agreement and the Merger Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Bank at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and of the Merger Agreement, and in no event later than the expiration of sixty (60) days following the effectiveness of the Form S-4 without the filing of any post-effective amendment to the Form S-4. Bank will mail, or cause to be mailed, the Prospectus prepared by FSC as part of the Form S-4 to its shareholders for purposes of the meeting of its shareholders.

                                  ARTICLE VII
                             CONDITIONS OF CLOSING

     7.1  Conditions of Closing.

     7.1.1 Conditions of Closing For All Parties. The obligations of either FSC or Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following:

          (a) Shareholder Approval. The Agreement and Merger Agreement and the transactions contemplated hereby and thereby shall have received the requisite approval of the shareholders of Bank.

          (b) Regulatory Approval. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to, the consents, approvals and permissions of all applicable regulatory authorities which are necessary to the carrying out of the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this Section 7.1.1(b) shall not have imposed any significant conditions which FSC on the one hand, or Bank, on the other, reasonably deem to be materially disadvantageous or burdensome.

          (c) Form S-4, etc. The FSC Common Stock to be issued by FSC hereunder shall be the subject of the Form S-4 and to qualification or exemption under state securities laws as appropriate. The Form S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order. Such FSC Common Stock shall have been included for listing in the NASDAQ National Market.

          (d) No Injunction, etc. No party shall be subject to an order, decree or injunction enjoining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (e) Tax Opinions. Bank and FSC shall have received from Ray, Quinney & Nebeker an opinion reasonably satisfactory to them, respectively, to the general effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes by Bank, FSC or Merger Co., nor shall the issuance of the FSC Common Stock result in the recognition of gain or loss by the holders of Bank Common Stock who receive such stock in connection with the Merger, dated prior to the date the Prospectus is first mailed to the shareholders of Bank and such opinion shall not have been withdrawn or modified in any material respect.

          (f) Pooling of Interests. FSC and Bank shall have received an opinion from Deloitte & Touche to the effect that the Merger qualifies and will be given pooling of interest accounting treatment.

     7.1.2 Conditions of Closing For FSC. The obligation of FSC to consummate the transactions contemplated by this Agreement is conditioned upon the following unless waived in writing by FSC:

          (a) Bank Resolutions; Corporate Documents. Bank shall have delivered to FSC certified copies of resolutions duly adopted by the Board of Directors of Bank approving this Agreement, the Merger Agreement, and the Merger, all as contemplated hereby, and directing the submission thereof to a vote of the shareholders of Bank, and certified copies of resolutions duly adopted by the shareholders of Bank (owning the outstanding shares as required by subparagraph (a) above) approving this Agreement, the Merger Agreement and the Merger, all as contemplated hereby. Bank shall deliver to FSC (i) copies of the Articles of Incorporation for Bank and each of the Subsidiaries certified by the California Secretary of State's Office; (ii) copies of the Bylaws of Bank and each of the Subsidiaries certified by their respective Corporate Secretaries; and (iii) a certificate of good standing as to Bank and each of the Subsidiaries, dated as of a date reasonably close to the Closing Date, issued by the California Secretary of State.

          (b) Bank Representations and Warranties. The representations and warranties of Bank contained in this Agreement (except to the extent such representation and warranty speaks solely as of an earlier date or for changes expressly contemplated by this Agreement) shall be correct in all material respects (provided, however, that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the Effective Time with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it. FSC shall have received at the Closing a certificate to the foregoing effect dated the Effective Time and executed on behalf of Bank by one of its duly authorized executive officers.

          (c) Comfort Letters. FSC shall have received letters from Deloitte & Touche dated (1) the effective date of the Form S-4 and (2) shortly prior to the Effective Time, in form and substance satisfactory to FSC, with respect to Bank's financial condition, which letters shall be based upon customary specified procedures undertaken by such firm. The "comfort letters" contemplated hereby shall include, but not be limited to, those matters identified in Exhibit B attached hereto.

          (d) Opinion of Bank Counsel. FSC shall have received at the Closing from Manatt, Phelps & Phillips, L.L.P., counsel to Bank, a written opinion, dated the Effective Time, substantially in the form of Exhibit C hereto.

          (e) Affiliates Letter. FSC shall have received a letter from each person who, in the opinion of Bank and its counsel (who shall be entitled to rely on written certificates of such persons), is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bank substantially in the form attached hereto as Exhibit D.

          (f) Net Worth. FSC shall have determined in good faith based on its ongoing credit review between the date of this Agreement and the Effective Time to assess the adequacy of Bank's Allowance for Credit Losses by its officers, accountants and legal counsel to update its initial credit review due diligence, that (i) as of the end of the month immediately preceding the Effective Time, the consolidated stockholders' equity of Bank, calculated in accordance with generally accepted accounting principles, and after accrual or payment of the expenses incurred by Bank with respect to the Merger, but excluding any separate stockholders' equity account for net unrealized gain or loss on investment securities available for sale, net of tax effect, and any Aggregate Environmental Assessment and Remediation Cost as defined in Section 2.6 of the Agreement, and any costs or liabilities incurred in connection with freezing or terminating any employee Plan (as defined in Section 4.1.18) (the "Adjusted Net Worth") will exceed the amount set forth on Exhibit 7.1.2 hereto.

          (g) Agreement Not to Compete. Each of the members of Bank's Board of Directors, other than Thomas Bishop and Eugene Bishop, shall have executed and delivered an Agreement Not to Compete substantially in the form set forth as Exhibit E attached hereto.

          (h) Employment Agreements. Thomas A. Bishop and Eugene D. Bishop shall have executed and delivered an Employment Agreement substantially in the form set forth as Exhibit F attached hereto.

          (i) Absence of Material Adverse Changes. Between the date of this Agreement and the Effective Time there shall not have been, occurred or arisen (whether or not in the ordinary course of business) any change in or with respect to any of the assets, liabilities, permits, methods of accounting or accounting practice, business or manner of conducting business, of the Bank or its Subsidiaries, or any other event, circumstance or development, nor has FSC become aware of any fact, condition or circumstance concerning Bank or its Subsidiaries not otherwise disclosed by Bank in this Agreement or in the schedules hereto that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Bank.

     7.1.3 Conditions of Closing For Bank. The obligation of Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following unless waived in writing by the Bank:

          (a) FSC Resolutions; Corporate Documents. FSC shall have delivered to Bank certified copies of resolutions duly adopted by the Board of Directors of FSC approving this Agreement, the Merger Agreement, and the Merger, all as contemplated hereby. FSC shall deliver to Bank (i) copies of the Certificate of Incorporation for FSC certified by the Delaware Secretary of State's Office; (ii) copies of the Bylaws of FSC certified by its Corporate Secretary; and (iii) a certificate of good standing as to FSC, dated as of a date reasonably close to the Closing Date, issued by the Delaware Secretary of State.

          (b) Merger Co. Resolutions; Corporate Documents. Merger Co. shall have delivered to Bank certified copies of resolutions duly adopted by the Board of Directors of Merger Co. approving the Merger Agreement and the Merger as contemplated thereby. Merger Co. shall deliver to Bank (i) copies of the Articles of Incorporation for Merger Co. certified by the California Secretary of State's Office; (ii) copies of the Bylaws of Merger Co. certified by its Corporate Secretary; and (iii) a certificate of good standing as to Merger Co., dated as of a date reasonably close to the Closing Date, issued by the California Secretary of State.

          (c) FSC Representations and Warranties. The representations and warranties of FSC contained in this Agreement (except to the extent such representation and warranty speaks solely as of an earlier date or for changes expressly contemplated by this Agreement) shall be correct in all material respects (provided, however, that where any statements in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the Effective Time with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, FSC shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it. Bank shall have received at the Closing a certificate to the foregoing effect dated the Effective Time and executed on behalf of FSC by one of its duly authorized executive officers.

          (d) Opinion of FSC Counsel. Bank shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC, a written opinion, dated the Effective Time, substantially in the form of Exhibit G.

          (e) Absence of Certain Changes. Between the date of this Agreement and the Effective Time, there shall not have been, occurred or arisen (whether or not in the ordinary course of business) any change in or with respect to any of the assets, liabilities, permits, methods of accounting or accounting practice, business or manner of conducting business, of FSC, or any other event, circumstance or development, nor has Bank become aware of any fact, condition or circumstance concerning FSC not otherwise disclosed by FSC in this Agreement that has had or may reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSC.

          (f) Fairness Opinion. Bank shall have received a letter from KBW, dated as of a date within five (5) days of the mailing of the Prospectus to the shareholders of Bank, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of Bank.

                                  ARTICLE VIII
                             CLOSING OF THE MERGER

     8.1 Closing. Unless this Agreement is earlier terminated in accordance with Article IX, Merger Co. shall be merged with and into Bank, with Bank being the Surviving Corporation, all as contemplated by this Agreement and the Merger Agreement, at a closing (the "Closing") to be held at the offices of Ray, Quinney & Nebeker, located at 79 South Main Street, Suite 400, Salt Lake City, Utah at 10:00 A.M., local time, on a date (the "Closing Date") mutually agreed upon by the parties as soon as practicable after satisfaction of the conditions precedent set forth in Article VII and the expiration of the required waiting period following approval of FSC's application to the DFI, the FDIC and to the Federal Reserve Board relating to the Merger, but in no event later than 30 days after the expiration of such period.

     8.2 Filing of Articles of Merger. Bank, FSC and Merger Co. shall execute the Merger Agreement and shall cause such Merger Agreement, together with all requisite certificates, to be approved by the DFI, if applicable, and filed with the California Secretary of State's office, on the Closing Date. The time when the Merger shall become effective under the laws of the State of California is herein called the "Effective Time."

                                   ARTICLE IX
                                  TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of FSC and Bank; or

          (b) by FSC or Bank if the Merger shall not have been consummated by November 30, 1998, unless the failure to consummate by such time is due to the breach of any covenant or obligation in the Agreement by the party seeking to terminate; or

          (c) by Bank, upon written notice to FSC at any time in the event of a material breach by FSC of any representation, warranty, covenant or agreement of FSC contained in this Agreement which is not cured within thirty (30) days after notice of such breach is given to FSC by Bank; or

          (d) by FSC upon written notice to Bank at any time in the event of a material breach by Bank of any representation, warranty, covenant or agreement of Bank contained in this Agreement which is not cured within thirty (30) days after notice of such breach is given to Bank by FSC; or

          (e) by FSC or Bank upon written notice to the other at any time if a majority of Bank's shareholders does not approve the Merger contemplated hereby; or

          (f) by either the Board of Directors of FSC or the Board of Directors of Bank if such board shall have reasonably determined in good faith that any of the requisite regulatory approvals contains a materially burdensome condition or if the Merger is disapproved by any Governmental Entity whose approval is necessary; or

          (g) by Bank, if there has been a significant decline in the average of the daily last sales price of the FSC Common Stock as reported on the NASDAQ/NMS for the twenty (20) consecutive trading days in which such shares are traded on the NASDAQ/NMS ending on the fifth business day prior to Effective Time (the "Section 9.1(g) Average Closing Price"), and (ii) such decline is not proportionate relative to the Keefe, Bruyette & Woods 50 Index (the "Index") as published from time to time by KBW. For purposes hereof, the following terms have the following meanings:

             (i) "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

             (ii) "Final Index" shall mean the average of the Index for the twenty consecutive trading days ending on the fifth business day prior to the Effective Time.

             (iii) A "significant decline" shall be deemed to have occurred if the Section 9.1(g) Average Closing Price is less than $30.00 ($20.00 after giving effect to the fifty percent (50%) stock dividend on the FSC Common Stock payable on February 24, 1998) per share.

             (iv) A decline is not "proportionate relative to the Index" if the quotient obtained by dividing the Section 9.1(g) Average Closing Price by $37.19 ($24.79 after giving effect to the fifty percent (50%) stock dividend on the FSC Common Stock payable on February 24, 1998) is less than the quotient obtained by dividing the Final Index by the Initial Index and subtracting .15 from the quotient.

          (h) by either Bank or FSC, if Bank shall have failed to act or refrain from doing any act as required under this Agreement pursuant to Section 10.8;

          (i) by either FSC or Bank if any condition set forth in Section 7.1.1 shall not have been met by November 30, 1998;

          (j) by FSC if any condition set forth in Section 7.1.2 shall not have been met by November 30, 1998, or at such earlier time as it becomes apparent that any such condition cannot be met;

          (k) by Bank if any condition set forth in Section 7.1.3 shall not have been met by November 30, 1998, or at such earlier time as it becomes apparent that any such condition cannot be met; or

          (l) by Bank or FSC under the circumstances set forth in Section 2.6 hereof.

     9.2 Effect of Termination. In the event of termination and abandonment hereof pursuant to the provisions of Section 9.1, this Agreement shall become void and have no force or effect, except that (i) Sections 9.2, 10.1 and 10.10 of this Agreement shall survive the termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FSC nor Bank shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement and (iii) FSC shall be entitled to exercise any and all rights that it may have under the Termination Fee Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1  Costs.  Except as provided in the Termination Fee Agreement or in
Section 9.2 above, each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement.

     10.2 Instruments of Transfer, etc. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

     10.3 Notices. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by confirmed facsimile transmission ("fax"), or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the

United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date of the confirmed transmission.

     (a)  If to FSC, to:

        First Security Corporation
        79 South Main Street
        Salt Lake City, Utah 84111
        Attn: Brad D. Hardy, Esq.
             Executive Vice-President & General Counsel
        Fax Number: (801) 359-6928

        With a copy to:

        Sylvia I. Iannucci, Esq.
        Ray, Quinney & Nebeker
        400 Deseret Building
        79 South Main Street
        Salt Lake City, Utah 84111
        Fax Number: (801) 532-7543

     (b)  If to Bank, to:

        California State Bank
        100 N. Barranca Street, Suite 1400
        West Covina, California 91791
        Attn: Thomas A. Bishop, Chairman
              and Chief Executive Officer
        Fax Number: (818) 915-4706

        With a copy to:

        William T. Quicksilver, Esq.
        Manatt, Phelps, & Phillips, L.L.P.
        11355 West Olympic Boulevard
        Los Angeles, California 90064
        Fax Number: (310) 312-4224

     Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VI hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.

     10.4 Amendments. Prior to the Effective Time, any provision of this Agreement and of the Merger Agreement, except for Section 1.3 of this Agreement and Article VI of the Merger Agreement, which establish the Conversion Ratio, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (or Executive Committee in the case of FSC) and executed in the same manner as this Agreement.

     10.5 Entire Agreement. This Agreement, the Disclosure Schedules and all exhibits hereto, together with the documents and the instruments referred to herein, constitute the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

     10.6 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

     10.7 Counterparts. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

     10.8 Exclusive Merger Agreement. Bank covenants and agrees that, between the date hereof and the Effective Time it will not, and it will not permit any of its officers or directors to, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Bank with or by any entity not a party to this Agreement, discuss or negotiate or enter into any agreements relating to the merger or acquisition of Bank with or by any such third party. Notwithstanding any other provision in this Section 10.8 or elsewhere in this Agreement, the parties hereto acknowledge the obligations of Bank in this Agreement are subject to the continuing fiduciary duties of the Board of Directors of Bank to the shareholders of Bank. In the event the Board of Directors of Bank receives a bona fide offer relating to the merger or acquisition of Bank with another entity and reasonably determines in good faith, after consulting with Bank's outside legal counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement, other than under Section 10.10 will constitute a breach of the fiduciary duties of the Bank's Board of Directors to the shareholders of Bank, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, except that any such failure to act or refrain from doing any act shall entitle FSC or Bank to terminate this Agreement pursuant to
Section 9.1(h). Bank will immediately notify FSC following the receipt of any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Bank other than the transactions contemplated or permitted by this Agreement.

     10.9 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 10.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

     10.10 Confidentiality. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

     10.11 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement shall survive the Effective Time, except for the agreements contained in Section 1.3, 3.7, 3.13, 10.1, 10.2 and 10.10 and the agreements of the Affiliates contained in the letters referred to in Section 7.1.2(e).

     10.12 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall
(i) not change the amount or form of consideration to be received by the holders of Bank Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interest of the stockholders of Bank. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     10.13  Severability.  Except to the extent that application of this Section
10.13 would have a material adverse effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.14 Third Parties. Except with respect to Sections 1.3, 3.7 and 3.13 which are intended to benefit the shareholders, employees, officers and directors of Bank, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to FSC, Merger Co. or the Bank as the context may require.

     10.15 Governing Law. This Agreement is made and entered into in the State of Utah, and except to the extent that the provisions of federal law are mandatorily applicable, the laws of the State of Utah shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     10.16 Knowledge. For purposes of this Agreement, any representation or warranty made upon the "knowledge" or "best knowledge" of a party means facts and other information which as of the date of this Agreement any executive vice president, chief financial officer, superior officer, controller (and, after the date of this Agreement, shall also include any Senior Vice President), and any officer superior to any of the foregoing of a party, knows as a result of the performance of his or her duties, or that a senior executive officer of a bank or bank holding company similar to such party with similar duties reasonably should know in the normal course of his or her duties, and includes such diligent inquiry as is reasonable under the circumstances.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                          FIRST SECURITY CORPORATION

                                          By: /s/ MORGAN J. EVANS
                                            ------------------------------------

ATTEST:

By: /s/ BRAD D. HARDY
    --------------------------------------------
    Secretary

                                          FIRST SECURITY MERGER CORP.

                                          By: /s/ MORGAN J. EVANS
                                            ------------------------------------

ATTEST:

By: /s/ BRAD D. HARDY
    --------------------------------------------
    Secretary

                                          CALIFORNIA STATE BANK

                                          By: /s/ THOMAS A. BISHOP
                                            ------------------------------------
                                            Thomas A. Bishop, Chairman &
                                            Chief Executive Officer

ATTEST:

/s/ RODNEY A. BAKER
---------------------------------------------
Secretary

                                   APPENDIX B

                     THE BANK'S ANNUAL REPORT ON FORM 10-K
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                FILED PURSUANT TO SECTION 13 OF THE EXCHANGE ACT

================================================================================

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                             WASHINGTON, D.C. 20429

                                   FORM 10-K

      [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                          FDIC CERTIFICATE NO. 23888-1

                             CALIFORNIA STATE BANK
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                   95-3369563
      (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)

    100 N. BARRANCA STREET, WEST COVINA,                        91791
                  CALIFORNIA
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                    (ZIP CODE)

               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
                                 (626) 915-4424

           SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT
                                      NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT
                          COMMON STOCK (NO PAR VALUE)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (sec.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of Common Stock of the registrant held by non-affiliates at February 20, 1998 was $216,271,395 based on the sales price as reported on the Nasdaq National Market.

     The number of shares of common stock of the registrant outstanding as of February 20, 1998: 5,232,616.

     The following documents are incorporated by reference:

                          DOCUMENT                            LOCATION IN FORM 10-K
                          --------                            ---------------------
Definitive Proxy Statement for the Annual Meeting                   Part III
of Stockholders which will be filed within 120 days
of the fiscal year ended December 31, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I        ............................................................   B-4
  ITEM 1.     Business....................................................   B-4
  ITEM 2.     Properties..................................................  B-20
  ITEM 3.     Legal Proceedings...........................................  B-21
  ITEM 4.     Submission of Matters to a Vote of Security Holders.........  B-21

PART II       ............................................................  B-22
  ITEM 5.     Market for Registrant's Common Equity and Related
              Stockholder Matters.........................................  B-22
  ITEM 6.     Selected Financial Data.....................................  B-23
  ITEM 7.     Management's Discussion and Analysis of Financial Condition
              and Results of Operation....................................  B-23
  ITEM 7A.    Quantitative and Qualitative Disclosures About Market
              Risk........................................................  B-35
  ITEM 8.     Financial Statements and Supplementary Data.................  B-35
  ITEM 9.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................  B-35

PART III      ............................................................  B-36
  ITEM 10.    Directors and Executive Officers of the Registrant..........  B-36
  ITEM 11.    Executive Compensation......................................  B-36
  ITEM 12.    Security Ownership of Certain Beneficial Owners and
              Management..................................................  B-36
  ITEM 13.    Certain Relationships and Related Transactions..............  B-36

PART IV       ............................................................  B-36
  ITEM 14.    Exhibits, Financial Statement Schedules, and Reports on Form
              8-K.........................................................  B-36

                                  INTRODUCTION

     Certain information discussed in this annual report may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and as such may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Bank and its subsidiaries operate, projections of future performance, perceived and anticipated opportunities in its market and statements regarding the entities mission and vision. The Bank and its subsidiaries' actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For additional information concerning factors that might cause such differences, see "Item 1. Business -- Factors that May Affect Future Results."

                                     PART I

ITEM 1. BUSINESS

CALIFORNIA STATE BANK

     California State Bank (as used herein, the "Bank" refers to California State Bank and its subsidiaries, unless the context indicates otherwise) is a California state chartered bank that commenced operations in October, 1979. At December 31, 1997, the Bank had consolidated assets of $849.2 million, net loans of $442.8 million, deposits of $701.7 million and stockholders' equity of $83.4 million.

     On February 18, 1998, the Bank and First Security Corporation ("FSC") announced that they had reached a definitive agreement pursuant to which the Bank would merge (the "Merger") with a wholly-owned subsidiary of FSC and thereby become a subsidiary of FSC. Under the terms of the agreement, the Bank's shareholders will receive 2.13 shares of FSC common stock $1.25 par value ("FSC Common Stock") for each share of the Bank's common stock. Based on a closing price of $23.50 on March 10, 1998, for FSC Common Stock, this exchange ratio represents a price of $50.06 for each share of the Bank's common stock. The Bank currently anticipates that this matter will be submitted to the Bank's shareholders in May 1998 for approval, and that the Merger will be consummated in the second quarter of 1998.

     The principal executive and administrative offices of the Bank are located at 100 North Barranca Street, West Covina, California.

     Currently, the Bank operates seventeen branch banking offices: 925 West Badillo Street, Covina, California ("Covina Main Branch"); 100 North Barranca Street, West Covina, California ("West Covina Branch"); 385 East Sixth Street, Beaumont, California ("Beaumont Branch"); 123 South Chapel Avenue, Alhambra, California ("Alhambra Branch"); 444 East Huntington Drive, Arcadia, California ("Arcadia Branch"); 3401 Centrelake Drive, Ontario, California ("Ontario Branch"); 301 North Second Street, Covina, California ("Covina Downtown Branch"); 12470 Hesperia Road, Victorville, California ("Victorville Branch"); 1201 Dove Street, Newport Beach, California ("Newport Beach Branch"); 721 North Euclid, Anaheim, California ("Anaheim Branch"), 2101 East Coast Highway, Newport Beach, California ("Corona del Mar Branch"); 2099 South State College Boulevard, Anaheim, California ("Anaheim Stadium Branch"); 390 North Brea Boulevard, Brea, California ("Brea Branch"); 15771 Rockfield Boulevard, Irvine, California ("Irvine Branch"); 441 West Whittier Boulevard, La Habra, California ("La Habra Branch"); 4875 La Palma Avenue, La Palma, California ("La Palma Branch"); and 111 East Yorba Linda Boulevard, Placentia, California ("Placentia Branch").

     In January 1997, the Bank closed its Orange Branch which was located at 170 South Main Street, Orange, California and transferred the deposit and loan business to its Anaheim Stadium Branch. In December 1997, the Bank closed its Glendora Branch which was located at 655 South Grand Avenue, Glendora, California and transferred the deposit and loan business to its Covina Main Branch.

     The Bank is a community bank that offers personalized commercial banking services to businesses, professionals and individuals located in and around the San Gabriel Valley, Inland Empire and High Desert areas of Southern California, Orange County and in Beaumont, California. The Bank engages in a variety of lending activities, including commercial and industrial, agribusiness, construction and land development, real estate-conventional and installment loans with emphasis on commercial loans and construction loans for residential properties. Commercial and industrial loans include equipment financing, short-term operating loans and accounts receivable financing. Installment loans include consumer loans for automobiles, home improvements, debt consolidation and other personal needs. Real estate loans include secured short-term mini-perm and construction and land development loans. As of December 31, 1997, commercial and industrial, construction and land development, real estate-conventional and installment loans accounted for 39.6%, 7.4%, 43.6% and 9.3%, respectively, of the Bank's loan portfolio, with the remaining .1% consisting of outstanding leases.

     Through its Small Business Administration "SBA" Loan Department, the Bank offers loans for equipment, inventory, real estate acquisition and construction, refinancing, and working capital. The Bank is a participant in both the Preferred Lender Program ("PLP") and the Certified Lender Program under the SBA program. As a Preferred Lender, the Bank may, without prior SBA review, issue SBA guarantees for loans approved by the Bank under PLP procedures for which the guaranteed portion does not exceed certain limits set by legislation, thereby avoiding possible lengthy delays in the SBA approval process. Legislative guarantees for PLP lenders range from 70% -- 90% based upon the size and maturity of the loan. It is estimated that fewer than 1% of SBA-approved lenders are approved by the SBA as PLP lenders. The Bank may hold the government-guaranteed portions of its SBA loans in its own loan portfolio, or sell these portions into the secondary market and retain the servicing income.

     The Bank offers a variety of deposit instruments. These include personal and business checking accounts and savings accounts, including interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit. The Bank also offers a wide range of specialized services designed to attract and service the needs of customers. These services include drive-up facilities, ATM facilities, cash management systems, electronic funds transfers by way of domestic and international wires and automated clearing house, merchant windows, courier services, computer accounting services and sales of travelers' checks. Additionally, the Bank issues MasterCard credit cards and honors merchant drafts for both MasterCard and VISA.

     The Bank offers international banking services, including issuing letters of credit and bankers' acceptances, buying and selling foreign exchange and handling the collection and transfer of money.

     The Bank offers through its Alternative Investments Department a wide variety of investment products including mutual funds and annuities for sale to its customers. None of the products offered through the Alternative Investment Department are insured by the FDIC.

     The Bank does not operate a trust department. The Bank holds no patents, registered trademarks, licenses (other than licenses obtained from bank regulatory agencies), franchises or concessions.

REAL ESTATE SUBSIDIARIES

     The Bank has two real estate development subsidiaries which are engaged in activities authorized by Section 751.3 of the California Financial Code. Citrus State Development Corp., was incorporated on January 18, 1984, and Granada Realty Services, Inc., was incorporated on April 17, 1984. These real estate development subsidiaries had combined capital of $4.5 million at December 31, 1997. The two subsidiary corporations had net income of $22,000, $184,000, and $54,000, for 1997, 1996 and 1995 respectively. See Note H to the Bank's audited consolidated financial statements for a summary of the financial position of the Bank's real estate subsidiaries

     Federal law restricts insured state chartered banks and their subsidiaries from engaging as a principal in any activity which is not permissible for a national bank or a subsidiary of a national bank unless the FDIC permits such activity and the bank meets all of its regulatory capital requirements. Currently, neither national banks nor their subsidiaries are permitted to engage as a principal in real estate development activities, such as those currently engaged in by the Bank's real estate subsidiaries, with certain limited exceptions.

     The real estate development subsidiaries are engaged primarily in the business of developing single family homes. The subsidiaries acquire and take title to the property to be developed and provide the funds necessary for such development. The subsidiaries generally engage real estate contractors to perform construction work for a fee. The subsidiaries market and sell the homes upon completion. Such properties are accounted for at the lower of cost, including direct development cost and interest incurred during the development stage, or net realizable value. Ordinarily, once projects are started they are completed within a twelve-month period. The Bank generally does not finance the sale of the homes which are built.

     In March 1996, the FDIC approved the Bank's application to continue the real estate development activities of the subsidiaries. The approval is subject to certain conditions, including, among other things, that (a) the Bank's total investment in the real estate development subsidiaries (defined to include equity investments in and loans to the subsidiaries) not exceed 20% of the Bank's Tier 1 capital, (b) for purposes of the prompt corrective action provisions of federal law and the calculation of the Bank's risk adjusted deposit insurance premium, the Bank's capital ratios be based on the Bank's capital levels after deducting its total investment in the real estate development subsidiaries, (c) the Bank's capital levels, after deducting its total investment in the real estate development subsidiaries, equal or exceed the levels required for a "well capitalized" institution under federal law and (d) the real estate development subsidiaries contract with the Bank for any services on terms and conditions comparable to those available to or from independent entities.

     At December 31, 1997, the Bank had a total investment, comprised entirely of equity investments, in the real estate development subsidiaries of approximately $4.5 million, constituting 5.4% of its total stockholders' equity and 7.3% of Tier 1 capital. During 1997, the Bank's real estate development subsidiaries sold six homes compared to the sale of nine homes in 1996 and seven homes in 1995. At December 31, 1997, the subsidiaries held one completed home pending close of escrow, one completed home listed for sale and two single family residential properties in various stages of construction.

     Management believes the Bank is in compliance with the conditions of the FDIC approval at December 31, 1997. While management believes that it can continue to satisfy the conditions of the FDIC approval, it is currently evaluating and will continue to evaluate the extent to which it will engage in its real estate development activities and the manner in which it engages in and funds such activities. Any decision will be based on a number of factors including, but not limited to, the growth and capital requirements of the Bank, the profitability of the Bank and the real estate development subsidiaries, economic conditions on both a national and local level, and the condition of the real estate market in Southern California.

COMPETITION

     The banking and financial services business in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors and employees with its customers, and specialized services tailored to meet needs of the communities served. In those instances where the Bank is unable to accommodate a customer's needs, the Bank may arrange for those services to be provided by its correspondents. The Bank has seventeen branch offices, five in Los Angeles County, nine in Orange County, one in Riverside County and two in San Bernardino County. Neither the deposits nor loans of the offices of the Bank exceed 1% of all financial services companies located in the counties in which the Bank operates.

EMPLOYEES

     As of December 31, 1997, the Bank had approximately 323 full-time equivalent employees. The Bank believes that its employee relations are satisfactory.

ECONOMIC CONDITIONS, GOVERNMENTAL POLICIES, LEGISLATION AND REGULATION

     The Bank's profitability, like most financial institutions, is dependent on interest rate differentials. In general, the difference between the interest rate paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rate received by the Bank on its interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, comprises the major portion of the Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on the Bank cannot be predicted.

     The business of the Bank is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System

(the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the Bank of any future changes in monetary policies cannot be predicted.

     From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial services providers are frequently made in U.S. Congress, in the state legislature and before various bank regulatory agencies. See " -- Supervision and Regulation."

SUPERVISION AND REGULATION

  GENERAL

     Banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Bank. Set forth below is a summary description of certain laws and regulations which relate to the operations of the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

     In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. Such proposals include legislation to revise the Glass-Steagall Act and the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Certain proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them, will be introduced in the current Congress and become law. Consequently, it is not possible to determine what effect, if any, they may have on the Bank.

     The Bank, as a California state chartered bank, is subject to primary supervision, periodic examination, and regulation by the California Commissioner of Financial Institutions ("Commissioner") and the Federal Deposit Insurance Corporation ("FDIC"). To a lesser extent, the Bank is also subject to certain regulations promulgated by the Federal Reserve Board. If, as a result of an examination of the Bank, the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate the Bank's deposit insurance, which for a California state chartered bank would result in a revocation of the Bank's charter. The Commissioner has many of the same remedial powers.

     Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the Bank is required to maintain certain levels of capital. See "-- Capital Standards."

     The Bank's securities are registered with the FDIC under the 1934 Act. As such, the Bank is subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the 1934 Act.

  DIVIDENDS AND OTHER TRANSFERS OF FUNDS

     The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to its stockholders. Under such restrictions, the amount available for payment of dividends to stockholders by the Bank totaled $15.0 million at December 31, 1997. In addition, the Commissioner and the Federal Reserve Board have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

     The FDIC and the Commissioner also have authority to prohibit the Bank from engaging in activities that, in the FDIC's or the Commissioner's opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC or the Commissioner could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank may pay. An insured depository institution may be prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. See "-- Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "-- Capital Standards" for a discussion of these additional restrictions on capital distributions.

     The Bank is subject to certain restrictions imposed by state and federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of affiliates, the purchase of, or investments in, stock or other securities of its affiliates, the taking of such securities as collateral for loans, and the purchase of assets of affiliates. Such restrictions prevent affiliates of the Bank from borrowing from the Bank unless the loans are secured by collateral having a market value equal to the amount required by law. Further, the appropriate amount of covered transactions of the Bank with any affiliate is limited, individually, to 10.0% of the Bank's capital and surplus (as defined by federal regulations), and such secured loans and investments are limited, in the aggregate, as to all affiliates, to 20.0% of the Bank's capital and surplus (as defined by federal regulations).

  CAPITAL STANDARDS

     The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

     The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     The following table presents the amounts of regulatory capital and the capital ratios for the Bank, compared to the minimum regulatory capital requirements as of December 31, 1997.

                                                    DECEMBER 31, 1997
                                ---------------------------------------------------------
                                                     MINIMUM CAPITAL
                                     ACTUAL              REQUIRED             EXCESS
                                -----------------    ----------------    ----------------
                                AMOUNT     RATIO     AMOUNT     RATIO    AMOUNT     RATIO
                                -------    ------    -------    -----    -------    -----
                                                     (IN THOUSANDS)
Leverage......................  $61,960      7.65%   $32,397    4.00%    $29,563     3.65%
Tier 1 risk-based capital.....   61,960     11.11     22,317    4.00      39,643     7.11
Total risk-based capital......   68,952     12.36     44,633    8.00      24,319     4.36

  PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

     Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1997, the Bank exceeded the required ratios for classification as "well capitalized."

     An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

     A bank may fall into the critically undercapitalized category if its "tangible equity" does not exceed two-percent of the bank's total assets. Federal guidelines generally define "tangible equity" as a bank's tangible assets less liabilities. Federal regulators may, among other alternatives, require the appointment of a conservator or a receiver for a critically undercapitalized bank. In California, the Commissioner may require the appointment of a conservator or receiver for a state-chartered bank if its tangible equity does not exceed three-percent of the bank's total assets or $1 million.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

     Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law.

  SAFETY AND SOUNDNESS STANDARDS

     The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should:
(i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

  PREMIUMS FOR DEPOSIT INSURANCE

     The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

     The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1997, ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), at January 1, 1997, the Bank began paying, in addition to its normal deposit insurance premium as a member of the BIF, an amount equal to approximately 1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund ("SAIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Act, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999, provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

  INTERSTATE BANKING AND BRANCHING

     The BHCA currently permits banks from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

  COMMUNITY REINVESTMENT ACT AND FAIR LENDING DEVELOPMENTS

     The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

     A bank's compliance with its CRA obligations is rated on a performance-based evaluation system which bases CRA ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted July 22, 1996, the Bank was rated "satisfactory" in complying with its CRA obligations.

  YEAR 2000 COMPLIANCE

     In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. In addition, federal banking agencies will be taking into account year 2000 compliance programs when analyzing applications and may deny an application based on year 2000 related issues. The Bank has formed a management and information technology committee to effectively deal with the year 2000 issue. The committee's year 2000 plan includes awareness seminars, evaluations of existing hardware, software, ATMs, vaults, alarm systems, communication systems and other electrical devices, testing critical application programs and systems, establishing a contingency plan and upgrading hardware and software as necessary. The Bank estimates that the expenditures related to the year 2000 project will be $300,000. Approximately $200,000 of the total is attributable to the purchase of new hardware and software which will be capitalized in the normal course of business. The remaining $100,000, which will be expensed as incurred, is not expected to have a material effect on the results of operations.

  FACTORS THAT MAY AFFECT FUTURE RESULTS

     The following discusses certain factors which may affect the Bank's financial results and operations.

     Economic Conditions and Geographic Concentration. The Bank's operations are located in Southern California and specifically concentrated in the San Gabriel Valley area of Los Angeles County, Orange County, San Bernardino County and Riverside County. As a result of the geographic concentration, the Bank's results depend largely upon the economic conditions in these areas. While the Southern California and national economies have recently exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have a material adverse impact on the quality of the Bank's loan portfolio and demand for its products and services.

     Competition. The banking and financial services business in the Bank's market areas are highly competitive. The increasingly highly competitive market is the result of changes in regulation, changes in technology and product delivery systems and the consolidation of banks and financial services providers. Nonbanks, such as securities and insurance companies not subject to the regulatory capital requirements and constraints placed on banks, compete for products and services traditionally provided by banks.

     Interest Rates. The Bank's anticipated results for 1998 may differ significantly from actual results if interest rates fluctuate significantly from current levels. Changes in interest rates may influence the growth of loans, investments and deposits. A significant decrease in interest rates may cause the net interest margin to narrow, thereby negatively impacting the results of operations.

     Credit Quality. Deterioration of the credit quality of the loan portfolio resulting in significant unexpected losses may have a negative adverse impact on the Bank's future results of operations or financial condition. Management attempts to minimize such losses by adopting prudent credit underwriting and monitoring policies and procedures, including the establishment and review of the allowance for credit losses.

     Technology and Computer Systems. Advances and changes in technology can significantly impact the business and operations of the Bank. The Bank faces many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. The Bank's business and operations is susceptible to negative impacts from computer system failures, communication and energy disruptions, and unrestrained and unethical individuals with the technological ability to cause failures or disruptions to the Bank's data processing systems.

     Many computer programs were designed and developed utilizing only two digits in date fields, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for the Bank from unforeseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material impact on the Bank's ability to conduct its business and results of operations. The Bank's computer systems and programs are designed and supported by companies specifically in the business of providing such products and services. The Bank has obtained from certain vendors assurances that hardware and software critical to the Bank's business will operate and not produce erroneous results relating to the year 2000 problem. The Bank has formed a management and information technology committee to effectively deal with the year 2000 issue. The committee's year 2000 plan includes awareness seminars, evaluations of existing hardware, software, ATMs, vaults, alarm systems, communication systems and other electrical devices, testing critical application programs and systems, establishing a contingency plan and upgrading hardware and software as necessary. The Bank estimates that the expenditures related to the year 2000 project will be $300,000. Approximately $200,000 of the total is attributable to the purchase of new hardware and software which will be capitalized in the normal course of business. The remaining $100,000, which will be expensed as incurred, is not expected to have a material effect on the results of operations.

     Government Regulations and Monetary Policy. The Bank is subject to extensive federal and state supervision and regulation. New laws or changes in, or repeals of, existing laws may cause the Bank's results to differ materially. Further, changes in federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Bank, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements, may have a material impact on the Bank's results.

     Other Risks. From time to time, the Bank details other risks with respect to its business and/or financial results in its filings with the FDIC.

  ACCOUNTING CHANGES

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation plans, including employee stock purchase plans, stock options and restricted stock. SFAS No. 123 encourages all entities to adopt a fair value method of accounting for stock-based compensation plans, whereby compensation cost is measured at the grant date based on the fair value of the award and is realized as an expense over the service or vesting period. However, SFAS No. 123 also allows an entity to continue to measure compensation cost for these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation cost is generally the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount which must be paid to acquire the stock. The Bank has elected to continue to account for stock-based compensation plans using the intrinsic value method prescribed by APBO No. 25. The pro forma disclosures required under SFAS No. 123 did not have a material impact on the Bank's financial statements. See Note N to the Bank's audited consolidated financial statements.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. This statement requires that liabilities and derivative securities incurred or obtained by transferors as part of a transfer of financial assets be initially valued at fair value, if practicable. It also requires that servicing rights and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of transfer. Furthermore, SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral, and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. Finally, SFAS No. 125 requires that a liability be eliminated if either:
(a) the debtor pays the creditor and is relieved of its obligation for the liability, or (b) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. Accordingly, a liability is not considered extinguished by an in-substance defeasance. SFAS No. 125 supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 defers for one year the effective date of SFAS No. 125 as it relates to transactions involving secured borrowings and collateral and transfers and servicing of financial assets. SFAS No. 127 also provides additional guidance on these types of transactions. The adoption of these statements did not have a material impact on the Bank's results of operations or financial position.

     In August 1997, the FASB issued SFAS No. 128, "Earnings Per Share." This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The adoption of the statement did not have a material impact on the Bank's results of operations or financial position.

     In August 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This statement establishes standards for disclosing information about capital structure, including pertinent rights and privileges of various securities outstanding. SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The adoption of the statement did not have a material impact on the Bank's results of operations or financial position.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of the statement did not have a material impact on the Bank's results of operations or financial position.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in both annual financial statements and interim financial reports issued to shareholders. The statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of the statement did not have a material impact on the Bank's results of operations or financial position.

                      SELECTED STATISTICAL FINANCIAL DATA

     The following tables and data set forth, for the respective periods shown, selected statistical information relating to the Bank. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     The following table contains information on the Bank's average asset and liability structure and related interest income or expense and yield or rate for each of the three years in the period ended December 31:

                                                   1997                           1996                           1995
                                       ----------------------------   ----------------------------   ----------------------------
                                       AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                       BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                       --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                             (IN THOUSANDS)
Assets
Federal funds sold (1)...............  $ 32,183   $ 1,719     5.34%   $ 25,599   $ 1,272     4.97%   $ 22,569   $ 1,320     5.85%
Taxable securities...................   206,605    13,184     6.38%    142,798     8,911     6.24%     97,315     5,931     6.09%
Tax-exempt securities (2)............     4,713       369     7.83%      5,496       432     7.86%      1,462       143     9.78%
Loans and leases, net of unearned
  income(3)(4).......................   436,828    44,356    10.15%    395,417    41,044    10.38%    280,298    31,808    11.35%
                                       --------   -------    -----    --------   -------    ------   --------   -------    -----
Total earning assets (2).............   680,329    59,628     8.76%    569,310    51,659     9.07%    401,644    39,202     9.76%
                                       ========   =======    =====    ========   =======    ======   ========   =======    =====
Nonearning assets....................   101,706                        100,217                         66,763
                                       --------                       --------                       --------
        Total assets.................   782,035                        669,527                        468,407
                                       ========                       ========                       ========
Liabilities and Stockholders' Equity
Savings, money market accounts and
  other interest-bearing deposits....   308,599     7,931     2.57%    267,659     6,732     2.52%    175,432     3,791     2.16%
Time certificates of deposit.........   145,436     7,512     5.17%    136,718     7,047     5.15%    107,338     5,494     5.12%
Borrowings...........................    12,770       711     5.57%      7,009       317     4.52%     14,226       659     4.63%
                                       --------   -------    -----    --------   -------    ------   --------   -------    -----
Total interest-bearing liabilities...   466,805    16,154     3.46%    411,386    14,096     3.43%    296,996     9,944     3.35%
                                       ========   =======    =====    ========   =======    ======   ========   =======    =====
Noninterest-bearing deposits.........   224,376                        181,089                        114,163
Other liabilities....................    10,221                          8,609                          6,700
Stockholders' equity.................    80,633                         68,443                         50,548
                                       --------                       --------                       --------
Total liabilities and stockholders'
  equity.............................  $782,035                       $669,527                       $468,407
                                       ========                       ========                       ========
Interest income/earning assets.......              59,628     8.76%               51,659     9.07%               39,202     9.76%
Interest expense/earning assets......              16,154     2.37%               14,096     2.47%                9,944     2.48%
                                                  -------    -----               -------    ------              -------    -----
Net interest income/earning assets...              43,474     6.39%               37,563     6.60%               29,258     7.28%
                                                             =====                          ======                         =====
Less FTE adjustment..................                 122                            138                             46
                                                  -------                        -------                        -------
Net interest income, per consolidated
  statement of earnings..............             $43,352                        $37,425                        $29,212
                                                  =======                        =======                        =======

---------------

(1) Includes certificates of deposit at other financial institutions of $365 for 1996 and $1,783 for 1995.

(2) Yields are calculated on a fully taxable equivalent (FTE) basis using a rate of 42.0% for 1997 and 41% for 1996 and 1995.

(3) Loan fees of $1,913 for 1997, $2,062 for 1996 and $2,515 for 1995 are
    included in interest income.

(4) Includes nonperforming loans.

     The changes in interest income, interest expense and resultant net interest income are attributable to changes in average earning asset and interest-bearing liability balances (volume) and changes in average yield or rate (rate). The interest increase (decrease) attributable to volume, rate and both volume and rate are summarized as follows:

                                                         1997 COMPARED WITH 1996               1996 COMPARED WITH 1995
                                                    ---------------------------------   -------------------------------------
                                                                     VOLUME/                                VOLUME/
                                                    VOLUME   RATE     RATE     TOTAL    VOLUME     RATE      RATE      TOTAL
                                                    ------   -----   -------   ------   -------   -------   -------   -------
                                                                                 (IN THOUSANDS)
Interest income
  Federal funds sold(1)...........................  $  327   $  96    $ 25     $  448   $   177   $  (199)  $   (26)  $   (48)
  Taxable securities..............................   3,982     201      89      4,272     2,772       142        66     2,980
  Tax-exempt securities...........................     (62)     (2)      1        (63)      395       (28)      (78)      289
  Loans -- interest and fees......................   4,298    (893)    (93)     3,312    13,064    (2,713)   (1,115)    9,236
                                                    ------   -----    ----     ------   -------   -------   -------   -------
        Total earning assets......................   8,545    (598)     22      7,969    16,408    (2,798)   (1,153)   12,457
                                                    ------   -----    ----     ------   -------   -------   -------   -------
Interest expense
  Savings, money market accounts and other
    interest-bearing deposits.....................   1,453    (184)    (70)     1,199     2,232       428       281     2,941
  Time certificates of deposit....................     449      15       1        465     1,504        39        10     1,553
  Borrowings......................................     261      73      60        394      (334)      (16)        8      (342)
                                                    ------   -----    ----     ------   -------   -------   -------   -------
        Total interest-bearing liabilities........   2,163     (96)     (9)     2,058     3,402       451       299     4,152
                                                    ------   -----    ----     ------   -------   -------   -------   -------
Change in net interest income.....................  $6,382   $(502)   $ 31     $5,911   $13,006   $(3,249)  $(1,452)  $ 8,305
                                                    ======   =====    ====     ======   =======   =======   =======   =======

---------------
(1) Includes certificates of deposit at other financial institutions.

LOAN PORTFOLIO

TYPES OF LOANS

     The following table sets forth the amount of loans and leases in each category and the percentage of total loans and leases outstanding for each category, before adjustment for unearned income and the allowance for credit losses, as of the dates indicated (dollars in thousands):

                                                                       DECEMBER 31,
                             -------------------------------------------------------------------------------------------------
                                   1997                1996                1995                1994                1993
                             -----------------   -----------------   -----------------   -----------------   -----------------
                              AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
                             --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
Commercial and
  industrial...............  $179,497    39.62%  $166,877    38.15%  $147,703    48.49%  $145,084    53.16%  $ 90,183    48.82%
Real estate construction
  and land development.....    33,652     7.43%    20,637     4.72%    28,541     9.37%    10,776     3.95%    16,201     8.77%
Real estate conventional...   197,528    43.60%   198,035    45.27%    98,561    32.36%    83,622    30.64%    53,852    29.15%
Installment................    42,236     9.32%    51,426    11.76%    28,887     9.49%    31,642    11.60%    24,140    13.07%
Leases.....................       157     0.03%       438     0.10%       895     0.29%     1,780     0.65%       347     0.19%
                             --------   ------   --------   ------   --------   ------   --------   ------   --------   ------
        Total loans and
          leases...........  $453,070   100.00%  $437,413   100.00%  $304,587   100.00%  $272,904   100.00%  $184,723   100.00%
                             ========   ======   ========   ======   ========   ======   ========   ======   ========   ======

MATURITY DISTRIBUTION OF LOAN PORTFOLIO

     The following table sets forth the maturity distribution of the Bank's loan portfolio at December 31, 1997. The table excludes real estate-conventional, installment loans and leases and does not include nonaccrual loans of $175,000:

                                                                     MATURING
                                                 ------------------------------------------------
                                                             AFTER ONE
                                                  WITHIN     BUT WITHIN    MORE THAN
                                                 ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                                                 --------    ----------    ----------    --------
                                                                  (IN THOUSANDS)
Commercial and industrial......................  $ 76,374     $38,848       $64,100      $179,322
Real estate construction.......................    27,444       6,208            --        33,652
                                                 --------     -------       -------      --------
          Total................................  $103,818     $45,056       $64,100      $212,974
                                                 ========     =======       =======      ========

SENSITIVITY TO CHANGES IN INTEREST RATES

     The following table sets forth the sensitivity of commercial and industrial and construction and land development loans to changes in interest rates at December 31, 1997. The table does not include nonaccrual loans of $175,000:

                                                                     MATURING
                                                 ------------------------------------------------
                                                             AFTER ONE
                                                  WITHIN     BUT WITHIN    MORE THAN
                                                 ONE YEAR    FIVE YEARS    FIVE YEARS     TOTAL
                                                 --------    ----------    ----------    --------
                                                                  (IN THOUSANDS)
Loans:
  With fixed interest rates....................  $  4,976     $21,275       $ 6,665      $ 32,916
  With variable interest rates.................    98,842      23,781        57,435       180,058
                                                 --------     -------       -------      --------
          Total................................  $103,818     $45,056       $64,100      $212,974
                                                 ========     =======       =======      ========

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     The following table sets forth loans which were delinquent 90 days or more but still accruing and nonperforming assets as of the dates indicated:

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                 1997      1996      1995      1994      1993
                                                ------    ------    ------    ------    ------
                                                                (IN THOUSANDS)
Loans delinquent for 90 days or more and still
  accruing....................................  $  750    $1,067    $  167    $  322    $  380
                                                ======    ======    ======    ======    ======
Nonperforming assets
  Nonaccrual loans............................  $2,364    $2,474    $2,203    $2,223    $6,300
  Restructured loans..........................   1,916        --        10        12        36
  Other real estate owned.....................     784     2,267     1,750     1,170     1,402
                                                ------    ------    ------    ------    ------
          Total nonperforming assets..........  $5,064    $4,741    $3,963    $3,405    $7,738
                                                ======    ======    ======    ======    ======
Nonperforming assets as a percentage of
  year-end gross loans and leases plus other
  real estate owned...........................    1.12%     1.08%     1.29%     1.24%     4.16%
                                                ======    ======    ======    ======    ======

     Generally, the Bank's policy is to discontinue accruing interest when loans are 90 days past due. When a loan is classified as nonaccrual, any accrued and unpaid interest is reversed against current income except where the loan is well secured and it is anticipated that all unpaid principal and interest will be collected. When collectibility of principal is in doubt, all payments are applied as a reduction to principal. Had the nonaccrual loans been performing in accordance with the original terms and conditions of their notes, interest income would have been $167,000 higher for 1997. Interest income recognized on nonaccrual loans totaled $16,000 for 1997.

SUMMARY OF CREDIT LOSS EXPERIENCE

     The following table reflects the changes in the allowance for credit losses and provides information relating to the Bank's credit loss experience for the years indicated:

                                                 1997      1996      1995      1994      1993
                                                ------    ------    ------    ------    ------
                                                                (IN THOUSANDS)
Allowance for credit losses at beginning of
  year........................................  $8,265    $5,029    $4,252    $3,203    $2,802
Provision charged to operations...............     700     1,000     1,600       720     1,320
Allowance added through acquisition...........      --     3,493        --     1,425        --
Loans charged off
  Commercial and industrial loans.............     413       833       403       742       505
  Real estate loans -- construction and land
     development..............................      --        --       252       109         1
  Real estate loans -- conventional...........     111       302        54       139        --
  Consumer loans..............................     361       439       609       335       510
  Leases......................................      --        12        --        --        --
                                                ------    ------    ------    ------    ------
Total loans charged off.......................     885     1,586     1,318     1,325     1,016
                                                ------    ------    ------    ------    ------
Recoveries
  Commercial and industrial loans.............      89       223       400       164        54
  Real estate loans -- construction and land
     development..............................       3        --        --        --        --
  Real estate loans -- conventional...........       2        19        --        --        --
  Consumer loans..............................     209        83        95        47        43
  Leases......................................      18         4        --        18        --
                                                ------    ------    ------    ------    ------
Total recoveries..............................     321       329       495       229        97
                                                ------    ------    ------    ------    ------
Net loans charged off.........................     564     1,257       823     1,096       919
                                                ------    ------    ------    ------    ------
Allowance for credit losses at end of year....  $8,401    $8,265    $5,029    $4,252    $3,203
                                                ======    ======    ======    ======    ======
Allowance for credit losses to average gross
  loans and leases............................    1.91%     2.08%     1.77%     2.00%     1.59%
Allowance for credit losses to gross loans and
  leases at year end..........................    1.85%     1.89%     1.65%     1.56%     1.73%
Net loans charged off to average gross loans
  and leases..................................    0.13%     0.32%     0.29%     0.51%     0.46%
Net loans charged off to gross loans and
  leases at year end..........................    0.12%     0.29%     0.27%     0.40%     0.50%
Net loans charged off to allowance for credit
  losses at year end..........................    6.71%    15.21%    16.37%    25.78%    28.69%
Net loans charged off to provision for credit
  losses......................................   80.57%   125.70%    51.44%   152.22%    69.62%

     Management performs regular evaluations of the loan portfolio to determine the adequacy of the allowance for credit losses. These evaluations include identifying borrowers experiencing difficulty in making payments under the terms of the loan, reviewing the adequacy of the general allowance using historical loss experience, segmenting the portfolio by risk rating and loan type, and keeping abreast of the economic environment. While management believes the allowance for credit losses was adequate at year-end 1997, no assurances can be given that adverse economic conditions or other adverse circumstances affecting borrowers will not subject the Bank to increasing the provision for credit losses in the future. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following table provides a summary of the allocation of the allowance for credit losses for specific loan categories at the dates indicated. The allocation presented is based on management's assessment as of a given point in time of the risk characteristics of each of the component parts of the loan portfolio and is subject to changes as and when the risk factors of each such component part change. Such allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be interpreted as an indicator of future loss trends. In addition, presentation of such allocation does not mean that the allocation is exact or that the allowance has been precisely determined from such allocation.

                                                                          DECEMBER 31,
                                -------------------------------------------------------------------------------------------------
                                      1997                1996                1995                1994                1993
                                -----------------   -----------------   -----------------   -----------------   -----------------
                                           % OF                % OF                % OF                % OF                % OF
                                          LOANS               LOANS               LOANS               LOANS               LOANS
                                         IN EACH             IN EACH             IN EACH             IN EACH             IN EACH
                                         CATEGORY            CATEGORY            CATEGORY            CATEGORY            CATEGORY
                                         TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL
                                AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                                ------   --------   ------   --------   ------   --------   ------   --------   ------   --------
                                                                         (IN THOUSANDS)
Commercial and industrial.....  $1,745     39.62%   $3,277     38.15%   $2,956     48.49%   $1,710     53.16%   $1,265     48.82%
Real estate construction and
  land development............    168       7.43%     103       4.72%     143       9.37%      54       3.95%      81       8.77%
Real estate conventional......  2,347      43.60%   1,858      45.27%     529      32.36%     629      30.64%     914      29.15%
Installment...................    808       9.32%   1,190      11.76%     668       9.49%     583      11.60%     415      13.07%
Leases........................      1       0.03%       2       0.10%       4       0.29%       9       0.65%       2       0.19%
Unallocated...................  3,332        N/A    1,835        N/A      729        N/A    1,267        N/A      526        N/A
                                ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Total.........................  $8,401    100.00%   $8,265    100.00%   $5,029    100.00%   $4,252    100.00%   $3,203    100.00%
                                ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

INVESTMENT SECURITIES

     The following table sets forth the carrying amounts of investment securities available for sale as of the dates indicated:

                                                                       DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Investment securities available for sale
  U.S. Treasury securities.................................  $ 24,280    $ 25,107    $ 10,024
  Obligations of U.S. agencies and corporations............    60,010       6,903       8,878
  Federal agency mortgage-backed securities................   198,822     118,870      78,311
  Obligations of state and political subdivisions..........     1,801       7,192         987
  Small Business Administration pool certificates..........     4,867      15,044      11,020
  Equity securities........................................     3,849       1,405         854
                                                             --------    --------    --------
  Total investment securities available for sale...........  $293,629    $174,521    $110,074
                                                             ========    ========    ========

     No securities were classified as held to maturity at December 31, 1997, 1996 and 1995.

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES AVAILABLE FOR SALE

     The following table sets forth the maturity distribution of the investments available for sale at December 31, 1997, except marketable equity securities which have no stated maturity. The yield on obligations of state and political subdivisions has not been adjusted to a fully taxable equivalent basis.

                                                          AMORTIZED    CARRYING AND      WEIGHTED
                                                            COST        FAIR VALUE     AVERAGE YIELD
                                                          ---------    ------------    -------------
                                                                        (IN THOUSANDS)
U.S. Treasury securities:
  Within one year.......................................  $     --       $     --            --
  After one but within five years.......................    24,078         24,280          6.16%
  After five but within ten years.......................        --             --            --
  After ten years.......................................        --             --            --
                                                          --------       --------          ----
          Total U.S. Treasury securities................    24,078         24,280          6.16%
                                                          --------       --------          ----
Obligations of U.S. agencies and corporations:
  Within one year.......................................     2,983          2,990          6.33%
  After one but within five years.......................    33,762         33,955          6.54%
  After five but within ten years.......................    23,075         23,065          6.27%
  After ten years.......................................        --             --            --
                                                          --------       --------          ----
          Total obligations of U.S. agencies and
            corporations................................    59,820         60,010          6.42%
                                                          --------       --------          ----
Federal agency mortgage-backed securities:
  Within one year.......................................       545            543          6.79%
  After one but within five years.......................    20,038         20,102          6.74%
  After five but within ten years.......................   139,570        139,914          6.65%
  After ten years.......................................    37,936         38,263          6.91%
                                                          --------       --------          ----
          Total Federal agency mortgage-backed
            securities..................................   198,089        198,822          6.71%
                                                          --------       --------          ----
Obligations of state and political subdivisions:
  Within one year.......................................        --             --            --
  After one but within five years.......................       135            140          6.89%
  After five but within ten years.......................        --             --            --
  After ten years.......................................     1,570          1,661          5.49%
                                                          --------       --------          ----
          Total obligations of state and political
            subdivisions................................     1,705          1,801          5.60%
                                                          --------       --------          ----
Small Business Administration pool certificates:
  Within one year.......................................        --             --            --
  After one but within five years.......................        --             --            --
  After five but within ten years.......................        --             --            --
  After ten years.......................................     4,648          4,867          7.29%
                                                          --------       --------          ----
          Total Small Business Administration pool
            certificates................................     4,648          4,867          7.29%
                                                          --------       --------          ----
          Total investment securities...................  $288,340       $289,780          6.61%
                                                          ========       ========          ====

DEPOSITS

     The following table sets forth information regarding the average deposits and the average rate paid for certain deposit categories for each of the periods indicated:

                                                             YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------
                                                  1997                 1996                 1995
                                           ------------------   ------------------   ------------------
                                           AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE
                                           BALANCE     RATE     BALANCE     RATE     BALANCE     RATE
                                           --------   -------   --------   -------   --------   -------
                                                                  (IN THOUSANDS)
Savings, money market accounts and other
  interest-bearing deposits..............  $308,599    2.57%    $267,659    2.52%    $175,432    2.16%
Time certificates of deposit.............   145,436    5.17%     136,718    5.15%     107,338    5.12%
                                           --------    -----    --------    -----    --------    -----
Total interest-bearing deposits..........   454,035    3.40%     404,377    3.41%     282,770    3.28%
Noninterest-bearing deposits.............   224,376       --     181,089       --     114,163       --
                                           --------    -----    --------    -----    --------    -----
Total deposits...........................  $678,411    2.28%    $585,466    2.35%    $396,933    2.34%
                                           ========    =====    ========    =====    ========    =====

MATURITIES OF TIME CERTIFICATES OF DEPOSIT

     Time certificates of deposit of $100,000 and over had the following schedule of maturities:

                                                       DECEMBER 31, 1997
                                                       -----------------
                                                        (IN THOUSANDS)
Three months or less.................................       $65,634
Over three months through six months.................        19,228
Over six months through twelve months................        13,617
Over one year through five years.....................           329
Over five years......................................            --
                                                            -------
Total................................................       $98,808
                                                            =======

RETURN ON EQUITY AND ASSETS

     The following table sets forth selected financial ratios for the periods indicated:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Return on average assets (net earnings/average total
  assets)...................................................   1.19%     0.99%     0.99%
Return on average stockholders' equity (net earnings/average
  equity)...................................................  11.57%     9.69%     9.15%
Dividend payout ratio (dividends declared/net earnings).....  24.21%    28.39%    30.46%
Average equity to average assets............................  10.31%    10.22%    10.79%

ITEM 2. PROPERTIES

     The Bank owns and leases various locations throughout its service area for branch, operations and administrative purposes.

     The Bank's Corporate Headquarters and West Covina Branch are located in a leased modern 13-story building at 100 North Barranca Street, West Covina, California. The top two floors, comprising 27,000 square feet, are used for certain non-branch functions including executive offices, personnel and centralized accounting and note operations, together with branch, loan and operations supervision. The West Covina Branch occupies 5,000 square feet of space on the first floor at this location. Other functions, such as SBA loan administration, warehouse, data processing and the operations service center are located in leased and owned facilities elsewhere.

     The Bank owns the property and improvements located at and adjacent to 925 West Badillo Street, Covina, California, for the operation of its Covina Main Branch. It also owns the properties and improvements where its Alhambra, Anaheim, Beaumont, Brea, Covina Downtown, Irvine, La Palma and Victorville branches are located and the improvements where its La Habra and Placentia branches are located. There are no encumbrances with respect to these properties.

     The Bank leases properties where its Anaheim Stadium, Arcadia, Corona del Mar, Newport Beach and Ontario branches are located.

     In the normal course of business, the Bank leases or subleases to others excess space at various locations which is not needed for Bank purposes.

     The Bank's total occupancy expense, exclusive of furniture and equipment expense, for the year ending December 31, 1997, was $3.5 million. See Notes G and Q to the Bank's audited consolidated financial statements for additional information relating to properties, lease rental expense and commitments.

     As of December 31, 1997, the Bank's real estate subsidiaries owned various properties in the San Gabriel Valley, (Los Angeles County) for the purpose of developing single-family residences. See "Item 1. Business -- Real Estate Subsidiaries."

ITEM 3. LEGAL PROCEEDINGS

     From time to time the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by counsel to the Bank as to the current status of various claims and legal proceedings to which the Bank is a party, management of the Bank believes that the ultimate aggregate liability represented thereby, if any, will not have a material adverse effect on the Bank's consolidated financial position or results of operations.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to security holders during the fourth quarter of 1997.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock is currently traded in the over-the-counter market on the Nasdaq National Market under the symbol "CSTB." The following table sets forth the high and low sales prices of the Common Stock during 1997 and 1996 as reported by Nasdaq:

                                                         1997               1996
                                                    ---------------    ---------------
                                                     HIGH     LOW       HIGH     LOW
                                                    ------   ------    ------   ------
First quarter.....................................  $23.75   $17.00    $14.75   $12.75
Second quarter....................................   26.13    20.75     16.13    13.75
Third quarter.....................................   31.13    24.75     16.00    14.50
Fourth quarter....................................   41.75    29.00     17.50    15.00

     The last reported sales price of the common stock on February 20, 1998, as reported on the Nasdaq National Market, was $47.50 per share.

     Nasdaq has reported that the following securities dealers were market makers in the Bank's stock in February 1998: Crowell, Weedon & Co.; Herzog, Heine, Geduld, Inc.; Hoefer & Arnett, Incorporated; Keefe, Bruyette & Woods, Inc.; Sutro & Co. Inc.; Torrey Pines Securities Inc.; Tucker Anthony Incorporated; and Wedbush Morgan Securities, Inc.

     On December 31, 1997, there were approximately 1,682 shareholders of record of the common stock.

     The Bank has declared quarterly cash dividends of $0.10 per share from the first quarter of 1993 through the second quarter of 1997, and cash dividends of $0.12 for each of the last two quarters of 1997. Payment of future cash dividends will be subject to the discretion of the Board of Directors and will depend upon the earnings of the Bank, its financial condition, its capital requirements, its need for funds, applicable governmental policies and regulations and such other matters as the Board deems appropriate. The terms of the definitive agreement between the Bank and First Security Corporation further limit the Bank's ability to pay cash dividends except in accordance with past practices. The Board periodically reviews whether to pay cash dividends based on the foregoing factors, but there is no present dividend policy committing the Bank to pay cash dividends in the future.

     Since the Bank is a California state chartered bank, its ability to pay dividends or make distributions to its shareholders is subject to restrictions set forth in the California Financial Code. The California Financial Code provides that neither a bank nor any majority-owned subsidiary of a bank may make a distribution to its shareholders in an amount which exceeds the lesser of
(i) the bank's retained earnings, or (ii) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank or a majority-owned subsidiary of a bank may, with the prior approval of the Commissioner make a distribution to the shareholders of the bank in an amount not exceeding the greatest of (i) its retained earnings, (ii) its net income for its last fiscal year, or (iii) its net income for its current fiscal year. In the event that the Commissioner determines that the stockholders' equity of a bank is inadequate or that the making of a distribution by a bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution. As of December 31, 1997, the Bank had approximately $15.0 million legally available for the payment of dividends.

ITEM 6. SELECTED FINANCIAL DATA

     The consolidated results of operations for the years ended December 31, 1997, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1997 and 1996 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Bank included elsewhere in this Form 10-K. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                DECEMBER 31,
                                       --------------------------------------------------------------
                                          1997       1996(2)        1995       1994(1)        1993
                                       ----------   ----------   ----------   ----------   ----------
                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
RESULTS OF OPERATIONS
Net interest income(3)...............  $   43,352   $   37,425   $   29,212   $   21,522   $   17,312
Provision for credit losses..........         700        1,000        1,600          720        1,320
Noninterest income...................       7,288        7,788        4,146        4,473        4,588
Noninterest expenses.................      34,477       33,820       24,987       21,652       19,566
Net earnings.........................       9,330        6,629        4,626        3,568        1,204
Earnings per share:
  Basic..............................  $     1.81   $     1.42   $     1.32   $     1.03   $     0.35
  Diluted............................        1.69         1.35         1.26         1.02         0.35
Weighted average shares outstanding:
  Basic..............................   5,151,415    4,673,991    3,506,721    3,459,526    3,423,458
  Diluted............................   5,513,832    4,914,932    3,680,720    3,481,122    3,461,531
Cash dividends per share.............  $     0.44   $     0.40   $     0.40   $     0.40   $     0.40

AVERAGE BALANCE SHEET DATA(4)
Gross loans..........................  $  439,017   $  398,178   $  284,001   $  212,852   $  200,942
Earning assets(5)....................     680,329      569,310      401,644      329,764      293,833
Total assets.........................     782,035      669,527      468,407      385,384      346,374
Deposits.............................     678,411      585,466      396,933      321,762      293,511
Stockholders' equity.................      80,633       68,443       50,548       47,148       47,054

FINANCIAL RATIOS
Return on average assets.............        1.19%        0.99%        0.99%        0.93%        0.35%
Return on average stockholders'
  equity.............................       11.57%        9.69%        9.15%        7.57%        2.56%
Net interest margin(6)...............        6.39%        6.60%        7.28%        6.55%        5.92%

---------------
(1) In July 1994, the Bank acquired all of the insured deposits and certain assets of the failed CommerceBank from the FDIC. In addition, in September 1994, the Bank acquired all of the assets and liabilities of Bank of Anaheim, N.A. in a transaction accounted for under the purchase method of accounting.

(2) In April 1996, the Bank acquired all of the assets and liabilities of Landmark in a transaction accounted for under the purchase method of accounting.

(3) Tax-exempt interest income has not been adjusted to a fully taxable equivalent basis.

(4) Average balance sheet data has been derived from daily average balances.

(5) Earning assets are reported net of unearned income.

(6) Net interest margin has been adjusted to a fully taxable equivalent basis. The rate used was approximately 42% for 1997 and 1994, and 41% for 1996, 1995 and 1993.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis is intended to provide information to facilitate a better understanding and assessment of significant changes and trends related to the financial condition and results of operations of the Bank. This discussion and analysis should be read in conjunction with the 1997 audited consolidated financial statements of the Bank and notes thereto contained in this report. Certain information discussed in this annual report may constitute "forward-looking statements" within the meaning of the 1933 Act and the 1934 Act, and as such may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Bank and its subsidiaries operate, projections of future performance, perceived and anticipated opportunities in its market and statements regarding the entities mission and vision. The Bank and its subsidiaries' actual results, performance, or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For additional information concerning factors that might cause such differences, see "Factors that May Affect Future Results."

SUBSEQUENT EVENT

     On February 18, 1998, the Bank and First Security Corporation ("FSC") announced that they had reached a definitive agreement pursuant to which the Bank would merge (the "Merger") with a wholly-owned subsidiary of FSC and thereby become a subsidiary of FSC. Under the terms of the agreement, the Bank's shareholders will receive 2.13 shares of FSC common stock $1.25 par value ("FSC Common Stock") for each share of the Bank's common stock. Based on a closing price of $23.50 on March 10, 1998, for FSC Common Stock, this exchange ratio represents a price of $50.06 for each share of the Bank's common stock. The Bank currently anticipates that this matter will be submitted to the Bank's shareholders in May 1998 for approval and that the Merger will be consummated in the second quarter of 1998.

OVERVIEW

     The Bank reported net earnings of $9.3 million for 1997, an increase of 40.7% compared to the $6.6 million earned in 1996, which in turn was an increase of 43.3% from the $4.6 million earned in 1995. Diluted earnings per share were $1.69 in 1997, compared with $1.35 in 1996 and $1.26 in 1995. Return on average assets and return on average equity are two key ratios measuring performance. The Bank generated a return on average assets of 1.19% for 1997 and .99% for both 1996 and 1995. Return on average equity improved to 11.57% for 1997 compared to 9.69% for 1996 and 9.15% for 1995.

     The Bank reported total assets of $849.2 million at December 31, 1997, an increase of 12.7% compared to $753.7 million at December 31, 1996, which in turn was an increase of 51.0% from $499.2 million at December 31, 1995. Internal growth contributed to the growth in 1997 over 1996 while the increase in 1996 over 1995 was primarily due to the acquisition of Landmark Bancorp ("Landmark").

RESULTS OF OPERATIONS

  Net Interest Income

     The principal component of the Bank's earnings is net interest income, which is the difference between interest and fees earned on earning assets and interest paid on deposits and borrowings. When net interest income is expressed as a percentage of average earning assets, the result is the net interest margin. The net interest spread is the yield on average earning assets minus the rate on average interest-bearing liabilities. Throughout this section, interest income and net interest income differ from the Bank's consolidated financial statements presented elsewhere in this report in that they are presented on a fully taxable equivalent basis ("FTE").

     The following table contains information on the Bank's average asset and liability structure and related interest income or expense and yield or rate for each of the three years in the period ended December 31:

                                                   1997                           1996                           1995
                                       ----------------------------   ----------------------------   ----------------------------
                                       AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                       BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE    BALANCE    INTEREST    RATE
                                       --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                             (IN THOUSANDS)
Assets
Federal funds sold(1)................  $ 32,183   $ 1,719     5.34%   $ 25,599   $ 1,272     4.97%   $ 22,569   $ 1,320     5.85%
Taxable securities...................   206,605    13,184     6.38%    142,798     8,911     6.24%     97,315     5,931     6.09%
Tax-exempt securities(2).............     4,713       369     7.83%      5,496       432     7.86%      1,462       143     9.78%
Loans and leases, net of unearned
  income(3)(4).......................   436,828    44,356    10.15%    395,417    41,044    10.38%    280,298    31,808    11.35%
                                       --------   -------    -----    --------   -------    -----    --------   -------    -----
        Total earning assets(2)......   680,329    59,628     8.76%    569,310    51,659     9.07%    401,644    39,202     9.76%
                                       ========   =======    =====    ========   =======    =====    ========   =======    =====
Nonearning assets....................   101,706                        100,217                         66,763
                                       --------                       --------                       --------
        Total assets.................   782,035                        669,527                        468,407
                                       ========                       ========                       ========
Liabilities and Stockholders' Equity
  Savings, money market accounts and
  other interest-bearing deposits....   308,599     7,931     2.57%    267,659     6,732     2.52%    175,432     3,791     2.16%
Time certificates of deposit.........   145,436     7,512     5.17%    136,718     7,047     5.15%    107,338     5,494     5.12%
Other borrowings.....................    12,770       711     5.57%      7,009       317     4.52%     14,226       659     4.63%
                                       --------   -------    -----    --------   -------    -----    --------   -------    -----
        Total interest-bearing
          liabilities................   466,805    16,154     3.46%    411,386    14,096     3.43%    296,996     9,944     3.35%
                                       --------   -------    -----    --------   -------    -----    --------   -------    -----
Noninterest-bearing deposits.........   224,376                        181,089                        114,163
Other liabilities....................    10,221                          8,609                          6,700
Stockholders' equity.................    80,633                         68,443                         50,548
                                       --------                       --------                       --------
        Total liabilities and
          stockholders' equity.......  $782,035                       $669,527                       $468,407
                                       ========                       ========                       ========
Interest income/earning assets.......              59,628     8.76%               51,659     9.07%               39,202     9.76%
Interest expense/earning assets......              16,154     2.37%               14,096     2.47%                9,944     2.48%
                                                  -------    -----               -------    -----               -------    -----
Net interest income/earning assets...              43,474     6.39%               37,563     6.60%               29,258     7.28%
                                                  =======    =====               =======    =====               =======    =====
Less FTE adjustment..................                 122                            138                             46
                                                  -------                        -------                        -------
Net interest income, per consolidated
  statement of earnings..............             $43,352                        $37,425                        $29,212
                                                  =======                        =======                        =======

---------------
(1) Includes certificates of deposit at other financial institutions of $365 for 1996 and $1,783 for 1995.

(2) Yields are calculated on a fully taxable equivalent basis ("FTE") using a rate of 42.0% for 1997 and 41% for 1996 and 1995.

(3) Loan fees of $1,913 for 1997, $2,062 for 1996 and $2,515 for 1995 are
    included in interest income.

(4) Includes nonperforming loans.

     The changes in interest income, interest expense and resultant net interest income are attributable to changes in average earning asset and interest-bearing liability balances (volume) and changes in average yield or rate (rate). The interest increase (decrease) attributable to volume, rate and both volume and rate are summarized as follows:

                                                        1997 COMPARED WITH 1996               1996 COMPARED WITH 1995
                                                   ---------------------------------   -------------------------------------
                                                                    VOLUME/                                VOLUME/
                                                   VOLUME   RATE     RATE     TOTAL    VOLUME     RATE      RATE      TOTAL
                                                   ------   -----   -------   ------   -------   -------   -------   -------
                                                                                (IN THOUSANDS)
Interest income
  Federal funds sold(1)..........................  $ 327    $  96    $ 25     $  448   $   177   $  (199)  $  (26)   $   (48)
  Taxable securities.............................  3,982      201      89      4,272     2,772       142       66      2,980
  Tax-exempt securities..........................    (62)      (2)      1        (63)      395       (28)     (78)       289
  Laons -- interest and fees.....................  4,298     (893)    (93)     3,312    13,064    (2,713)  (1,115)     9,236
                                                   ------   -----    ----     ------   -------   -------   -------   -------
Total earning assets.............................  8,545     (598)     22      7,969    16,408    (2,798)  (1,153)    12,457
                                                   ------   -----    ----     ------   -------   -------   -------   -------
Interest expense
  Savings, money market accounts and other
    interest-bearing deposits....................  1,453     (184)    (70)     1,199     2,232       428      281      2,941
  Time certificates of deposit...................    449       15       1        465     1,504        39       10      1,553
  Borrowings.....................................    261       73      60        394      (334)      (16)       8       (342)
                                                   ------   -----    ----     ------   -------   -------   -------   -------
Total interest-bearing liabilities...............  2,163      (96)     (9)     2,058     3,402       451      299      4,152
                                                   ------   -----    ----     ------   -------   -------   -------   -------
Change in net interest income....................  $6,382   $(502)   $ 31     $5,911   $13,006   $(3,249)  $(1,452)  $ 8,305
                                                   ======   =====    ====     ======   =======   =======   =======   =======

---------------
(1) Includes certificates of deposit at other financial institutions.

     Net interest income was $43.5 million in 1997, compared to $37.6 million in 1996, an increase of $5.9 million or 15.7%. This improvement resulted from an increase in interest income exceeding an increase in interest expense due primarily to the increase in earning assets. The net interest margin declined to 6.39% in 1997 from 6.60% in 1996, as the yield on average earning assets declined more than the rate paid to fund those assets.

     Interest income totaled $59.6 million in 1997, compared to $51.7 million in 1996, an increase of $8.0 million or 15.4%. While the yield on earning assets declined to 8.76% for 1997 from 9.07% for 1996, average earning assets rose $111.0 million in 1997, to $680.3 million, or 19.5% over 1996. This increase was primarily attributable to the additional earning assets acquired from Landmark during April 1996, and complemented by internal growth.

     Interest expense totaled $16.2 million in 1997 compared to $14.1 million in 1996, an increase of $2.1 million or 14.6%. This increase was largely due to the increase in average interest-bearing liabilities of $55.4 million in 1997, to $466.8 million, or 13.5% over 1996, coupled with a small increase in the rate paid on interest-bearing liabilities, increasing to 3.46% in 1997 from 3.43% in 1996.

     Net interest income was $37.6 million in 1996, compared to $29.3 million in 1995, an increase of $8.3 million or 28.4%. This improvement resulted from an increase in interest income exceeding an increase in interest expense. The net interest margin declined to 6.60% in 1996 from 7.28% in 1995, as the yield on average earning assets declined more than the rate paid to fund those assets.

     Interest income totaled $51.7 million in 1996 compared to $39.2 million in 1995, an increase of $12.5 million or 31.8%. While the yield on earning assets declined to 9.07% for 1996 from 9.76% for 1995, average earning assets rose $167.7 million in 1996, to $569.3 million, or 41.7% over 1995. This increase was primarily attributable to the additional earning assets acquired from Landmark during April 1996.

     Interest expense totaled $14.1 million in 1996 compared to $9.9 million for 1995, an increase of $4.2 million or 41.8%. This increase was largely due to the increase in average interest-bearing liabilities of $114.4 million in 1996, to $411.4 million, or 38.5% over 1995, coupled with a small increase in rate paid on interest-bearing liabilities, increasing to 3.43% in 1996 from 3.35% in 1995.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

     The Bank maintains an allowance for potential credit losses at a level which management deems sufficient to absorb losses associated with known and inherent risks in the loan portfolio. Loans deemed uncollectible are charged against the allowance and subsequent recoveries, if any, are credited back to the allowance. Typically, additions to the allowance are made periodically through a charge to operations and are reflected in the statements of earnings as a provision for credit losses. The provision for credit losses was $700,000 for 1997, $1,000,000 for 1996 and $1,600,000 for 1995. The provision for credit losses generally corresponds to the level of the allowance which management deems adequate to offset potential credit losses. The allowance was $8.4 million or 1.85% of gross loans at year-end 1997 and $8.3 million or 1.89% of gross loans at year-end 1996.

     The Bank recognizes a loan as impaired when it is probable that all contractual principal and interest payments under the terms of the loan agreement will not be collected. The Bank generally measures impairment based upon the present value of the loan's expected future cash flows, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral. In these circumstances, impairment is measured based upon the fair value of the collateral. In addition, in rare circumstances, impairment may be based on the loan's observable fair value. See Notes A and F to the Bank's audited consolidated financial statements.

     Management performs regular evaluations of the loan portfolio to determine the adequacy of the allowance for credit losses. These evaluations include identifying borrowers experiencing difficulty in making payments under the terms of the loan, reviewing the adequacy of the general allowance using historical loss experience, segmenting the portfolio by risk rating and loan type, and keeping abreast of the economic environment. While management believes the allowance for credit losses was adequate at year-end 1997, no assurances can be given that adverse economic conditions or other adverse circumstances affecting borrowers will not subject the Bank to increasing the provision for credit losses in the future.

     The following table reflects the changes in the allowance for credit losses and provides information relating to the Bank's credit loss experience for the periods indicated:

                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Allowance for credit losses at beginning of year............  $ 8,265    $ 5,029    $ 4,252
Provision charged to operations.............................      700      1,000      1,600
Allowance added through acquisition.........................       --      3,493         --
Loans charged off
Commercial and industrial loans.............................      413        833        403
  Real estate loans -- construction and land development....       --         --        252
  Real estate loans -- conventional.........................      111        302         54
  Consumer loans............................................      361        439        609
  Leases....................................................       --         12         --
                                                              -------    -------    -------
          Total loans charged off...........................      885      1,586      1,318
                                                              -------    -------    -------
Recoveries
Commercial and industrial loans.............................       89        223        400
  Real estate loans -- construction and land development....        3         --         --
  Real estate loans -- conventional.........................        2         19         --
  Consumer loans............................................      209         83         95
  Leases....................................................       18          4         --
                                                              -------    -------    -------
          Total recoveries..................................      321        329        495
                                                              -------    -------    -------
Net loans charged off.......................................      564      1,257        823
                                                              -------    -------    -------
Allowance for credit losses at end of year..................  $ 8,401    $ 8,265    $ 5,029
                                                              =======    =======    =======
Allowance for credit losses to average gross loans and           1.91%      2.08%      1.77%
  leases....................................................
Allowance for credit losses to gross loans and leases at         1.85%      1.89%      1.65%
  year end..................................................
Net loans charged off to average gross loans and leases.....     0.13%      0.32%      0.29%
Net loans charged off to gross loans and leases at year          0.12%      0.29%      0.27%
  end.......................................................
Net loans charged off to allowance for credit losses at year     6.71%     15.21%     16.37%
  end.......................................................

NONINTEREST INCOME

     Excluding the gain on sales of SBA loans totaling $659,000 during 1996, noninterest income increased $159,000 or 2.2%, to $7.3 million for 1997 compared to $7.1 million for 1996. No sales of SBA loans were recorded in 1997. Contributing to this improvement were increases in service charge income on deposits of $70,000, and merchant bank card income of $198,000, offset by decreases in gain on sales of investment securities of $4,000 and other income of $105,000. Fee income from sales of alternative investments, included in other income, totaled $314,000 for 1997 compared to $400,000 for 1996, a decrease of $86,000 or 21.5%.

     Total noninterest income for 1996 increased $3.6 million or 87.8% as compared to 1995. Contributing in part to this improvement were increases in service charge income on deposits of $935,000, merchant bank card income of $917,000 and other income of $916,000. These increases were primarily due to the acquisition of Landmark. Sales of SBA loans generated a gain of $659,000 in 1996 compared to no gain in 1995, because no SBA loans were sold. Net gain on sales of investment securities totaled $69,000 for 1996 compared to a net loss of $146,000 for 1995. Fee income from sales of alternative investments, included in other income, totaled $400,000 for 1996 compared to $204,000 for 1995, an increase of $196,000 or 96.1%.

     The Bank's real estate subsidiaries sold six homes in 1997 compared to nine homes in 1996 and seven in 1995. Gain on sales of these homes are included in other income which totaled $92,000, $374,000, and $92,000 for 1997, 1996 and
1995, respectively. The condensed financial summary of the subsidiaries is shown in Note H to the Bank's audited consolidated financial statements. At December 31, 1997, the subsidiaries held one completed home pending close of escrow, one completed home listed for sale and two single family residential properties in various stages of construction. At December 31, 1996, the subsidiaries held four completed homes listed for sale, four single family residential properties in various stages of construction and two residential lots pending the start of construction. Acquisition, development and construction costs have been capitalized to the projects, including interest, property taxes and insurance during the construction period. Real estate acquired for development is accounted for at the lower of cost or net realizable value.

NONINTEREST EXPENSES

     Noninterest expenses increased $657,000 or 1.9% to $34.5 million for 1997 compared to $33.8 million for 1996, which in turn increased $8.8 million or 35.4% for 1995. During 1997, the Bank initiated a project to control costs and improve operating efficiencies while maintaining a high level of service for customers. The implementation of this project began in the first quarter of 1997 and was completed in the third quarter of 1997. Changes in operating procedures and centralization of certain functions helped keep noninterest expenses from increasing significantly. Full time equivalent positions were decreased, primarily through attrition, to 323 at December 31, 1997, down 51 or 13.6% from year-end 1996. As a percent of average assets, total noninterest expenses improved to 4.4% for 1997 compared to 5.1% for 1996 and 5.3% for 1995. The efficiency ratio, total noninterest expenses divided by the sum of net interest income before provision for credit losses and noninterest income, excluding net gain (loss) on sale of investment securities, improved to 68.2% for 1997 compared to 74.9% for 1996 and 74.6% for 1995.

     The following table presents the principal categories of noninterest expenses for each of the years in the three-year period ended December 31, 1997:

                                                                        INCREASE (DECREASE)
                                                               -------------------------------------
                                                                1997 OVER 1996       1996 OVER 1995
                                                               -----------------    ----------------
                                  1997      1996      1995     AMOUNT    PERCENT    AMOUNT   PERCENT
                                 -------   -------   -------   -------   -------    ------   -------
                                                           (IN THOUSANDS)
Salaries and employee            $17,203   $16,725   $12,638   $   478      2.86%   $4,087     32.34%
  benefits.....................
Occupancy......................    3,460     3,320     2,495       140      4.22%      825     33.07%
Equipment......................    2,808     2,402     1,202       406     16.90%    1,200     99.83%
Professional services and          2,693     1,944     1,417       749     38.53%      527     37.19%
  fees.........................
Merchant bank card expense.....    1,739     1,666       885        73      4.38%      781     88.25%
Goodwill amortization..........    1,506     1,272       428       234     18.40%      844    197.20%
Real estate investment               297       467       595      (170)   (36.40)%    (128)   (21.51)%
  amortization.................
Other real estate owned........      210       215       218        (5)    (2.33)%      (3)    (1.38)%
Other..........................    4,561     5,809     5,109    (1,248)   (21.48)%     700     13.70%
                                 -------   -------   -------   -------   -------    ------   -------
Total noninterest expenses.....  $34,477   $33,820   $24,987   $   657      1.94%   $8,833     35.35%
                                 =======   =======   =======   =======   =======    ======   =======

     Total noninterest expenses increased modestly, considering the Bank recorded twelve months of operating results for 1997 relating to the Landmark acquisition compared to approximately eight and one-half months for 1996. The acquisition was accounted for using the purchase method of accounting in accordance with APBO No. 16, "Business Combinations." As such, income and expenses relating to the operation of Landmark for 1996 were recorded from the date of acquisition, April 1996.

     For the most part, the increase for 1996 over 1995 reflects the costs of operating six additional branches and a data processing facility resulting from the acquisition of Landmark.

     The Bank estimates that the expenditures related to the year 2000 project will be $300,000. Approximately $250,000 of the total is attributable to the purchases of new hardware and software which will be capitalized in the normal course of business. The remaining $50,000, which will be expensed as incurred, is not expected to have a material effect on the results of operations.

INCOME TAXES

     Provisions for income taxes were $6.1 million, $3.8 million and $2.1 million for 1997, 1996 and 1995, respectively. The Bank utilized federal low income housing tax credits of $676,000 for each of the three years ended December 31, 1997. No state tax credits were available for 1997 compared to $386,000 for 1996 and $676,000 for 1995. These tax credits resulted from the Bank's investment in a limited partnership that was formed to develop and operate a 124 unit residential apartment complex designed as affordable housing for lower income tenants in Sacramento County. See Note I to the Bank's audited consolidated financial statements. The potential federal tax credit available for 1998 from this investment is $676,000. The Bank utilized all of the remaining state tax credits in 1996. Including the utilization of these tax credits, the effective tax rate expressed as a percentage of earnings before income taxes was 39.7%, 36.2% and 31.7% for 1997, 1996 and 1995, respectively.

FINANCIAL CONDITION

  LOANS AND LEASES

     Loans and leases before unearned income increased $15.7 million or 3.6% to $453.1 million at year-end 1997, compared to $437.4 million at year-end 1996, which in turn was an increase of $132.8 million or 43.6% compared to $304.6 million at year-end 1995. Although loan production was good in 1997, after repayments of existing loans, net loans increased modestly compared to 1996. The increase in 1996 over 1995 was attributable primarily to the acquisition of Landmark. The Bank did not sell any SBA guaranteed loans during 1997 and 1995 compared to sales of $10.1 million in 1996. SBA guaranteed loans available for sale at December 31, 1997, totaled $18.4 million compared to $8.7 million and $11.8 million at December 31, 1996 and 1995, respectively. Loans and leases represented 53.4% of total assets at December 31, 1997, compared to 58.0% and 61.0% at December 31, 1996 and 1995, respectively.

NONPERFORMING ASSETS

     The following table sets forth loans which were delinquent 90 days or more but still accruing and nonperforming assets at December 31, 1997, 1996 and 1995:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                               1997        1996        1995
                                                              ------      ------      ------
                                                                      (IN THOUSANDS)
Loans delinquent for 90 days or more and still accruing.....  $  750      $1,067      $  167
                                                              ======      ======      ======
Nonperforming assets
  Nonaccrual loans..........................................  $2,364      $2,474      $2,203
  Restructured loans........................................   1,916          --          10
  Other real estate owned...................................     784       2,267       1,750
                                                              ------      ------      ------
Total nonperforming assets..................................  $5,064      $4,741      $3,963
                                                              ======      ======      ======
Nonperforming assets as a percentage of year-end gross loans
  and leases plus other real estate owned...................    1.12%       1.08%       1.29%
                                                              ======      ======      ======

     Nonperforming assets, which include nonaccrual loans, restructured loans and other real estate owned, increased to $5.1 million at December 31, 1997, compared to $4.7 million and $4.0 million at December 31, 1996 and 1995, respectively. There were nine nonaccrual loans totaling $2.4 million at year-end 1997 compared to twenty-one loans totaling to $2.5 million at year-end 1996 and eighteen loans totaling to $2.2 million at year-end 1995. The $2.4 million in nonaccrual loans at December 31, 1997, was comprised of $2.2 million in real estate secured loans and $165,000 in commercial and industrial loans.

     There were five restructured loans totaling $1.9 million at December 31, 1997, all of which were secured by real estate and performing in accordance with their modified terms.

     Other real estate owned decreased $1.5 million to $784,000 at December 31, 1997, from $2.3 million at December 31, 1996, which in turn was an increase of $517,000 from $1.8 million at December 31, 1995. The Bank owned six properties at December 31, 1997, consisting of three commercial properties, one residential property and two unimproved properties compared to twelve properties at December 31, 1996, consisting of seven commercial properties, three residential properties and two unimproved properties.

INVESTMENT PORTFOLIO

     The Bank maintains a portfolio of investment securities to provide income and serve as a source of liquidity for its ongoing operations. Note C of the audited consolidated financial statements of the Bank sets forth investment securities held as available for sale at December 31, 1997 and 1996. Securities available for sale increased $119.1 million to $293.6 million at year-end 1997 from $174.5 million at year-end 1996. The higher levels of investment securities were funded primarily by borrowings from the Federal Home Loan Bank, deposits and reduction of cash and due from banks and federal funds sold. Securities available for sale were 34.6% of total assets at December 31, 1997, compared to 23.2% at December 31, 1996.

     At December 31, 1996, securities available for sale totaled $174.5 million compared to $110.1 million at December 31, 1995, an increase of $64.4 million or 58.5%. This increase was primarily due to the acquisition of Landmark.

     Generally, the change in fair value of investment securities is related inversely to the change in bond rates. As rates move lower, the fair value of the securities increases and as rates move higher, the fair value of the securities decreases. The net unrealized gain on investment securities was $1.4 million at December 31, 1997, compared to $33,000 at December 31, 1996.

DEPOSITS

     Total deposits increased to $701.7 million at December 31, 1997, from $663.7 million at December 31, 1996, an increase of $37.9 million or 5.7% which in turn increased $235.1 million or 54.8% from $428.6 million at December 31, 1995. Deposit levels increased during 1997 primarily due to the Bank's success in developing commercial and professional business relationships compared to the significant contribution through the acquisition of Landmark during 1996. The composition of deposits at year-end 1997 was 36.4% noninterest-bearing and 63.6% interest-bearing. This compares to 33.9% noninterest-bearing and 66.1% interest-bearing at year-end 1996. The Bank's strategy of targeting commercial and professional business relationships contributed to the high percentage of noninterest-bearing deposits to total deposits. Time certificates of deposit increased to $155.4 million at December 31, 1997, an increase of $17.0 million or 12.3%, compared to $138.3 million at December 31, 1996, which in turn was increased $12.0 million or 9.5% from $126.3 million at December 31, 1995.

CAPITAL RESOURCES

     Stockholders' equity totaled $83.4 million at December 31, 1997, an increase of $6.2 million or 8.1% over $77.2 million at December 31, 1996. This growth was due primarily to the retention of earnings, as well as the issuance of common stock from the exercise of options and increases in net unrealized gain on investment securities available for sale, and offset by the declaration of dividend payments and the repurchase of common stock. The Bank terminated its common stock repurchase program in February 1998.

     During September and October 1997, the Bank repurchased and retired an aggregate of 98,166 shares of its common stock totaling $3.0 million. These purchases were pursuant to a program authorizing the purchase of common stock in an aggregate amount of up to $5.0 million at prevailing market prices through the open market or in privately negotiated transactions.

     The Bank declared cash dividends of $0.10 per common share in each of the first two quarters in 1997 and $0.12 per share in each of the last two quarters of 1997, for a total of $0.44 per share for 1997. During 1996 and 1995, the Bank declared quarterly cash dividends of $0.10 per common share for a total of $0.40 for each of the two years. Cash dividends paid on common stock totaled $2.3 million in 1997 for a dividend payout ratio (dividends declared divided by net earnings) of 24.21%, compared to $1.9 million and 28.39% for 1996 and $1.4 million and 30.46% for 1995. Average stockholders' equity to average assets was 10.31%, 10.22% and 10.79% for 1997, 1996 and 1995, respectively.

     Federal and state regulations require the Bank to meet certain capital standards. The risk-based capital standard currently requires the Bank to achieve a minimum ratio of total qualifying capital to risk-weighted assets of 8% of which at least 4% must consist of Tier 1 capital, which consists primarily of common stock and retained earnings, less goodwill. The Bank is also required to maintain a minimum leverage ratio of 4%. The leverage ratio basically consists of tangible Tier 1 capital divided by average total assets. As in the case of the risk-based capital guidelines, the leverage ratio constitutes only a supervisory minimum, and those institutions experiencing or anticipating significant growth or those with high or inordinate levels of risk will be expected to maintain capital above the minimum level. See Notes H and P to the Bank's audited consolidated financial statements for commitments for capital expenditures and anticipated sources of funds to meet such commitments. The Bank's risk-based capital ratios at December 31, 1997 and 1996, respectively were: total capital at 12.36%, up from 11.76, and Tier 1 capital at 11.11%, up from 10.51%. The leverage ratio at December 31, 1997, was 7.65%, up from 7.50% at year-end 1996.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     The primary objectives of the management of assets and liabilities of the Bank are to maintain adequate liquidity while effectively managing interest rate risks. The objective of liquidity management is to maintain a balance between sources and uses of funds in order to meet the cash requirements of customers for loans and deposit withdrawals. The objective of interest rate management for the Bank is to stabilize the fluctuations of net interest income which can result from changes in interest rates.

     Liquid assets at December 31, 1997, consisted of $52.7 million in cash and cash equivalents, $212.5 million in unpledged investment securities and $18.4 million in SBA guaranteed loans available for sale, totaling $283.6 million compared to liquid assets totaling $229.4 million at December 31, 1996. Other funding sources include the Bank's ability to borrow federal funds totaling $58.7 million from four non-affiliated financial institutions. The Bank's liquidity ratio was 47.5% at December 31, 1997, compared to 37.3% at December 31, 1996. This ratio reflects the percentage of liquid assets to the sum of total deposits and short-term borrowings not requiring collateralization. The Bank's net loans to deposits ratio is another measurement utilized to manage and monitor liquidity. The net loans to total deposits ratio was 63.1% and 64.3% at December 31, 1997 and 1996, respectively.

     The Bank's overall liquidity position is enhanced by a sizable concentration of core deposits which management believes provides a stable and relatively inexpensive funding base. Management defines core deposits as total deposits less time certificates of deposits of $100,000 and over. At December 31, 1997, core deposits totaled $602.9 million or 85.9% of total deposits compared with $579.2 million or 87.3% at December 31, 1996.

     The Bank manages its interest rate risk by attempting to match repricing opportunities on its earning assets to its funding sources, generally deposits and other borrowings. While no single measure can completely identify the impact of changes in interest rates on net interest income, one way to gauge the impact is through a gap analysis. The difference between assets and liabilities subject to repricing in specified time periods represents the gap. The difference, or gap, provides an indication of the extent to which net interest income may be affected by future changes in interest rates. A positive gap exists when assets exceed liabilities in the specified repricing period. Generally, a positive gap in a rising interest rate environment indicates net interest income will be enhanced, however, it will narrow when interest rates decline. Conversely, a negative gap in a rising interest rate environment may inhibit net interest income while it will be enhanced in a declining rate environment.

     The following table provides the rate sensitivity gap at December 31, 1997. The rate sensitive assets and liabilities are presented by repricing period, based upon maturity or first repricing opportunity.

                                                              OVER THREE     OVER ONE
                                                   THREE        MONTHS         YEAR         OVER
                                                   MONTHS      THROUGH       THROUGH        FIVE
                                                  OR LESS      ONE YEAR     FIVE YEARS     YEARS
                                                  --------    ----------    ----------    --------
                                                                   (IN THOUSANDS)
Federal funds sold..............................  $ 14,600     $     --      $     --     $     --
Investment securities...........................    49,431       24,401       191,759       28,038
Gross loans and leases excluding nonaccrual
  loans.........................................   281,905       15,104       114,813       38,884
                                                  --------     --------      --------     --------
          Total interest rate sensitive
            assets..............................   345,936       39,505       306,572       66,922
                                                  --------     --------      --------     --------
Savings, money market accounts and other
  interest-bearing deposits.....................   290,971           --            --           --
Time certificates of deposit....................    89,924       61,078         4,355
Borrowings......................................    22,298           --        30,000           --
                                                  --------     --------      --------     --------
          Total interest rate sensitive
            liabilities.........................   403,193       61,078        34,355           --
                                                  --------     --------      --------     --------
Interest rate sensitivity gap...................  $(57,257)    $(21,573)     $272,217     $ 66,922
Cumulative interest rate sensitivity gap........  $(57,257)    $(78,830)     $193,387     $260,309
Cumulative gap as a percentage of total
  assets........................................     (6.74)%      (9.28)%       22.77%       30.65%

     The Bank had a cumulative one year negative gap of $78.8 million at December 31, 1997. In theory, $78.8 more liabilities over assets will reprice within one year. If interest rates rise, this negative gap would result in a lower net interest margin. If interest rates decline, this negative gap would result in a higher net interest margin.

     Gap analysis is only an indicator of the interest rate sensitivity position of the Bank. Since changes in interest rates do not affect all asset and liability products equally or simultaneously, the Bank's cumulative one year negative gap does not necessarily indicate that the net interest margin would increase with rates declining, nor would it indicate a net interest margin decrease with rates rising. In addition to the traditional gap analysis, management considers other factors in evaluating the net interest margin variability including contractual terms of underlying obligations, prepayment patterns of mortgage-backed securities and interest rate sensitivity of core deposits.

     The following table sets forth the Bank's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity and the estimated fair values at December 31, 1997. This table groups cash flows by expected maturities rather than by the earliest repricing opportunity, as shown in the gap analysis. The Bank uses certain assumptions to estimate expected maturities and fair values. For assets, expected maturities are based on contractual maturity, projected repayments and prepayments of principal. Expected maturities for time certificates of deposit and borrowings are based on contractual maturity. Deposits that do not have a stated maturity, as in noninterest-bearing, savings, money market accounts and other interest-bearing deposits, are considered long term in nature by the Bank and are reported in the Thereafter column.

     The estimated fair value of federal funds sold, deposits other than time certificates of deposit and borrowings approximate their carrying value. The fair value of investment securities is based on quoted market prices, dealer quotes and prices obtained from an independent pricing service. The fair value of loans and time certificates of deposit is estimated based on present values using risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments. The fair value of loans held available for sale is based on dealer quotes.

                             EXPECTED MATURITY DATE

                                                                          DECEMBER 31,
                                     --------------------------------------------------------------------------------------
                                                                                                                 ESTIMATED
                                       1998       1999      2000      2001      2002     THEREAFTER    TOTAL     FAIR VALUE
                                     --------   --------   -------   -------   -------   ----------   --------   ----------
                                                                         (IN THOUSANDS)
Federal funds sold.................  $ 14,600   $     --   $    --   $    --   $    --    $     --    $ 14,600    $ 14,600
Weighted average yield.............      5.69%        --        --        --        --          --        5.69%
Variable rate investment
  securities(2)....................     9,825      4,707     3,828     3,289     2,841      20,789      45,279      46,632
Weighted average yield.............      6.36%      6.84%     6.91%     6.91%     6.92%       6.83%       6.75%
Fixed rate investment
  securities(2)....................    40,190     61,994    27,603    12,106    10,794      90,982     243,669     246,997
Weighted average yield.............      6.44%      6.50%     6.39%     6.72%     6.65%       6.63%       6.54%
Variable rate loans(1).............   146,224     38,726    25,221    18,177    16,081      44,192     288,621     289,966
Weighted average yield.............      9.67%      9.77%     9.80%     9.79%     9.57%       9.68%       9.70%
Fixed rate loans(1)................    38,053     31,620    33,538    23,123    20,881      14,870     162,085     167,485
Weighted average yield.............      9.11%      9.28%     9.37%     9.19%     9.30%       9.13%       9.23%
                                     --------   --------   -------   -------   -------    --------    --------    --------
        Total interest rate
          sensitive assets.........  $248,892   $137,047   $90,190   $56,695   $50,597    $170,833    $754,254    $765,680
                                     ========   ========   =======   =======   =======    ========    ========    ========
Noninterest-bearing deposits.......  $     --   $     --   $    --   $    --   $    --    $255,330    $255,330    $255,330
Savings, money market accounts and
  other interest-bearing
  deposits.........................        --         --        --        --        --     290,971     290,971     290,971
Weighted average rate..............        --         --        --        --        --        2.52%       2.52%
Variable rate time certificates of
  deposit..........................     3,229        171         2        --        --          --       3,402       3,402
Weighted average rate..............      5.10%      5.10%     5.10%       --        --          --        5.10%
Fixed rate time certificates of
  deposit..........................   147,599      3,969       387        --        --          --     151,955     147,215
Weighted average rate..............      5.21%      5.37%     5.20%       --        --          --        5.21%
Borrowings.........................    22,298         --    30,000        --        --          --      52,298      52,298
Weighted average rate..............      5.65%        --      5.53%       --        --          --        5.58%
                                     --------   --------   -------   -------   -------    --------    --------    --------
        Total interest rate
          sensitive liabilities....  $173,126   $  4,140   $30,389   $    --   $    --    $546,301    $753,956    $749,216
                                     ========   ========   =======   =======   =======    ========    ========    ========

---------------
(1) Does not include nonaccrual loans, net deferred income or allowance for loan losses.

(2) Does not include premiums, discounts or net unrealized gains.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. In addition, the interest rate on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Also, certain assets, such as variable rate loans, may have features, such as interest rate floors and/or caps, that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, in the event of an interest rate increase, many borrowers may not have the ability to continue to service their debt.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     The following discusses certain factors which may affect the Bank's financial results and operations.

     Economic Conditions and Geographic Concentration The Bank's operations are located in Southern California and specifically concentrated in the San Gabriel Valley area of Los Angeles County, Orange County, San Bernardino County and Riverside County. As a result of the geographic concentration, the Bank's results depend largely upon the economic conditions in these areas. While the Southern California and national economies have recently exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have a material adverse impact on the quality of the Bank's loan portfolio and demand for its products and services.

     Competition The banking and financial services business in the Bank's market areas are highly competitive. The increasingly highly competitive market is the result of changes in regulation, changes in technology and product delivery systems and the consolidation of banks and financial services providers. Nonbanks, such as securities and insurance companies not subject to the regulatory capital requirements and constraints placed on banks, compete for products and services traditionally provided by banks.

     Interest Rates The Bank's anticipated results for 1998 may differ significantly from actual results if interest rates fluctuate significantly from current levels. Changes in interest rates may influence the growth of loans, investments and deposits. A significant decrease in interest rates may cause the net interest margin to narrow, thereby negatively impacting the results of operations.

     Credit Quality Deterioration of the credit quality of the loan portfolio resulting in significant unexpected losses may have a negative adverse impact on the Bank's future results of operations or financial condition. Management attempts to minimize such losses by adopting prudent credit underwriting and monitoring policies and procedures, including the establishment and review of the allowance for credit losses.

     Technology and Computer Systems Advances and changes in technology can significantly impact the business and operations of the Bank. The Bank faces many challenges including the increased demand for providing computer access to bank accounts and the systems to perform banking transactions electronically. The Bank's business and operations is susceptible to negative impacts from computer system failures, communication and energy disruptions, and unrestrained and unethical individuals with the technological ability to cause failures or disruptions to the Bank's data processing systems.

     Many computer programs were designed and developed utilizing only two digits in date fields, thereby creating the inability to recognize the year 2000 or years thereafter. This year 2000 issue creates risks for the Bank from unforeseen or unanticipated problems in its internal computer systems as well as from computer systems of the Federal Reserve Bank, correspondent banks, customers and vendors. Failures of these systems or untimely corrections could have a material impact on the Bank's ability to conduct its business and results of operations. The Bank's computer systems and programs are designed and supported by companies specifically in the business of providing such products and services. The Bank has obtained from certain vendors assurances that hardware and software critical to the Bank's business will operate and not produce erroneous results relating to the year 2000 problem. The Bank has formed a management and information technology committee to effectively deal with the year 2000 issue. The committee's year 2000 plan includes awareness seminars, evaluations of existing hardware, software, ATMs, vaults, alarm systems, communication systems and other electrical devices, testing application programs and systems and upgrading hardware and software as necessary. The Bank estimates that the expenditures related to the year 2000 project will be

$300,000. Approximately $200,000 of the total is attributable to the purchase of new hardware and software which will be capitalized in the normal course of business. The remaining $100,000, which will be expensed as incurred, is not expected to have a material effect on the results of operations.

     Government Regulations and Monetary Policy The Bank is subject to extensive federal and state supervision and regulation. New laws or changes in, or repeals of, existing laws may cause the Bank's results to differ materially. Further, changes in federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Bank, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements, may have a material impact on the Bank's results.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The information required herein is incorporated by reference from "Item
7. -- Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Bank's 1997 Annual Report filed in this Form 10-K.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FINANCIAL STATEMENTS

     The following audited consolidated financial statements and related documents are set forth in this report on the following pages:

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  B-39
Consolidated Balance Sheets at December 31, 1997 and 1996...  B-40
Consolidated Statements of Earnings For the Years Ended
  December 31, 1997, 1996 and 1995..........................  B-41
Consolidated Statements of Stockholders' Equity For the
  Years Ended December 31, 1997, 1996 and 1995..............  B-42
Consolidated Statements of Cash Flows For the Years Ended
  December 31, 1997, 1996, and 1995.........................  B-43
Notes to Consolidated Financial Statements..................  B-44

     All schedules are omitted because they are not applicable, not material or because the information is included in the Bank's audited consolidated financial statements or the notes thereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information concerning directors and executive officers of the Bank is incorporated by reference from the sections entitled "PROPOSAL NUMBER ONE:
ELECTION OF DIRECTORS -- Nominees," "-- Executive Officers," "-- The Board of Directors and Certain Committees" and "THE SHAREHOLDERS' MEETING -- Section 16(a) Reporting Compliance" of the Bank's definitive proxy statement to be filed pursuant to Regulation 14A of the 1934 Act ("Regulation 14A") within 120 days after the end of the last fiscal year.

ITEM 11. EXECUTIVE COMPENSATION

     Information concerning management remuneration and transactions is incorporated by reference from the section entitled "PROPOSAL NUMBER ONE:
ELECTION OF DIRECTORS -- Compensation of Executive Officers and Directors" of the Bank's definitive proxy statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information concerning security ownership of certain beneficial owners and management is incorporated by reference from the section entitled "THE SHAREHOLDERS' MEETING -- Security Ownership of Certain Beneficial Owners and Management" of the Bank's definitive proxy statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information concerning certain relationships and related transactions with management and others is incorporated by reference from the section entitled "PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS -- Compensation of Executive Officers and Directors -- Certain Transactions" of the Bank's definitive proxy statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     FINANCIAL STATEMENTS. Financial statements are listed in the index set forth in Item 8 of this Report.

     EXHIBITS. Reference is made to the Index to Exhibits at Page B-59 for a list of exhibits filed as a part of this Report.

     REPORTS ON FORM 8-K. No reports on Form 8-K were filed during the last quarter of the annual period covered by this Report.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CALIFORNIA STATE BANK

                                          /s/ THOMAS A. BISHOP
                                          --------------------------------------
Dated: March 18, 1998                     By: THOMAS A. BISHOP
                                            Chairman of the Board and
                                            Chief Executive Officer

                                          /s/ PAUL E. BRANDT
                                          --------------------------------------
                                          By: PAUL E. BRANDT
                                            Executive Vice President and
                                            Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated:

           /s/ JOHN B. ALLEN                         Director              Dated: March 18, 1998
----------------------------------------
             JOHN B. ALLEN

       /s/ ROBERT W. ARNETT, JR.                     Director              Dated: March 18, 1998
----------------------------------------
         ROBERT W. ARNETT, JR.

          /s/ RODNEY A. BAKER                        Director              Dated: March 18, 1998
----------------------------------------
            RODNEY A. BAKER

          /s/ EUGENE D. BISHOP              President, Chief Operating     Dated: March 18, 1998
----------------------------------------       Officer and Director
            EUGENE D. BISHOP

          /s/ THOMAS A. BISHOP                Chairman of the Board,       Dated: March 18, 1998
----------------------------------------    Chief Executive Officer and
            THOMAS A. BISHOP                    Director (Principal
                                                Executive Officer)

                                                     Director              Dated: March 18, 1998
----------------------------------------
            Clifton C. Booth

          /s/ JACK B. CAMPBELL                       Director              Dated: March 18, 1998
----------------------------------------
            JACK B. CAMPBELL

          /s/ ROBERT C. GLENN                        Director              Dated: March 18, 1998
----------------------------------------
        ROBERT C. GLENN, D.D.S.

          /s/ RICHARD J. JETT                      Director and            Dated: March 18, 1998
----------------------------------------     Executive Vice President
            RICHARD J. JETT

          /s/ WARREN J. KRAFT                        Director              Dated: March 18, 1998
----------------------------------------
            WARREN J. KRAFT

         /s/ JAMES R. MULLIGAN                       Director              Dated: March 18, 1998
----------------------------------------
           JAMES R. MULLIGAN

         /s/ STEVEN N. REENDERS                      Director              Dated: March 18, 1998
----------------------------------------
           STEVEN N. REENDERS

          /s/ JOHN W. RUSSELL                        Director              Dated: March 18, 1998
----------------------------------------
            JOHN W. RUSSELL

      /s/ EMMETT A. TOMPKINS, JR.                    Director              Dated: March 18, 1998
----------------------------------------
        EMMETT A. TOMPKINS, JR.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
California State Bank and Subsidiaries
West Covina, California:

     We have audited the consolidated balance sheets of California State Bank and subsidiaries (the "Bank") as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of California State Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
January 23, 1998

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                  1997            1996
                                                              ------------    ------------
Cash and due from banks (Note P)............................  $ 38,091,000    $ 60,183,000
Federal funds sold..........................................    14,600,000      27,800,000
                                                              ------------    ------------
  Cash and cash equivalents.................................    52,691,000      87,983,000
Investment securities available for sale (Note C)...........   293,629,000     174,521,000
Loans and lease finance receivables, net (Notes D, E and
  F)........................................................   442,819,000     426,604,000
Premises and equipment, net (Note G)........................    16,483,000      18,317,000
Real estate acquired for development (Note H)...............     1,433,000       3,550,000
Real estate investment (Note I).............................     1,485,000       1,828,000
Other real estate owned.....................................       784,000       2,267,000
Accrued interest receivable.................................     5,184,000       4,031,000
Goodwill and other intangible assets........................    16,142,000      17,648,000
Cash surrender value of life insurance......................    11,150,000       8,368,000
Other assets (Note O).......................................     7,432,000       8,590,000
                                                              ------------    ------------
          Total assets......................................  $849,232,000    $753,707,000
                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits (Note J):
  Noninterest-bearing.......................................  $255,330,000    $225,248,000
  Interest-bearing..........................................   446,328,000     438,496,000
                                                              ------------    ------------
          Total deposits....................................   701,658,000     663,744,000
Borrowings (Note K).........................................    52,298,000       2,735,000
Deferred compensation (Note Q)..............................     5,654,000       4,656,000
Other liabilities...........................................     6,189,000       5,380,000
                                                              ------------    ------------
          Total liabilities.................................   765,799,000     676,515,000
                                                              ------------    ------------
Commitments and contingencies (Note Q)
Stockholders' equity (Notes N and P) Serial preferred
  stock -- authorized but unissued, 5,000,000 shares........            --              --
  Common stock -- no par value
     Authorized -- 15,000,000 shares
     Issued -- 5,123,575 shares in 1997 and 5,119,746 shares
     in 1996................................................    49,095,000      49,050,000
  Net unrealized gain on investment securities available for
     sale, net of tax effects (Note C)......................       835,000          19,000
  Retained earnings.........................................    33,503,000      28,123,000
                                                              ------------    ------------
          Total stockholders' equity........................    83,433,000      77,192,000
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $849,232,000    $753,707,000
                                                              ============    ============

                See notes to consolidated financial statements.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
INTEREST INCOME
Loans and leases, including fees........................  $44,356,000   $41,044,000   $31,808,000
Investment securities...................................   13,431,000     9,205,000     6,028,000
Federal funds sold......................................    1,719,000     1,251,000     1,215,000
Deposits in other financial institutions................           --        21,000       105,000
                                                          -----------   -----------   -----------
          Total interest income.........................   59,506,000    51,521,000    39,156,000
                                                          -----------   -----------   -----------
INTEREST EXPENSE
Deposits (Note J).......................................   15,443,000    13,779,000     9,285,000
Borrowings..............................................      711,000       317,000       659,000
                                                          -----------   -----------   -----------
          Total interest expense........................   16,154,000    14,096,000     9,944,000
                                                          -----------   -----------   -----------
Net interest income before provision for credit
  losses................................................   43,352,000    37,425,000    29,212,000
Provision for credit losses (Note F)....................      700,000     1,000,000     1,600,000
                                                          -----------   -----------   -----------
Net interest income after provision for credit losses...   42,652,000    36,425,000    27,612,000
                                                          -----------   -----------   -----------
NONINTEREST INCOME
Service charges on deposit accounts.....................    3,192,000     3,122,000     2,187,000
Merchant bank card income...............................    2,315,000     2,117,000     1,200,000
Gain on sales of SBA loans..............................           --       659,000            --
Net gain (loss) on sales of investment securities (Note
  C)....................................................       65,000        69,000      (146,000)
Other...................................................    1,716,000     1,821,000       905,000
                                                          -----------   -----------   -----------
          Total noninterest income......................    7,288,000     7,788,000     4,146,000
                                                          -----------   -----------   -----------
NONINTEREST EXPENSES
Salaries and employee benefits (Notes M, N and Q).......   17,203,000    16,725,000    12,638,000
Occupancy (Note Q)......................................    3,460,000     3,320,000     2,495,000
Equipment...............................................    2,808,000     2,402,000     1,202,000
Professional services and fees..........................    2,693,000     1,944,000     1,417,000
Merchant bank card expense..............................    1,739,000     1,666,000       885,000
Goodwill amortization...................................    1,506,000     1,272,000       428,000
Real estate investment amortization (Note I)............      297,000       467,000       595,000
Other real estate owned.................................      210,000       215,000       218,000
Other...................................................    4,561,000     5,809,000     5,109,000
                                                          -----------   -----------   -----------
          Total noninterest expenses....................   34,477,000    33,820,000    24,987,000
                                                          -----------   -----------   -----------
Earnings before income taxes............................   15,463,000    10,393,000     6,771,000
Provision for income taxes (Note O).....................    6,133,000     3,764,000     2,145,000
                                                          -----------   -----------   -----------
Net earnings............................................  $ 9,330,000   $ 6,629,000   $ 4,626,000
                                                          ===========   ===========   ===========
Basic earnings per share (Note L).......................  $      1.81   $      1.42   $      1.32
                                                          ===========   ===========   ===========
Diluted earnings per share (Note L).....................  $      1.69   $      1.35   $      1.26
                                                          ===========   ===========   ===========

                See notes to consolidated financial statements.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                     COMMON STOCK
                                                -----------------------   UNREALIZED     RETAINED
                                                 SHARES       AMOUNT      GAIN (LOSS)    EARNINGS
                                                ---------   -----------   -----------   -----------
Balances at January 1, 1995...................  3,471,199   $29,007,000   $(1,100,000)  $19,987,000
  Stock options exercised.....................     87,442       869,000            --            --
  Tax benefit resulting from certain stock
     option transactions......................         --            --            --        47,000
  Cash dividends declared.....................         --            --            --    (1,409,000)
  Change in net unrealized loss on investment
     securities available for sale, net of tax
     effects..................................         --            --       705,000            --
  Net earnings................................         --            --            --     4,626,000
                                                ---------   -----------   -----------   -----------
Balances at December 31, 1995.................  3,558,641    29,876,000      (395,000)   23,251,000
  Stock options exercised.....................     75,357       680,000            --            --
  Issuance of common stock....................  1,485,748    18,494,000
  Tax benefit resulting from certain stock
     option transactions......................         --            --            --       125,000
  Cash dividends declared.....................         --            --            --    (1,882,000)
  Change in net unrealized loss on investment
     securities available for sale, net of tax
     effects..................................         --            --       414,000            --
  Net earnings................................         --            --            --     6,629,000
                                                ---------   -----------   -----------   -----------
Balances at December 31, 1996.................  5,119,746    49,050,000        19,000    28,123,000
  Stock options exercised.....................    101,995       985,000            --            --
  Repurchase and retirement of common stock...    (98,166)     (940,000)           --    (2,029,000)
  Tax benefit resulting from certain stock
     option transactions......................         --            --            --       338,000
  Cash dividends declared.....................         --            --            --    (2,259,000)
  Change in net unrealized gain on investment
     securities available for sale, net of tax
     effects..................................         --            --       816,000            --
  Net earnings................................         --            --            --     9,330,000
                                                ---------   -----------   -----------   -----------
Balances at December 31, 1997.................  5,123,575   $49,095,000   $   835,000   $33,503,000
                                                =========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997             1996            1995
                                                            -------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings..............................................  $   9,330,000    $  6,629,000    $  4,626,000
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Provision for credit losses...........................        700,000       1,000,000       1,600,000
    Depreciation and amortization.........................      2,940,000       2,724,000       1,717,000
    Net investment premium amortization...................      1,034,000         767,000         324,000
    Goodwill amortization.................................      1,506,000       1,272,000         428,000
    Gain on sales of SBA loans............................             --        (659,000)             --
    Gain on sales of other real estate owned..............       (215,000)        (40,000)        (52,000)
    Accretion of unearned income..........................     (1,747,000)     (1,888,000)     (2,098,000)
    Deferred income tax (benefit) provision...............       (202,000)        357,000         (61,000)
    Increase in other assets..............................     (2,868,000)     (1,219,000)     (1,787,000)
    Increase in other liabilities.........................      1,807,000       1,621,000       1,874,000
                                                            -------------    ------------    ------------
         Net cash provided by operating activities........     12,285,000      10,564,000       6,571,000
                                                            -------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale....     82,302,000      52,259,000      16,969,000
  Proceeds from maturities of securities available for
    sale..................................................     43,783,000      36,146,000      20,929,000
  Proceeds from maturities of securities held to
    maturity..............................................             --              --       2,120,000
  Purchases of securities available for sale..............   (244,755,000)    (77,755,000)    (37,292,000)
  Purchases of securities held to maturity................             --              --      (6,073,000)
  Net decrease in interest-bearing deposits in other
    financial institutions................................             --       1,084,000       2,351,000
  Net increase in loans...................................    (16,183,000)    (19,823,000)    (35,409,000)
  Proceeds from sales of SBA loans........................             --      10,800,000              --
  Proceeds from sales of other real estate owned..........      2,482,000       1,882,000       3,092,000
  Proceeds from sales of real estate acquired for
    development...........................................      3,659,000       4,123,000       2,028,000
  Additions to real estate acquired for development.......     (1,450,000)       (977,000)     (3,174,000)
  Purchases of premises and equipment.....................       (852,000)     (2,704,000)     (1,291,000)
  Acquisition of financial institution....................             --     (15,856,000)             --
  Other...................................................         99,000         164,000          75,000
                                                            -------------    ------------    ------------
         Net cash used in investing activities............   (130,915,000)    (10,657,000)    (35,675,000)
                                                            -------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits................................  $  37,914,000    $ 17,421,000    $ 40,510,000
  Net increase (decrease) in borrowings...................     49,563,000      (6,565,000)     (5,710,000)
  Cost of issuance of common stock........................             --        (376,000)             --
  Dividends paid..........................................     (2,155,000)     (1,727,000)     (1,400,000)
  Exercise of stock options...............................        985,000         680,000         869,000
  Repurchase and retirement of common stock...............     (2,969,000)             --              --
                                                            -------------    ------------    ------------
         Net cash provided by financing activities........     83,338,000       9,433,000      34,269,000
                                                            -------------    ------------    ------------
Net (decrease) increase in cash and cash equivalents......    (35,292,000)      9,340,000       5,165,000
Cash and cash equivalents, beginning of year..............     87,983,000      50,032,000      44,867,000
                                                            -------------    ------------    ------------
Cash and cash equivalents, end of year before
  acquisitions............................................     52,691,000      59,372,000      50,032,000
Cash and cash equivalents received in acquisitions........             --      28,611,000              --
                                                            -------------    ------------    ------------
Cash and cash equivalents, end of year....................  $  52,691,000    $ 87,983,000    $ 50,032,000
                                                            =============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid...........................................  $  15,782,000    $ 14,518,000    $  9,305,000
  Income taxes paid.......................................      6,525,000       2,581,000       2,454,000
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
  Transfer of securities from held to maturity to
    available for sale....................................  $          --    $         --    $ 46,389,000
  Transfer from loans to other real estate owned..........      1,015,000         964,000       3,620,000
  Tax benefit resulting from certain stock option
    transactions..........................................        338,000         125,000          47,000

                See notes to consolidated financial statements.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of California State Bank and subsidiaries (the "Bank") conform to generally accepted accounting principles and practices within the banking industry. Management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

     The following is a summary of the more significant accounting and reporting policies.

  Principles of Consolidation

     The consolidated financial statements include California State Bank and its wholly owned subsidiaries, Citrus State Development Corp., Granada Realty Services, Inc. and Excelmark Financial Services, Inc. All material intercompany balances and transactions have been eliminated.

     Certain amounts in the prior years' consolidated financial statements and related footnote disclosures have been reclassified to conform to the current year presentation.

  Nature of Operations

     The Bank operates a network of 17 branches and offers commercial banking services to businesses, professionals and individuals located in and around the San Gabriel Valley, Inland Empire, Orange County, Beaumont and the High Desert area of Southern California. The Bank's primary operations are related to traditional banking activities, including the acceptance of deposits and the lending and investing of money. The Bank also performs certain real estate development activities in its market area through its real estate subsidiaries, Citrus State Development Corp. and Granada Realty Services, Inc.

  Investment Securities

     The Bank classifies as held to maturity those investment securities which management has the positive intent and ability to hold to maturity. The Bank classifies all other investment securities as available for sale. Securities held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts over the estimated terms of the securities using the interest method. Securities available for sale are carried at fair value with unrealized gains and losses, net of tax effects, reported as a component of stockholders' equity. Gains or losses on sales of securities are computed based on the adjusted cost of the specific security.

  Loans and Lease Finance Receivables

     Loans and lease finance receivables are reported at the principal amount outstanding, net of unearned discounts, deferred fees and costs, and allowance for credit losses.

     Loan origination fees and costs and commitment fees are deferred and amortized over the life of the related loan or commitment period as a yield adjustment.

     The Bank periodically sells the guaranteed portion of SBA loans into the secondary market. A portion of the premium received on the sales of SBA loans is deferred and amortized over the lives of the loans as an adjustment to yield.

     On January 1, 1997, the Bank adopted Statement of Financial Accounting Standards, ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, the Bank accounts for a transfer of financial assets as a sale to the extent that consideration other than beneficial interests has been received and when the control over the transferred asset has been

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

surrendered. The Bank recognizes either a servicing asset or liability when it undertakes an obligation to service financial assets under a servicing contract. The servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income or loss and is assessed for impairment or increased obligation based on its fair value. The effective date of certain provisions in SFAS No. 125, specifically related to repurchase agreements and secured borrowings that may apply to the Bank, have been delayed to January 1, 1998, under SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." The effect of adopting this statement was not material to the results of operations or the financial position of the Bank.

  Provision and Allowance for Credit Losses

     The allowance for credit losses is increased by charges to income and decreased by charge-offs (net of recoveries) and represents an amount that, in management's judgment, is adequate to provide for potential losses in the loan and lease finance receivable portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past credit loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     The Bank recognizes a loan as impaired when it is probable that all contractual principal and interest payments under the terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Bank selects the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. The Bank measures impairment of a restructured loan by discounting the total expected future cash flows at the loan's effective rate of interest in the original loan agreement.

  Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the properties. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

  Real Estate Acquired for Development

     The Bank, through its wholly owned real estate subsidiaries, is engaged in the acquisition, development and sale of residential lots, single-family homes and condominium projects. The subsidiaries finance the construction projects either with their capital or by obtaining financing from the Bank or other banks. Such properties are accounted for at the lower of cost, including direct development costs and interest incurred during the development stage, or net realizable value.

  Other Real Estate Owned

     Other real estate owned, which represents real estate acquired through foreclosure in satisfaction of real estate and other loans, is stated at estimated fair value minus costs to sell. Loan balances in excess of fair value of the real estate acquired at the date of acquisition are charged against the allowance for credit losses. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

  Goodwill and Other Intangible Assets

     The Bank has engaged in the acquisition of other financial institutions, including the assumption of deposits and the purchase of assets, in its market area. Goodwill representing the excess of the purchase price over the fair value of the net assets acquired is amortized on a straight-line basis over a 15-year period.

     Core deposit intangibles represent the intangible value of depositor relationships resulting from the assumption of deposits in an acquisition. These intangibles are being amortized on a straight-line basis over their estimated economic life, not to exceed seven years.

  Statements of Cash Flows

     Cash and cash equivalents as reported in the consolidated statements of cash flows include cash and due from banks and federal funds sold.

  Income Taxes

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Earnings per Share

     Effective December 31, 1997, the Bank adopted SFAS No. 128, "Earnings per Share." Accordingly, basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during each year. The computation of diluted earnings per share considers the number of shares issuable upon the assumed exercise of outstanding common stock options, using the treasury stock method. All earnings per share data have been restated in accordance with the provisions of this statement. A reconciliation of the numerator and the denominator used in the computation of basic and diluted earnings per share is included in Note L.

B.  BUSINESS ACQUISITIONS

     On April 12, 1996, the Bank completed the acquisition of Landmark Bancorp and its wholly owned subsidiary, Landmark Bank . A summary of the significant components of the acquisition, which was accounted for as a purchase, is as follows:

Cash and cash equivalents acquired....................  $  28,611,000
Fair value of assets acquired.........................    209,542,000
Fair value of liabilities assumed.....................   (217,656,000)
Goodwill and other intangible assets..................     14,229,000
                                                        -------------
Consideration paid in cash and stock..................  $  34,726,000
                                                        =============

     The results of operations since the date of the acquisition are included in the accompanying consolidated statements of earnings.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

C.  INVESTMENT SECURITIES

     Investment securities available for sale consist of the following:

                                                                 DECEMBER 31, 1997
                                               -----------------------------------------------------
                                                                GROSS        GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                               ------------   ----------   ----------   ------------
Available for sale securities:
  U.S. Treasury securities...................  $ 24,078,000   $  202,000    $     --    $ 24,280,000
  Obligations of U.S. agencies and
     corporations............................    59,820,000      261,000      71,000      60,010,000
  Federal agency mortgage-backed
     securities..............................   198,089,000      922,000     189,000     198,822,000
  Small Business Administration pool
     certificates............................     4,648,000      219,000          --       4,867,000
  Obligations of state and political
     subdivisions............................     1,705,000       96,000          --       1,801,000
  Federal Home Loan Bank stock...............     3,849,000           --          --       3,849,000
                                               ------------   ----------    --------    ------------
                                               $292,189,000   $1,700,000    $260,000    $293,629,000
                                               ============   ==========    ========    ============

                                                                 DECEMBER 31, 1996
                                               -----------------------------------------------------
                                                                GROSS        GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                               ------------   ----------   ----------   ------------
Available for sale securities:
  U.S. Treasury securities...................  $ 25,002,000   $  105,000    $     --    $ 25,107,000
  Obligations of U.S. agencies and
     corporations............................     6,963,000       30,000      90,000       6,903,000
  Federal agency mortgage-backed
     securities..............................   119,182,000      464,000     776,000     118,870,000
  Small Business Administration pool
     certificates............................    14,973,000      204,000     133,000      15,044,000
  Obligations of state and political
     subdivisions............................     6,963,000      229,000          --       7,192,000
  Federal Home Loan Bank stock...............     1,405,000           --          --       1,405,000
                                               ------------   ----------    --------    ------------
                                               $174,488,000   $1,032,000    $999,000    $174,521,000
                                               ============   ==========    ========    ============

     The carrying value of investment securities pledged to secure public deposits and for other purposes, as required or permitted by law, amounts to approximately $81,105,000 and $41,839,000 at December 31, 1997 and 1996,
respectively.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The amortized cost and market value of debt securities available for sale at December 31, 1997, by contractual maturities, are shown in the following table. Expected maturities will differ from contractual maturities, particularly with mortgage-backed securities, because borrowers may have the right to prepay or the issuers may call certain securities.

                                              LESS THAN      ONE TO        FIVE TO         OVER
                                               ONE YEAR    FIVE YEARS     TEN YEARS      TEN YEARS
                                              ----------   -----------   ------------   -----------
Amortized cost:
  U.S. Treasury securities..................  $       --   $24,078,000   $         --   $        --
  Obligations of U.S. agencies and
     corporations...........................   2,983,000    33,762,000     23,075,000            --
  Federal agency mortgage-backed
     securities.............................     545,000    20,038,000    139,570,000    37,936,000
  Small Business Administration pool
     certificates...........................          --            --             --     4,648,000
  Obligations of state and political
     subdivisions...........................          --       135,000             --     1,570,000
                                              ----------   -----------   ------------   -----------
                                              $3,528,000   $78,013,000   $162,645,000   $44,154,000
                                              ==========   ===========   ============   ===========

Fair value:
  U.S. Treasury securities..................  $       --   $24,280,000   $         --   $        --
  Obligations of U.S. agencies and
     corporations...........................   2,990,000    33,955,000     23,065,000            --
  Federal agency mortgage-backed
     securities.............................     543,000    20,102,000    139,914,000    38,263,000
  Small Business Administration pool
     certificates...........................          --            --             --     4,867,000
  Obligations of state and political
     subdivisions...........................          --       140,000             --     1,661,000
                                              ----------   -----------   ------------   -----------
                                              $3,533,000   $78,477,000   $162,979,000   $44,791,000
                                              ==========   ===========   ============   ===========

     Sales of investment securities for the years ended December 31 were as follows:

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Proceeds from sales of securities available for sale....  $82,302,000   $52,259,000   $16,969,000
Gross realized gains....................................      406,000       150,000         2,000
Gross realized losses...................................      341,000        81,000       148,000

D.  LOANS AND LEASE FINANCE RECEIVABLES

     Loans and lease finance receivables consist of:

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
Commercial and industrial loans.............................  $179,497,000   $166,877,000
Loans to individuals for household, family and other
  consumer expenditures.....................................    42,236,000     51,426,000
Construction and land development...........................    33,652,000     20,637,000
Real estate loans -- conventional...........................   197,528,000    198,035,000
Direct financing leases.....................................       157,000        438,000
                                                              ------------   ------------
                                                               453,070,000    437,413,000
Less:
  Unearned discounts and deferred loan fees.................     1,850,000      2,544,000
  Allowance for credit losses...............................     8,401,000      8,265,000
                                                              ------------   ------------
                                                              $442,819,000   $426,604,000
                                                              ============   ============

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The Bank makes loans to customers primarily in its immediate service area. The Bank, therefore, has a natural geographic concentration of borrowers in the San Gabriel Valley, Inland Empire and Orange County areas of Southern California. In management's opinion, the Bank has no undue risk of concentration as it pertains to any one industry or individual borrower.

E.  LOANS TO RELATED PARTIES

     In the ordinary course of business, the Bank has granted loans to certain officers, directors and the companies with which they are associated. In management's opinion, all such loans and commitments to lend were made under terms consistent with the Bank's normal lending policies.

     The following is a summary of activities for all such loans:

                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Balance at January 1.................................    $1,149,000    $1,130,000    $1,196,000
New loans granted, including renewals................       464,000       208,000       179,000
Repayments...........................................      (184,000)     (189,000)     (245,000)
                                                         ----------    ----------    ----------
Balance at December 31...............................    $1,429,000    $1,149,000    $1,130,000
                                                         ==========    ==========    ==========

F.  ALLOWANCE FOR CREDIT LOSSES

     Activity in the allowance for credit losses follows:

                                                          1997          1996           1995
                                                       ----------    -----------    -----------
Balance at January 1.................................  $8,265,000    $ 5,029,000    $ 4,252,000
Provisions charged to operations.....................     700,000      1,000,000      1,600,000
Allowance added through acquisitions.................          --      3,493,000
Loans charged off....................................    (885,000)    (1,586,000)    (1,318,000)
Recoveries on loans previously charged off...........     321,000        329,000        495,000
                                                       ----------    -----------    -----------
Balance at December 31...............................  $8,401,000    $ 8,265,000    $ 5,029,000
                                                       ==========    ===========    ===========

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for impairment of a Loan -- Income Recognition and Disclosures", the table below sets forth the Bank's impaired loans and related allowance for potential credit losses at December 31, 1997 and 1996. Included in the impaired loan totals are nonaccrual loans of $2,364,000 and $2,474,000 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $4,763,000, $4,200,000 and $3,152,000 for 1997, 1996 and 1995, respectively.

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Total impaired loans........................................  $4,688,000    $4,030,000
Impaired loans requiring an allowance.......................   4,175,000     4,030,000
Allowance for potential credit losses.......................     889,000     1,329,000

     Generally, the Bank's policy is to discontinue accruing interest when loans are 90 days past due. When collectibility of principal is in doubt, all payments are applied as a reduction to principal. Interest income recognized on impaired loans totaled $261,000, $130,000 and $196,000 for 1997, 1996 and 1995,
respectively.

     Management believes that the Bank's allowance for credit losses at December 31, 1997 was adequate to absorb known and inherent risks in the loan and lease finance receivables portfolio. No assurances can be given

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

that continued future economic conditions, including rising interest rates and declining real estate values, will not lead to higher amounts of problem loans, provisions for credit losses or charge-offs.

G.  PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1997 and 1996 consist of:

                                                                 1997           1996
                                                              -----------    -----------
Land........................................................  $ 5,674,000    $ 5,674,000
Bank premises...............................................    9,765,000      9,757,000
Furniture and equipment.....................................   15,576,000     15,170,000
Leasehold improvements......................................    2,079,000      2,358,000
Construction in progress....................................           --        111,000
                                                              -----------    -----------
                                                               33,094,000     33,070,000
Less accumulated depreciation and amortization..............   16,611,000     14,753,000
                                                              -----------    -----------
                                                              $16,483,000    $18,317,000
                                                              ===========    ===========

H.  REAL ESTATE ACQUIRED FOR DEVELOPMENT

     The following summarizes the combined condensed financial information for the Bank's real estate subsidiaries, which hold all real estate acquired for development:

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Summary of financial position
  Assets
     Cash...................................................  $2,925,000    $  802,000
     Real estate projects...................................   1,433,000     3,550,000
     Other assets...........................................     136,000       120,000
                                                              ----------    ----------
                                                               4,494,000     4,472,000
                                                              ==========    ==========
  Liabilities and Stockholder's Equity
     Other liabilities......................................       9,000         9,000
     Common stock...........................................   4,250,000     4,250,000
     Retained earnings......................................     235,000       213,000
                                                              ----------    ----------
                                                              $4,494,000    $4,472,000
                                                              ==========    ==========

                                                                 YEAR ENDED DECEMBER 31
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
Summary of earnings
  Revenue from real estate sales.......................  $3,882,000    $4,123,000    $2,028,000
  Cost of sales........................................   3,790,000     3,749,000     1,936,000
                                                         ----------    ----------    ----------
  Gain on sales........................................      92,000       374,000        92,000
  Other income.........................................       7,000         1,000        24,000
  Other expenses.......................................     (61,000)      (57,000)      (23,000)
                                                         ----------    ----------    ----------
  Income before taxes..................................      38,000       318,000        93,000
  Provision for income taxes...........................      16,000       134,000        39,000
                                                         ----------    ----------    ----------
  Net income...........................................  $   22,000    $  184,000    $   54,000
                                                         ==========    ==========    ==========

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     Interest capitalized during the development and construction phases of these projects was $49,000, $14,000 and $93,000 for 1997, 1996 and 1995,
respectively.

     In March 1996, the FDIC approved the Bank's application to continue the real estate development activities of its subsidiaries. The approval is subject to certain conditions, including, among other things, that (a) the Bank's total investment in the real estate development subsidiaries (defined to include equity investments in and loans to the subsidiaries) not exceed 20% of the Bank's Tier 1 capital, (b) for purposes of the prompt corrective action provisions of federal law and the calculation of the Bank's risk adjusted deposit insurance premium, the Bank's capital ratios be based on the Bank's capital levels after deducting its total investment in the real estate development subsidiaries, (c) the Bank's capital levels, after deducting its total investment in the real estate development subsidiaries, equal or exceed the levels required for a "well capitalized" institution under federal law, and
(d) the real estate development subsidiaries contract with the Bank for any services on terms and conditions comparable to those available to or from independent entities. Management believes the Bank is in compliance with the conditions of the FDIC approval at December 31, 1997.

I.  REAL ESTATE INVESTMENT

     The Bank has invested in a limited partnership that was formed to develop and operate a 124-unit residential apartment complex designed as high-quality affordable housing for lower income tenants in Sacramento County. The Bank is currently a 97.32% limited partner in the project. The investment was made in the partnership for the purpose of purchasing tax credits and is reported as a net investment, which does not require the partnership assets to be consolidated into the Bank's financial statements. The investment is being amortized on a level yield method over the life of the related tax credits. The partnership must meet the regulatory requirements for affordable housing for a minimum 15-year compliance period to fully utilize the tax credits. If the partnership ceases to qualify during the compliance period, the credit is denied for any period in which the project is not in compliance and a portion of the credit previously taken is subject to recapture with interest.

     The Bank's portion of tax credits to be utilized over a multiple-year period is $6.8 million in federal tax credits and $2.4 million in state tax credits. The Bank utilized $676,000 in federal tax credits each year for 1997, 1996 and 1995. No state tax credits were available for 1997. The Bank utilized $386,000 and $676,000 in state tax credits for 1996 and 1995, respectively. Investment amortization was $297,000, $467,000 and $595,000 for 1997, 1996 and 1995, respectively.

J.  DEPOSITS

     Time certificates of deposit with balances of $100,000 or more amounted to approximately $98,808,000 and $84,550,000 at December 31, 1997 and 1996,
respectively. Interest expense on such deposits amounted to approximately $4,790,000 in 1997, $4,453,000 in 1996, and $3,868,000 in 1995.

     At December 31, 1997, the scheduled maturities of time certificates of deposit were as follows:

                     YEAR                           AMOUNT
-----------------------------------------------  ------------
1998...........................................  $150,828,000
1999...........................................     4,140,000
2000...........................................       389,000
                                                 ------------
                                                 $155,357,000
                                                 ============

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

K.  BORROWINGS

     Securities sold under the repurchase agreements at December 31, 1997 and 1996 were as follows:

                                                                 1997          1996
                                                              ----------    ----------
Repurchase agreements.......................................  $2,298,000    $2,735,000
Investment securities pledged as collateral, at fair
  value.....................................................   2,744,000     3,773,000
Maximum amount outstanding at any month-end.................   2,545,000    10,395,000
Average balance outstanding during the year.................   1,789,000     6,970,000

     As of December 31, 1997, the Bank had advances of $50,000,000 from the Federal Home Loan Bank (FHLB). The balance included a $20,000,000 advance with a fixed interest rate of 5.70% and a maturity date of March 25, 1998. The remaining $30,000,000 has a fixed rate of 5.45% with a maturity date of December 26, 2000, callable by the FHLB on December 26, 1998, and every six months thereafter until maturity. The FHLB is holding certain investment securities of the Bank as collateral for the borrowings.

L.  EARNINGS PER SHARE RECONCILIATION

                                                                     DECEMBER 31, 1997
                                                         -----------------------------------------
                                                                          WEIGHTED
                                                                           AVERAGE
                                                           INCOME          SHARES        EARNINGS
                                                         (NUMERATOR)    (DENOMINATOR)    PER SHARE
                                                         -----------    -------------    ---------
BASIC EARNINGS PER SHARE
  Net earnings.........................................  $9,330,000       5,151,415        $1.81
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Incremental shares issued on assumed exercise of
     outstanding stock options.........................                     362,417
                                                         ----------       ---------
DILUTED EARNINGS PER SHARE
  Net earnings.........................................  $9,330,000       5,513,832        $1.69
                                                         ==========       =========        =====

                                                                     DECEMBER 31, 1996
                                                         -----------------------------------------
BASIC EARNINGS PER SHARE
  Net earnings.........................................  $6,629,000       4,673,991        $1.42
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Incremental shares issued on assumed exercise of
     outstanding stock options.........................                     240,941
                                                         ----------       ---------
DILUTED EARNINGS PER SHARE
  Net earnings.........................................  $6,629,000       4,914,932        $1.35
                                                         ==========       =========        =====

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                     DECEMBER 31, 1995
                                                         -----------------------------------------
BASIC EARNINGS PER SHARE
  Net earnings.........................................  $4,626,000       3,506,721        $1.32
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Incremental shares issued on assumed exercise of
     outstanding stock options.........................                     173,999
                                                         ----------       ---------
DILUTED EARNINGS PER SHARE
  Net earnings.........................................  $4,626,000       3,680,720        $1.26
                                                         ==========       =========        =====

M.  EMPLOYEE BENEFIT PLANS

     The Bank sponsors a 401(k) Plan (the "Plan") for the benefit of its employees. Employees are eligible to participate in the Plan if they have completed 12 months of consecutive service with a minimum 1,000 hours of service in the plan year. Employees may make contributions to the Plan, and the Bank may make matching or special contributions, subject to certain limitations. The Bank's contributions are determined by the Board of Directors and amounted to approximately $289,000 in 1997, $225,000 in 1996, and $138,000 in 1995.

N.  STOCK OPTION PLANS

     The Bank has stock option plans for directors and key employees. Under the plans, both incentive stock options and nonqualified stock options are granted. The exercise price of each option granted is not less than the market price of the Bank's stock at the date of grant. Generally, options granted may be exercised at a rate of 20% per year and expire ten years from the date of grant. Activity in the stock option plans for the three years ended December 31, 1997 follows:

                                                          OPTIONS         PRICE           OPTIONS
                                                         AVAILABLE      PER SHARE       OUTSTANDING
                                                         ---------    --------------    -----------
Balance at January 1, 1995.............................   143,934     $ 5.98 - 13.95      894,362
  Options granted......................................   (20,800)     12.50 - 14.38       20,800
  Options exercised....................................                 8.29 - 10.21      (87,442)
  Options canceled.....................................    17,756       9.50 - 13.95      (18,011)
                                                          -------     --------------     --------
Balance at December 31, 1995...........................   140,890       5.98 - 14.38      809,709
  Options granted......................................   (20,000)     14.88 - 15.50       20,000
  Options exercised....................................                 7.86 - 10.13      (75,357)
  Options canceled.....................................     7,500       9.50 - 12.50       (7,500)
                                                          -------     --------------     --------
Balance at December 31, 1996...........................   128,390       5.98 - 15.50      746,852
  Options granted......................................   (27,500)     21.19 - 28.75       27,500
  Options exercised....................................                 5.98 - 15.50     (101,995)
  Options canceled.....................................    24,500       9.00 - 28.75      (24,500)
                                                          -------     --------------     --------
Balance at December 31, 1997...........................   125,390     $ 8.25 - 25.00      647,857
                                                          =======     ==============     ========

     At December 31, 1997, 467,557 shares were exercisable at prices varying from $8.25 to $15.50. An additional 78,400 shares become exercisable in 1998 at prices ranging from $8.25 to $25.00 per share.

     The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Bank's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Compensation," the Bank's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                 1997          1996
                                                              ----------    ----------
Net earnings as reported....................................  $9,330,000    $6,629,000
Net earnings pro forma......................................  $9,205,000    $6,588,000

Basic earnings per share as reported........................       $1.81         $1.42
Basic earnings per share pro forma..........................       $1.79         $1.41

Diluted earnings per share as reported......................       $1.69         $1.35
Diluted earnings per share pro forma........................       $1.67         $1.34

     The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and 1996, respectively: dividend yield of 1.65% and 3.00%; expected volatility of 20.29% and 17.75%; expected lives of 7.8 and 7.0 years; and risk-free interest rates of 6.66% and 6.30%.

O.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                    1997          1996          1995
                                                 ----------    ----------    ----------
Current -- Federal.............................  $4,720,000    $2,976,000    $2,100,000
Current -- State...............................   1,615,000       431,000       106,000
                                                 ----------    ----------    ----------
                                                  6,335,000     3,407,000     2,206,000
                                                 ----------    ----------    ----------
Deferred -- Federal............................    (406,000)      (90,000)      (44,000)
Deferred -- State..............................     204,000       447,000       (17,000)
                                                 ----------    ----------    ----------
                                                   (202,000)      357,000       (61,000)
                                                 ----------    ----------    ----------
Provision for income taxes.....................  $6,133,000    $3,764,000    $2,145,000
                                                 ==========    ==========    ==========

     The provision for income taxes differs from the federal statutory rate of 35% as follows:

                                         1997                    1996                   1995
                              AMOUNT     RATE       AMOUNT       RATE       AMOUNT      RATE
                            ----------   -----    -----------   ------    -----------   -----
Federal income tax at
  statutory rate..........  $5,412,000    35.0%   $ 3,638,000     35.0%   $ 2,370,000    35.0%
State franchise taxes, net
  of federal benefit......   1,201,000     7.8%       834,000      8.0%       505,000     7.5%
Tax-exempt interest.......     (85,000)   (0.6)%     (102,000)    (1.0)%      (57,000)   (0.9)%
Officers' life
  insurance...............    (131,000)   (0.8)%      (70,000)    (0.7)%      (69,000)   (1.0)%
Goodwill amortization.....     504,000     3.3%       424,000      4.1%       139,000     2.0%
Low income housing
  credits.................    (676,000)   (4.4)%   (1,062,000)   (10.2)%   (1,122,000)  (16.6)%
Other.....................       8,000     0.1%       206,000      2.0%       447,000     6.7%
Tax rate offset...........    (100,000)   (0.7)%     (104,000)    (1.0)%      (68,000)   (1.0)%
                            ----------   -----    -----------   ------    -----------   -----
Provision for income
  taxes...................  $6,133,000    39.7%   $ 3,764,000     36.2%   $ 2,145,000    31.7%
                            ==========   =====    ===========   ======    ===========   =====

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The tax effects of temporary differences giving rise to the deferred tax assets and liabilities at December 31, 1997 and 1996 are summarized as follows:

                                                         1997          1996
                                                      ----------    ----------
Deferred tax assets
  Provision for credit losses.....................    $2,701,000    $2,489,000
  Deferred loan fees..............................       107,000       217,000
  Deferred compensation...........................     2,512,000     2,109,000
  Loss reserves on real estate....................        88,000       196,000
  Purchase accounting.............................        83,000       405,000
  Other...........................................     1,211,000       879,000
                                                      ----------    ----------
                                                       6,702,000     6,295,000
                                                      ----------    ----------
Deferred tax liabilities
  Depreciation....................................            --       187,000
  Franchise tax...................................            --       347,000
  Loan origination costs..........................       404,000       288,000
  Unrealized gain on investment securities........       605,000        14,000
  Other...........................................     1,000,000       377,000
                                                      ----------    ----------
                                                       2,009,000     1,213,000
                                                      ----------    ----------
Net deferred tax asset............................    $4,693,000    $5,082,000
                                                      ==========    ==========

P.  CAPITAL REQUIREMENTS AND RESTRICTIONS OF CASH BALANCES

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997 and 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as "well capitalized' under the prompt corrective action regulations. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios (tangible Tier I capital divided by average total assets) as set forth in the table below. There are no conditions or events since that notification which management believes have changed the Bank's capital rating category.

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                MINIMUM CAPITAL      WELL CAPITALIZED
                                                                  REQUIREMENT           REQUIREMENT
                                                     ACTUAL   -------------------   -------------------
                                         AMOUNT      RATIO      AMOUNT      RATIO     AMOUNT      RATIO
                                       -----------   ------   -----------   -----   -----------   -----
December 31, 1997
  Total risk-based capital...........  $68,952,000   12.36%   $44,633,000     8%    $55,792,000    10%
  Tier I risk-based capital..........   61,960,000   11.11     22,317,000     4      33,475,000     6
  Tier I leverage ratio..............   61,960,000    7.65     32,397,000     4      40,497,000     5
December 31, 1996
  Total risk-based capital...........   61,189,000   11.76     41,617,000     8      52,022,000    10
  Tier I risk-based capital..........   54,665,000   10.51     20,809,000     4      31,213,000     6
  Tier I leverage ratio..............   54,665,000    7.50     29,146,000     4      36,433,000     5

     California Banking Law limits the amount of dividends a bank can pay without obtaining prior approval from bank regulators. Under this law, the Bank could, as of December 31, 1997, declare and pay additional dividends of approximately 15,035,000. The remaining amount of Bank equity is restricted with respect to dividends.

     Banking regulations require that all banks maintain reserve balances. These reserve balances vary, depending on the level of certain types of deposits maintained by customers at the Bank. At December 31, 1997, the reserve requirement was satisfied with cash on hand, therefore no reserve balance was required to be maintained at the Federal Reserve Bank.

Q.  COMMITMENTS AND CONTINGENCIES

     The Bank leases facilities from nonaffiliates for varying periods through 2007. The Bank can exercise options that could extend the leases to 2039. Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997, excluding property taxes and insurance, are as follows:

              YEAR                   AMOUNT
              ----                 ----------
1998.............................  $1,880,000
1999.............................   1,834,000
2000.............................   1,686,000
2001.............................   1,121,000
2002.............................     710,000
Thereafter.......................   2,165,000
                                   ----------
                                   $9,396,000
                                   ==========

     Total rental expense for 1997, 1996 and 1995 was approximately $2,315,000, $2,240,000 and $1,736,000, respectively.

     The Bank is a party to claims and legal proceedings arising in the ordinary course of business. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined, management, after consultation with legal counsel, believes that the litigation and claims will not have a material adverse effect on the Bank's consolidated financial position or results of operations.

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. When viewed in terms of maximum exposure, those instruments may involve, to varying degrees, credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. At December 31,

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1997, the Bank had commitments to extend credit of $145,672,000 and obligations under standby and commercial letters of credit of $4,615,000.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. At December 31, 1997 and 1996, all of the Bank's credit commitments were scheduled to expire in less than five years.

     The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; income-producing commercial properties; and single-family residences.

     The Bank maintains deferred compensation agreements with certain directors and officers. The agreements provide monthly cash payments to the directors and officers or their beneficiaries in the event of death or disability, beginning in the month after their respective retirement date or death. The payments will continue for the greater of the life of the director or officer or, in the event of death, 15 or 20 years.

R.  FAIR VALUE INFORMATION

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                            DECEMBER 31,
                                    ------------------------------------------------------------
                                                1997                            1996
                                    ----------------------------    ----------------------------
                                      CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                       AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
                                    ------------    ------------    ------------    ------------
Assets
  Cash and cash equivalents.......  $ 52,691,000    $ 52,691,000    $ 87,983,000    $ 87,983,000
  Investment securities available
     for sale.....................   293,629,000     293,629,000     174,521,000     174,521,000
  Loans, net......................   442,819,000     449,564,000     426,604,000     429,357,000

Liabilities
  Noninterest-bearing deposits....   255,330,000     255,330,000     225,248,000     225,248,000
  Interest-bearing deposits.......   446,328,000     441,588,000     438,496,000     437,018,000
  Repurchase agreements...........     2,298,000       2,298,000       2,735,000       2,735,000
  FHLB advances...................    50,000,000      50,000,000              --              --

                     CALIFORNIA STATE BANK AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     The fair value of investment securities is based on quoted market prices, dealer quotes, and prices obtained from an independent pricing service. The fair value of loans, time deposits and other financial instruments is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments. The carrying amount of repurchase agreements approximates estimated fair value. The fair value of the FHLB advances, based on the market value of similar debt, is estimated at their carrying amount.

     No adjustments were made to the entry-value interest rates for changes in credit of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial loan portfolio for which there are no known credit concerns, results in a fair valuation of such loans on an entry-level basis. The fair value of nonaccrual loans at December 31, 1997 and 1996 was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

S.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data follows:

                                         MARCH 31        JUNE 30      SEPTEMBER 30    DECEMBER 31
                                        -----------    -----------    ------------    -----------
1997
Net interest income...................  $10,344,000    $10,845,000    $10,797,000     $11,366,000
Provision for credit losses...........      250,000        150,000        150,000         150,000
Net earnings..........................    2,018,000      2,223,000      2,391,000       2,698,000
Basic earnings per share..............  $      0.39    $      0.43    $      0.46     $      0.53
Diluted earnings per share............  $      0.37    $      0.40    $      0.43     $      0.49

1996
Net interest income...................  $ 7,019,000    $ 9,632,000    $10,375,000     $10,399,000
Provision for credit losses...........      250,000        250,000        250,000         250,000
Net earnings..........................    1,174,000      1,620,000      1,820,000       2,015,000
Basic earnings per share..............  $      0.33    $      0.33    $      0.36     $      0.39
Diluted earnings per share............  $      0.31    $      0.32    $      0.34     $      0.37

                               INDEX TO EXHIBITS

EXHIBIT NO.                                                                PAGE
-----------                                                                ----
    2.1      Agreement and Plan of Reorganization by and among the Bank,
             First Security Corporation and First Security Merger Corp.,
             dated February 18, 1998(1)..................................   *
    3.1      Articles of Incorporation, as amended(2)....................   *
    3.2      Bylaws, as amended(2).......................................   *
   10.1      1988 Stock Option Plan, as amended(4)+......................   *
   10.2      California State Bank Directors' Deferred Compensation
             Plan(5)+....................................................   *
   10.3      California State Bank Executives' Deferred Compensation
             Plan(5)+....................................................   *
   10.4      Form of Indemnification Agreement(3)+.......................   *
   10.5      1994 Stock Option Plan(2)+..................................   *
   10.6      Agreement of Limited Partnership of Red Fox Apartments,
             L.P., a California Limited Partnership(6)...................   *
   11.1      Computation of Per Share Earnings degrees...................   *
   21.1      Subsidiaries of the Bank(5)#................................   *

---------------
 * Not applicable.

 + Management contract or compensatory plan or agreement.

degrees See Notes A and L to the Bank's audited consolidated financial statements.

 # See Note H to the Bank's audited consolidated financial statements.

(1) Filed as Exhibit 2.1 to Registrant's current Report on Form 8-K on March 3, 1998, and incorporated herein by this reference.

(2) Filed as Exhibit 1.1, 1.2 and 3.10, respectively, to Registrant's Annual Report on Form F-2 for the fiscal year ended December 31, 1995, which are incorporated herein by this reference.

(3) Filed as Exhibit 3.1 to Registrant's Annual Report on Form F-2 for the fiscal year ended December 31, 1988, which is incorporated herein by this reference.

(4) Filed as Exhibit 3.2 to Registrant's Annual Report on Form F-2 for the fiscal year ended December 31, 1989, which is incorporated herein by this reference.

(5) Filed as Exhibits F, G and I, respectively, to Registrant's Annual Report on Form F-2 for the fiscal year ended December 31, 1987 which are incorporated herein by this reference.

(6) Filed as Exhibit 10.0 to Registrant's Annual Report on Form F-2 for the fiscal year ended December 31, 1992, which are incorporated herein by this reference.

                                   APPENDIX C

               FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                    KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD
                                     DRAFT

                                                                   Date of Proxy

The Board of Directors
California State Bank
100 North Barranca
Fourteenth Floor
West Covina, CA 91791

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of California State Bank ("California State") of the exchange ratio in the proposed merger (the "Merger") of California State Bank and First Security Corporation ("FSCO") pursuant to the Agreement and Plan of Reorganization, dated as of February 18, 1998, between California State and FSCO (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, of no par value, of California State (the "Common Shares") will be converted into 2.13 shares of common stock, of $1.25 par value, of FSCO, subject to adjustment for any stock splits or stock dividends, and as further described in the Agreement.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, California State and FSCO, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of California State and FSCO for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to California State. We have acted exclusively for the Board of Directors of California State in rendering this fairness opinion and will receive a fee from California State for our services.

     In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of California State and FSCO and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form F-2 or Form 10-K, as applicable, for the three years ended December 31, 1996 of California State and FSCO; (iii) certain interim reports to stockholders and Quarterly Reports on Form F-4 or Form 10-Q, as applicable, of California State and FSCO and certain other communications from California State and FSCO to their respective stockholders; and (iv) other financial information concerning the businesses and operations of California State and FSCO furnished to us by California State and FSCO for purposes of our analysis. We have also held discussions with senior management of California State and FSCO regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for California State and FSCO with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of California State and FSCO as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for California State and FSCO are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of California State or FSCO, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of California State and FSCO; (ii) the assets and liabilities of California State and FSCO; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                                          Very truly yours,

                                          Keefe, Bruyette & Woods, Inc.

                                   APPENDIX D

                           DISSENTERS' RIGHTS STATUTE

                                   APPENDIX D

                       CALIFORNIA GENERAL CORPORATION LAW
                        CHAPTER 13 -- DISSENTERS' RIGHTS

sec.1300.  Right to Require Purchase -- "Dissenting Shares" and "Dissenting
           Shareholder" Defined.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the OTC margin stocks issued with the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held or record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applied in any case where the approval required by Section 1021 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec.1301.  Demand for Purchase.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of approval of the reorganization by its outstanding shares (section 152) within 10 days after the date of such approval, accompanied by a copy of Section 1300, 1302, 1303, 1304 and this section, a statement or price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) or paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (b) The demand shall state the number and class of the shares held of record by the shareholder with the shareholder remands hat the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec.1302.  Endorsement of Shares.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issues therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec.1303.  Agreed Price -- Time for Payment.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec.1304.  Dissenter's Action to Enforce Payment.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of the shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issues. If the fair market value of the dissenting shares is in issues, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                   APPENDIX E

                           TERMINATION FEE AGREEMENT

                           TERMINATION FEE AGREEMENT

     TERMINATION FEE AGREEMENT, dated as of February 18, 1998 (the "Agreement"), by and between California State Bank, a California corporation ("Bank"), and First Security Corporation, a Delaware corporation ("FSC").

                                    RECITALS

     (A) California State Bank ("Bank"), First Security Corporation ("FSC") and First Security Merger Corp., a California corporation ("Merger Co.") have agreed to enter into that certain Agreement and Plan of Reorganization (the "Merger Agreement") of even date herewith.

     (B) In order to induce FSC and Merger Co. to enter into the Merger Agreement, and in consideration of FSC's undertaking of efforts in furtherance of the transactions contemplated thereby, and intending to be legally bound hereby, Bank agrees as follows:

                                   AGREEMENT

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Representations and Warranties. Bank hereby represents and warrants to FSC that Bank has all requisite corporate power and authority to enter into this agreement (this "Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Bank. This Agreement has been duly executed and delivered by Bank.

     3.  Termination Fee.

     (a) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that the Merger Agreement is terminated pursuant to Sections 9.1(b),
(d), (e), or (h) thereof (regardless of whether such termination is by FSC or Bank) and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, Bank shall pay to FSC a cash fee of $5 million. Such fee shall be payable in immediately available funds on or before the second business day following such termination of the Merger Agreement.

     (b) In addition, unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that (i) the Merger Agreement shall have been terminated pursuant to Sections 9.1(b),
(d), (e), or (h) thereof, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 15 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Bank shall pay to FSC an additional cash fee of $7 million, for an aggregate total payment under this Section 3 of $12 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

     (c) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

          (i) Bank's Board of Directors shall have withdrawn, modified or changed in any manner adverse to FSC its recommendation of the Merger Agreement or the Merger, (within the meaning of Section 1200 of the California General Corporation Law ("CGCL")) or shall have resolved or publicly announced an intention to do either of the foregoing, unless such withdrawal, modification or change is made because there has occurred an event that has had, or could reasonably be expected to have, a material adverse effect upon the business or financial condition of FSC and its consolidated subsidiaries taken as a whole;

          (ii) Bank or the Board of Directors of Bank shall have recommended that the stockholders of Bank approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

          (iii) the Merger Agreement or the Merger shall not have been approved at a meeting of Bank stockholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto an Acquisition Proposal has occurred;

          (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) (other than FSC and its affiliates) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Bank; or

          (v) following the occurrence of an Acquisition Proposal, Bank shall have willfully breached any covenant or agreement contained in the Merger Agreement such that FSC would be entitled to terminate the Merger Agreement under Section 9.1(d) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

     (d) As used herein, "Acquisition Event" shall mean the consummation of any "Transaction" described in Section 3(e) below, except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

     (e) As used herein, "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) the filing of a regulatory application or notice, (iii) written agreement or understanding, or (iv) public disclosure of an intention to make a proposal, in each case with respect to any of the following transactions with a person other than FSC or any of its affiliates: (A) a merger or consolidation, or any similar transaction, involving Bank (other than mergers, consolidations, or any similar transactions involving solely Bank and/or one or more of its subsidiaries and other than a merger or consolidation or any similar transaction as to which the shareholders of Bank immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof; (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Bank; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Bank other than pursuant to a public offering of securities by Bank for the sole purpose of raising capital to fund the operations of the Bank (each of A, B and C, a "Transaction".

     (f) As used herein, "Nullifying Event" shall mean, if at a time when Bank is not in material breach of any of its covenants or agreements contained in the Merger Agreement, FSC shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Bank shall be entitled to terminate the Merger Agreement pursuant to Section 9.1(c) thereof (without regard to any grace period provided for therein).

     4. To the extent that Bank is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Bank herein in full, it shall immediately so notify FSC and thereafter deliver or cause to be delivered, from time to time, to FSC, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five (5) business days after the date on which Bank is no longer so prohibited; provided, however, that if Bank at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five (5) days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide FSC with copies of the same, and (iii) keep FSC advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

     5. Except where federal law and specifically applies, the Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

     6. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7. Nothing contained herein shall be deemed to authorize Bank or FSC to breach any provision of the Merger Agreement.

     IN WITNESS WHEREOF, Bank and FSC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

CALIFORNIA STATE BANK

By:                           /s/ THOMAS A. BISHOP
    ----------------------------------------------------------
    Thomas A. Bishop,
    Chairman and Chief Executive Officer
FIRST SECURITY CORPORATION

By:                            /s/ MORGAN J. EVANS
    ----------------------------------------------------------
    Morgan J. Evans,
    President and Chief Operating Officer

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

     The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE 1933 ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FSC, FSC HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FSC OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FSC WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.  The Registration Statement includes the following Exhibits:

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
     2(1)        Agreement and Plan of Reorganization dated as of February
                 18, 1998, by and among First Security Corporation, FS Merger
                 Corp., and California State Bank. (Included as Appendix A to
                 the Prospectus/Proxy Statement, schedules of which have been omitted, but will be provided to the Commission upon
                 request.)
     2(2)        Termination Fee Agreement dated as of February 18, 1998, by and among First Security Corporation and California State
                 Bank. (Included as Appendix E to the Prospectus/Proxy
                 Statement.)
     3(1).       Certificate of Incorporation, as amended (Exhibit 3.1 to
                 FSC's Registration Statement on Form S-4, Reg #333-30045,
                 filed July 24, 1990 and Exhibits 3.1, 3.2 and 3.3 to FSC's
                 Annual Report on Form 10-K for the year ended December 31,
                 1997, incorporated by reference).
     3(2).       Bylaws of FSC, as amended (Exhibit 3.4 to FSC's Annual
                 Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
     4(1).       No instruments defining the rights of holders of long-term debt of FSC and its subsidiaries have been included as
                 exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis.
     4(2).       Rights Agreement between FSC and First Security Bank, N.A., dated August 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of Exercise;
                 Exhibit B, the form of Certificate of Designation of FSC's
                 Junior Series B Preferred Stock, no par value per share; and
                 Exhibit C, the Summary of Rights (Exhibit 4 to FSC's Report
                 on Form 8-K, dated August 28, 1990, filed September 1, 1990, incorporated by reference).

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
     4(3).       Amendment Agreement between FSC and First Security Bank,
                 N.A., dated September 26, 1990, amending the Rights
                 Agreement between the same parties dated August 28, 1990,
                 (Exhibit 1 to FSC's Amendment #1 on Form 8-A, dated October
                 10, 1990, filed October 16, 1990, amending FSC's Report on
                 Form 8-K, dated August 28, 1990, filed September 1, 1990,
                 incorporated by reference).
     5.          Opinion of Ray, Quinney & Nebeker re: legality of the shares being registered.
     8.          Opinion of Ray, Quinney & Nebeker re: Tax Matters.
    10(1).       Amended and Restated FSC Comprehensive Management Incentive
                 Plan (Exhibit 10.1 to FSC's Annual Report on Form 10-K for
                 the year ended December 31, 1994, incorporated by
                 reference).
    10(2).       Employment Agreement between FSC and Spencer F. Eccles,
                 dated February 2, 1998 (Exhibit 10.2 to FSC's Annual Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
    10(3).       Employment Agreement between FSC and Morgan J. Evans, dated
                 February 2, 1998 (Exhibit 10.3 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(4).       Employment Agreement between FSC and Michael P. Caughlin,
                 dated February 2, 1998 (Exhibit 10.4 to FSC's Annual Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
    10(5).       Employment Agreement between FSC and Brad D. Hardy, dated
                 February 2, 1998 (Exhibit 10.5 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(6).       Employment Agreement between FSC and Mark D. Howell, dated
                 February 2, 1998 (Exhibit 10.6 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(7).       Employment Agreement between FSC and J. Patrick McMurray,
                 dated February 2, 1998 (Exhibit 10.7 to Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(8).       Employment Agreement between FSC and L. Scott Nelson, dated
                 February 2, 1998 (Exhibit 10.8 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(9).       Employment Agreement between FSC and Scott C. Ulbrich, dated
                 February 2, 1998 (Exhibit 10.9 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(10).      The form of FSC's Deferred Compensation Plan Deferral
                 Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to FSC's
                 Annual Report on Form 10-K for the year ended December 31,
                 1994, incorporated by reference).
    13(1).       FSC's Annual Report on Form 10-K for the year ended December
                 31, 1997, hereby incorporated by reference [File No.
                 1-6906].
    21.          FSC's Subsidiaries (Exhibit 21 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, and
                 incorporated by reference).
    23(1).       Consent of Deloitte & Touche LLP for FSC.
    23(2).       Consent of Deloitte & Touche LLP for the Bank.
    23(3).       Consent of Ray, Quinney & Nebeker (filed as part of Exhibit
                 5 and Exhibit 8(1)).
    23(4)        Consent of Keefe, Bruyette & Woods, Inc.
    24.          Power of Attorney (included in signature pages of original filing of Registration Statement).
    99.          Form of Proxy, Notice and Letter for the Bank Shareholders'
                 Meeting.

ITEM 22.  UNDERTAKINGS

     FSC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of FSC's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     FSC hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE 1933 ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FSC, FSC HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FSC OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FSC WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY A CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE 1933 ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

     FSC hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     FSC hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the registration statement through the date of responding to the request.

     FSC hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

     FSC hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the
                 Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the Effective Time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on March 25, 1998.

                                          FIRST SECURITY CORPORATION

                                          By:      /s/ MORGAN J. EVANS

                                            ------------------------------------
                                            Morgan J. Evans
                                            President and Chief Operating
                                              Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints
A. Robert Thorup, Esq. and Brad D. Hardy, Esq. and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including pre- and/or post-effective amendments to this Registration Statement, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

                  SIGNATURE                                     TITLE                       DATE
                  ---------                                     -----                       ----

               /s/ S.F. ECCLES                   Chairman and Chief                    March 25, 1998
---------------------------------------------      Executive Officer, Director
              Spencer F. Eccles

             /s/ MORGAN J. EVANS                 President and Chief Operating         March 25, 1998
---------------------------------------------      Officer, Director
               Morgan J. Evans

            /s/ SCOTT C. ULBRICH                 Executive Vice President and Chief    March 25, 1998
---------------------------------------------      Financial Officer (Principal
              Scott C. Ulbrich                     Financial and Accounting Officer)

            /s/ JAMES C. BEARDALL                Director                              March 25, 1998
---------------------------------------------
              James C. Beardall

             /s/ RODNEY H. BRADY                 Director                              March 25, 1998
---------------------------------------------
               Rodney H. Brady

             /s/ JAMES E. BRUCE                  Director                              March 25, 1998
---------------------------------------------
               James E. Bruce

            /s/ THOMAS D. DEE II                 Director                              March 25, 1998
---------------------------------------------
              Thomas D. Dee II

                  SIGNATURE                                     TITLE                       DATE
                  ---------                                     -----                       ----
                                                 Director
---------------------------------------------
            Dr. David P. Gardner

                                                 Director
---------------------------------------------
               Robert H. Garff

             /s/ JAY DEE HARRIS                  Director                              March 25, 1998
---------------------------------------------
               Jay Dee Harris

            /s/ ROBERT T. HEINER                 Director                              March 25, 1998
---------------------------------------------
              Robert T. Heiner

                                                 Director
---------------------------------------------
              Karen H. Huntsman

                                                 Director
---------------------------------------------
               G. Frank Joklik

              /s/ B. Z. KASTLER                  Director                              March 25, 1998
---------------------------------------------
                B. Z. Kastler

                                                 Director
---------------------------------------------
             Dr. Bernard Machan

                                                 Director
---------------------------------------------
              Joseph G. Maloof

                                                 Director
---------------------------------------------
          Dr. Michelle Papen-Daniel

                                                 Director
---------------------------------------------
               Scott S. Parker

            /s/ JAMES L. SORENSON                Director                              March 25, 1998
---------------------------------------------
              James L. Sorenson

                                                 Director
---------------------------------------------
              Harold J. Steele

             /s/ JAMES R. WILSON                 Director                              March 25, 1998
---------------------------------------------
               James R. Wilson

                               INDEX TO EXHIBITS

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
     2(1)        Agreement and Plan of Reorganization dated as of February
                 18, 1998, by and among First Security Corporation, FS Merger
                 Corp., and California State Bank. (Included as Appendix A to
                 the Prospectus/Proxy Statement, schedules of which have been omitted, but will be provided to the Commission upon
                 request.)
     2(2)        Termination Fee Agreement dated as of February 18, 1998, by and among First Security Corporation and California State
                 Bank. (Included as Appendix E to the Prospectus/Proxy
                 Statement.)
     3(1).       Certificate of Incorporation, as amended (Exhibit 3.1 to
                 FSC's Registration Statement on Form S-4, Reg #333-30045,
                 filed July 24, 1990 and Exhibits 3.1, 3.2 and 3.3 to FSC's
                 Annual Report on Form 10-K for the year ended December 31,
                 1997, incorporated by reference).
     3(2).       Bylaws of FSC, as amended (Exhibit 3.4 to FSC's Annual
                 Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
     4(1).       No instruments defining the rights of holders of long-term debt of FSC and its subsidiaries have been included as
                 exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis.
     4(2).       Rights Agreement between FSC and First Security Bank, N.A., dated August 28, 1990, which includes: Exhibit A, the form of Rights Certificate and the form of Election of Exercise;
                 Exhibit B, the form of Certificate of Designation of FSC's
                 Junior Series B Preferred Stock, no par value per share; and
                 Exhibit C, the Summary of Rights (Exhibit 4 to FSC's Report
                 on Form 8-K, dated August 28, 1990, filed September 1, 1990, incorporated by reference).
     4(3).       Amendment Agreement between FSC and First Security Bank,
                 N.A., dated September 26, 1990, amending the Rights
                 Agreement between the same parties dated August 28, 1990,
                 (Exhibit 1 to FSC's Amendment #1 on Form 8-A, dated October
                 10, 1990, filed October 16, 1990, amending FSC's Report on
                 Form 8-K, dated August 28, 1990, filed September 1, 1990,
                 incorporated by reference).
     5.          Opinion of Ray, Quinney & Nebeker re: legality of the shares being registered.
     8.          Opinion of Ray, Quinney & Nebeker re: Tax Matters.
    10(1).       Amended and Restated FSC Comprehensive Management Incentive
                 Plan (Exhibit 10.1 to FSC's Annual Report on Form 10-K for
                 the year ended December 31, 1994, incorporated by
                 reference).
    10(2).       Employment Agreement between FSC and Spencer F. Eccles,
                 dated February 2, 1998 (Exhibit 10.2 to FSC's Annual Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
    10(3).       Employment Agreement between FSC and Morgan J. Evans, dated
                 February 2, 1998 (Exhibit 10.3 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(4).       Employment Agreement between FSC and Michael P. Caughlin,
                 dated February 2, 1998 (Exhibit 10.4 to FSC's Annual Report on Form 10-K for the year ended December 31, 1997,
                 incorporated by reference).
    10(5).       Employment Agreement between FSC and Brad D. Hardy, dated
                 February 2, 1998 (Exhibit 10.5 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(6).       Employment Agreement between FSC and Mark D. Howell, dated
                 February 2, 1998 (Exhibit 10.6 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(7).       Employment Agreement between FSC and J. Patrick McMurray,
                 dated February 2, 1998 (Exhibit 10.7 to Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(8).       Employment Agreement between FSC and L. Scott Nelson, dated
                 February 2, 1998 (Exhibit 10.8 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).
    10(9).       Employment Agreement between FSC and Scott C. Ulbrich, dated
                 February 2, 1998 (Exhibit 10.9 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, incorporated by reference).

EXHIBIT NUMBER                      DESCRIPTION OF EXHIBIT
--------------                      ----------------------
    10(10).      The form of FSC's Deferred Compensation Plan Deferral
                 Election -- 01/01/95 -- 12/31/95 (Exhibit 10.10 to FSC's
                 Annual Report on Form 10-K for the year ended December 31,
                 1994, incorporated by reference).
    13(1).       FSC's Annual Report on Form 10-K for the year ended December
                 31, 1997, hereby incorporated by reference [File No.
                 1-6906].
    21.          FSC's Subsidiaries (Exhibit 21 to FSC's Annual Report on
                 Form 10-K for the year ended December 31, 1997, and
                 incorporated by reference).
    23(1).       Consent of Deloitte & Touche LLP for FSC.
    23(2).       Consent of Deloitte & Touche LLP for the Bank.
    23(3).       Consent of Ray, Quinney & Nebeker (filed as part of Exhibit
                 5 and Exhibit 8(1)).
    23(4)        Consent of Keefe, Bruyette & Woods, Inc.
    24.          Power of Attorney (included in signature pages of original filing of Registration Statement).
    99.          Form of Proxy, Notice and Letter for the Bank Shareholders'
                 Meeting.